As filed with the Securities and Exchange Commission on December 16, 2003
Registration No. 333-110612

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Windrose Medical Properties Trust

(Exact Name of Registrant as Specified in its Governing Instruments)

3502 Woodview Trace, Suite 210

Indianapolis, Indiana 46268
(317) 860-8180
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

Frederick L. Farrar

President
Windrose Medical Properties Trust
3502 Woodview Trace, Suite 210
Indianapolis, Indiana 46268
(317) 860-8180
(317) 860-9190 (Telecopy)
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

Copies to:

David C. Wright, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Telecopy)	Gilbert G. Menna, PC Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000 (617) 523-1231 (Telecopy)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 16, 2003

PROSPECTUS

4,000,000 Shares

Windrose Medical Properties Trust

Common Shares

$                  per share

          We are a real estate investment trust that invests in specialty medical properties. We are offering 4,000,000 common shares. We have granted the underwriters an option to purchase up to 600,000 additional common shares to cover over-allotments.

      Our common shares are listed on the New York Stock Exchange under the symbol “WRS.” The last reported sale price of our common shares on the New York Stock Exchange on December 12, 2003, was $12.75 per share.

      Our common shares are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See “Description of Shares of Beneficial Interest” beginning on page 94.

       Investing in our common shares involves risks. See “Risk Factors” beginning on page 9. Some risks include:

•	Reductions in our lessees’ reimbursements from third party payors
•	Concentration of investments in medical properties in Las Vegas, Nevada
•	Non-renewal of existing leases
•	Risks associated with debt financing
•	Loss of tax status as a REIT
•	Dependence on lessees for lease payments
•	Adverse changes in healthcare-related laws
•	Lack of alternative uses for our properties
•	Failure or delay in acquiring properties
•	Underperformance of our properties
•	Dependence on key personnel

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Windrose (before expenses)	$	$

      The underwriters expect to deliver the common shares on or about                     , 2003.

Citigroup

Ferris, Baker Watts	Stifel, Nicolaus & Company
Incorporated	Incorporated

                    , 2003

SUMMARY
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DISTRIBUTIONS AND PRICE RANGE OF COMMON SHARES
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE MARKET FOR SPECIALTY MEDICAL PROPERTIES
OUR COMPANY
OUR COMPETITIVE STRENGTHS
OUR BUSINESS STRATEGY
OUR EXISTING PROPERTIES
ACQUISITION PROPERTIES
MANAGEMENT
INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
CERTAIN RELATIONSHIPS AND TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS
PARTNERSHIP AGREEMENT
FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT
OTHER TAX CONSEQUENCES
UNDERWRITING
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
PART II
SIGNATURES
INDEX TO EXHIBITS
EX-1.01 FORM OF UNDERWRITING AGREEMENT
EX-23.01 CONSENT OF KPMG LLP

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

i

SUMMARY

      The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in our common shares. Unless indicated otherwise, the information included in this prospectus assumes no exercise of the underwriters’ over-allotment option. In this prospectus, unless the context suggests otherwise, references to “our company,” “we,” “us” and “our” means Windrose Medical Properties Trust, including our subsidiaries.

      In this prospectus, we often refer to units of partnership interest in Windrose Medical Properties, L.P., our operating partnership. These units were issued in connection with the formation of our company and the acquisition of our initial properties and assets and are redeemable at the option of the holder for cash or, at our option, our common shares on a one-for-one basis.

Our Company

      Windrose Medical Properties Trust is a self-managed real estate company, operating as a real estate investment trust, or REIT, for federal income tax purposes. We own, acquire, selectively develop and manage specialty medical properties, including:

•	medical office buildings;

•	outpatient treatment and diagnostic facilities;

•	physician group practice clinics;

•	ambulatory surgery centers; and

•	specialty hospitals and treatment centers.

      We completed an initial public offering of our common shares in August 2002, and acquired seven specialty medical properties with the proceeds of the offering. Since then, we have acquired 13 additional specialty medical properties for purchase prices aggregating $74.7 million. As of September 30, 2003, our net real estate investments were approximately $140.5 million, and our portfolio consisted of 14 multi-tenant medical office buildings, four outpatient treatment and diagnostic centers and two physician group practice clinics/ambulatory surgery centers. We also currently have existing agreements to acquire five more specialty medical properties.

      We own our properties and conduct our business through Windrose Medical Properties, L.P., our operating partnership. We are the sole general partner of, and, as of September 30, 2003, owned an approximate 94.0% interest in, our operating partnership. As sole general partner of our operating partnership, we have, subject to certain protective rights of limited partners, full, exclusive and complete responsibility and discretion in managing the business of our operating partnership.

      We were organized in March 2002 as a Maryland real estate investment trust with perpetual existence. Our operating partnership was organized as a Virginia limited partnership in May 2002. Our corporate offices are located at 3502 Woodview Trace, Suite 210, Indianapolis, Indiana 46268. Our telephone number is (317) 860-8180. Our website is http://www.windrosempt.com. The contents of our website are not a part of this prospectus.

Our Competitive Strengths

      We believe that we distinguish ourselves from other owners, operators and developers of medical real estate properties in multiple ways, including the following:

•	Our unique focus on specialty medical properties providing outpatient services.

•	Our experienced management team.

•	Our broad network of relationships with healthcare providers.

•	Our broad range of services.

•	Our strong development capabilities.

Our Business Strategy

      Our primary business objectives are to prudently maximize distributable cash flow and to enhance the value of our portfolio in order to maximize total return to our shareholders. Our strategy is to capitalize on the opportunities created by the changing healthcare environment by acquiring, selectively developing and managing specialty medical properties that meet our investment criteria. In general, we will acquire or develop specialty medical properties in desirable markets with tenants who are expected to prosper in the changing healthcare delivery environment. We will focus on specialty medical properties, including: medical office buildings, outpatient treatment and diagnostic facilities, physician group practice clinics, ambulatory surgery centers and specialty hospitals and treatment centers.

Our External Growth Strategy

      We seek to achieve our business objectives externally through:

•	Acquiring or developing assets in areas with attractive growth characteristics.

•	Providing services through Hospital Affiliates Development Corporation, or HADC, a taxable REIT subsidiary of ours.

Our Internal Growth Strategy

      We seek to achieve our business objectives internally through:

•	Entering into long-term leases with annual contractual rent increases.

•	Utilizing primarily net-lease structures.

•	Replacing tenants quickly at the best available market terms and lowest possible leasing costs.

•	Proactive property management to maximize tenant retention.

Our Existing Properties

      As of September 30, 2003, we owned 20 properties, consisting of 14 multi-tenant medical office buildings, four outpatient treatment and diagnostic centers and two physician group practice clinics/ambulatory surgery centers. Unless indicated otherwise, annualized base rent for our existing properties is calculated using the base rent for the month ended September 30, 2003. The following table sets forth information, as of September 30, 2003, regarding our existing properties:

							Annualized
			Rentable				Base Rent per
			Square				Occupied
Property	Location	Type	Footage		Occupancy		Square Foot		Acquisition Date

310 Building	Nashville, TN	Medical office building	48,360		88.7%		$16.48		May 16, 2003
Gateway East Medical Office Building (7852 Gateway Boulevard)	El Paso, TX	Medical office building	69,343	(1)	83.7	(1)	13.00	(1)	May 16, 2003
Gateway East Medical Office Building (7878 Gateway Boulevard)	El Paso, TX	Medical office building	69,343	(1)	83.7	(1)	13.00	(1)	May 16, 2003
Gateway East Medical Office Building (7888 Gateway Boulevard)	El Paso, TX	Medical office building	69,343	(1)	83.7	(1)	13.00	(1)	May 16, 2003
Morningside Professional Plaza	Port St. Lucie, FL	Medical office building	44,515		86.1		13.41		May 16, 2003
Mount Vernon Medical Center	Atlanta, GA	Medical office building	85,121		93.9		30.41		May 16, 2003
Park Medical Center	Charlotte, NC	Medical office building	32,947		96.6		22.78		December 1, 2002
Partell Medical Center	Las Vegas, NV	Medical office building	30,626		90.8		26.66		November 8, 2002
Rush-Copley Medical Office Building	Aurora, IL	Medical office building	31,244		100.0		24.57		August 12, 2003
Sierra Health Services (2300 W. Charleston Boulevard)	Las Vegas, NV	Outpatient treatment and diagnostic facility	25,998		100.0		22.19		August 23, 2002
Sierra Health Services (2316 W. Charleston Boulevard)	Las Vegas, NV	Outpatient treatment and diagnostic facility	27,447		100.0		26.31		August 23, 2002
Sierra Health Services (4475 S. Eastern Avenue)	Las Vegas, NV	Outpatient treatment and diagnostic facility	58,396		100.0		21.65		August 23, 2002
Sierra Health Services (888 S. Rancho Drive)	Las Vegas, NV	Outpatient treatment and diagnostic facility	49,014		100.0		24.71		August 23, 2002
Stone Oak Physicians Plaza I (19016 Stone Oak Parkway)	San Antonio, TX	Medical office building	65,652	(2)	100.0	(2)	22.43	(2)	May 16, 2003
Stone Oak Physicians Plaza II (540 Stone Oak Parkway)	San Antonio, TX	Medical office building	65,652	(2)	100.0	(2)	22.43	(2)	May 16, 2003
Tomball Professional Atrium Building	Tomball, TX	Medical office building	53,617		78.9%		$18.59		May 16, 2003

					Annualized
			Rentable		Base Rent per
			Square		Occupied
Property	Location	Type	Footage	Occupancy	Square Foot	Acquisition Date

Urology Center of Florida	Ocala, FL	Ambulatory surgery center/ physician group clinic	19,561	100.0%	$22.01	May 16, 2003
Urology Center of the South	Germantown, TN	Ambulatory surgery center/ physician	33,777	100.0	34.18	August 22, 2002
West Pearland Professional Center	Pearland, TX	Medical office building	20,800	100.0	19.07	May 16, 2003
Winn Way	Decatur, GA	Medical office building	21,737	81.5	17.40	May 16, 2003

Total			718,155
Weighted Average				93.4%	$22.30

(1)	Represents total (or weighted average) for 7852 Gateway Boulevard, 7878 Gateway Boulevard and 7888 Gateway Boulevard.

(2)	Represents total (or weighted average) for 19016 Stone Oak Parkway and 540 Stone Oak Parkway.

Acquisition Properties

      We intend to acquire five specialty medical properties with a portion of the proceeds of this offering. We refer to these properties in this prospectus as the Acquisition Properties. We will use approximately $28.0 million of the proceeds of the offering to fund a portion of the purchase prices for the Acquisition Properties. In addition, we will assume approximately $41.8 million of debt with respect to the Acquisition Properties. Unless indicated otherwise, annualized base rent for our Acquisition Properties is calculated using the base rent for the nine month period ended September 30, 2003. The following table sets forth information, as of September 30, 2003, regarding the Acquisition Properties:

					Annualized
			Rentable		Base Rent per
			Square		Occupied
Property	Location	Type	Footage	Occupancy	Square Foot

Cooper Voorhees Medical Mall (900 Centennial Blvd.)(1)	Voorhees, NJ	Medical/retail office building	116,451	92.0%	$26.52
Coral Springs Surgical Center Building (1725 North University Drive)	Coral Springs, FL	Ambulatory surgery center/medical office building	43,728	95.4	16.37
Elm Street Professional Plaza (343 West Elm Street)	Reno, NV	Medical office building	66,606	100.0	26.34
Methodist Medical Building (8120 Timberlake Way)	Sacramento, CA	Medical office building	46,440	97.9	21.98
Trinity West Medical Plaza (751 Hebron Parkway)(1)	Lewisville, TX	Medical office building	40,686	100.0	16.68

Total			313,911
Weighted Average				96.1%	$23.10

(1)	These properties may be repurchased by the seller under certain circumstances. See “Risk Factors — The seller of two of the Acquisition Properties (Cooper Voorhees Medical Mall and Trinity West Medical Plaza) may exercise a right to repurchase those properties, which would result in a reduction in the amount of cash available for distribution to our shareholders” beginning on page 11 and “Acquisition Properties” beginning on page 69.

Summary Historical and Pro Forma Consolidated Financial Data

      You should read the following summary historical and pro forma consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. The historical consolidated financial information as of and for the year ended December 31, 2002 is derived from our audited financial statements. The historical consolidated financial information as of and for the nine months ended September 30, 2003 is derived from our unaudited financial statements. The unaudited pro forma operating information for the nine months ended September 30, 2003 and the year ended December 31, 2002 is presented as if our initial public offering, this offering and the acquisition of all of our properties (including the Acquisition Properties) all occurred on January 1, 2002. The unaudited pro forma balance sheet data is presented as if the acquisition of the Acquisition Properties and this offering occurred on September 30, 2003. The pro forma financial information is derived from the unaudited pro forma condensed consolidated financial statements contained elsewhere in this prospectus.

	As of and for Nine
	Months Ended		As of and for Year Ended
	September 30, 2003		December 31, 2002

	Pro Forma	Historical	Pro Forma
	(Unaudited)	(Unaudited)	(Unaudited)	Historical

	(In thousands, except per share data)
Results of Operations:
Revenues
Rental Income	$19,575	$9,374	$24,257	$2,274
Income from rental operations	10,171	5,494	12,245	1,630
Total loss from service operations	(614)	(614)	(1,638)	(1,638)
General and administrative expenses
Corporate and rental operations	2,085	2,085	851	851
Operating income (loss)	7,472	2,795	9,756	(859)
Net income (loss) available for common shareholders	2,548	798	3,332	(972)
Per Share Data:
Net income (loss) per common share
Basic and diluted	$0.26	$0.14	$0.34	$— (1)
Cash dividends declared per common share		0.48		0.13
Weighted average number of common shares outstanding	9,692	5,692	9,692	5,692
Weighted average number of common and dilutive potential common shares	10,053	6,053	10,054	6,054
Balance Sheet Data:
Total assets	$218,774	$148,514	—	$75,265
Secured debt	105,934	84,344	—	9,664
Total liabilities	109,700	88,110	—	14,060
Minority interest	4,030	3,716	—	3,827
Total shareholders’ equity	105,044	56,688	—	57,377

(1)	Net income per common share is not applicable on a historical basis for the year ended December 31, 2002 as our initial public offering was not completed until August 15, 2002. Net income per common share on a basic and diluted basis for the period August 16, 2002 through December 31, 2002 was $0.01 as reported in our annual report on Form 10-K for the year ended December 31, 2002.

Risk Factors

      You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 9 prior to deciding whether to invest in our common shares. Some of the risks include:

•	Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our lessees and hinder their ability to make rent payments to us.

•	Five of our properties are located in Las Vegas, Nevada, making us vulnerable to changes in economic conditions in that particular market.

•	We do not know if our lessees will renew their existing leases, and if they do not, we may be unable to lease the properties on as favorable terms or at all.

•	Our use of debt financing subjects us to significant risks, including refinancing risk and the risk of insufficient cash available for distribution.

•	Loss of our tax status as a REIT would have significant adverse consequences to us and the value of our common shares.

•	Dependence on our lessees for rent, in particular Southwest Medical Associates, Inc., our tenant in the Sierra Properties in Las Vegas, may adversely impact our ability to make distributions to our shareholders.

•	The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of our lessees to make lease payments to us.

•	Certain of our properties may not have efficient alternative uses.

•	We may be unable to acquire or may be delayed in acquiring specialty medical properties with the proceeds of the offering, which may result in a reduction in the amount of cash available for distribution to our shareholders.

•	Our acquisitions and development properties may underperform forecasted results, which may harm our financial condition and operating results, and we may not be able to make the distributions required to maintain our REIT status.

•	We depend on key personnel, the loss of which could threaten our ability to operate our business successfully.

The Offering

Common shares offered by us	4,000,000 common shares

Common shares to be outstanding after this offering	9,691,710 common shares

Use of proceeds	The net proceeds to us from the sale of the common shares offered hereby, after deducting the underwriting discount and the estimated expenses relating to this offering, will be approximately $48.7 million. We intend to use $28.0 million of the net proceeds from this offering to fund a portion of the purchase prices for the Acquisition Properties and $20.7 million to pay down existing indebtedness. Prior to closing the purchase of the Acquisition Properties, we may use the proceeds designated for the purchase of these properties to pay down additional indebtedness outstanding under our credit facilities, or we may invest the net proceeds in short-term, income-producing investments such as commercial paper, government securities or money market funds.

Risk factors	See “Risk Factors” beginning on page 9 and other information included in this prospectus for a discussion of factors that you should consider before investing in our common shares.

NYSE symbol	WRS

      The number of common shares that will be outstanding after this offering is based on 5,691,710 common shares outstanding as of September 30, 2003, and does not include:

•	359,833 common shares issuable upon redemption of units of partnership interest in our operating partnership;

•	254,500 common shares issuable upon exercise of outstanding options;

•	24,500 common shares subject to restricted share grants;

•	25,000 common shares issuable upon exercise of warrants; and

•	521,000 common shares reserved for issuance under our stock plan.

Distributions

      We intend to distribute to our shareholders each year all or substantially all of our REIT taxable income so as to minimize corporate income and excise taxes on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code of 1986, as amended. Distributions will be authorized by our Board of Trustees and declared by us based upon a number of factors, including the amount of funds from operations, our financial condition, debt service requirements, capital expenditure requirements for our properties, our taxable income, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and other factors our trustees deem relevant. Our ability to make distributions to our shareholders depends on our receipt of distributions from our operating partnership and lease payments from the lessees of our properties. Our Board of Trustees has established our 2004 dividend schedule. We expect to declare quarterly dividends for the first, second and third quarters of 2004 approximately three weeks after the close of the calendar quarter, payable to shareholders of record on or about the 20th day of the following month. The timing for the fourth quarter 2004 dividend will be determined at the discretion of our Board of Trustees.

Tax Status

      As long as we maintain our REIT status, we will generally not incur federal income tax on our earnings to the extent that we distribute those earnings to our shareholders. However, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to shareholders. Moreover, our taxable REIT subsidiaries will be subject to federal and state income taxation on their taxable income. See “Federal Income Tax Consequences of Our Status as a REIT” beginning on page 106.

RISK FACTORS

      An investment in our common shares involves significant risks. In addition to other information in this prospectus, you should carefully consider the following factors before investing in our common shares offered hereby.

Risks Relating to the Healthcare Industry

Reductions in reimbursement from third party payors, including Medicare and Medicaid, could adversely affect the profitability of our lessees and hinder their ability to make rent payments to us.

      Sources of revenue for our lessees and operators may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. In addition, the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government sponsored payment programs.

      The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. We believe that our lessees will continue to experience a shift away from fee-for-service payors resulting in an increase in the percentage of revenues attributable to managed care payors. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement to managed care plans have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. These changes could have a material adverse effect on the financial condition of some or all of our lessees, which could negatively affect our ability to make distributions to our shareholders.

The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of our lessees to make lease payments to us.

      The healthcare industry is heavily regulated by federal, state and local governmental bodies. Our lessees generally will be subject to laws and regulations covering, among other things, licensure, certification for participation in government programs and relationships with physicians and other referral sources. Changes in these laws and regulations could negatively affect the ability of our lessees to make lease payments to us and our ability to make distributions to our shareholders.

      Many of our medical properties and their lessees may require a license or certificate of need to operate. Failure to obtain a license or certificate of need, or loss of a required license would prevent a facility from operating in the manner intended by the lessee. These events could materially adversely affect the facility operator’s ability to make rent payments to us. State and local laws also may regulate expansion, including the addition of new beds or services or acquisition of medical equipment, and the construction of healthcare facilities, by requiring a certificate of need or other similar approval.

Our real estate investments are concentrated in specialty medical properties, making us more vulnerable economically than if our investments were diversified.

      As a REIT, we invest primarily in real estate. Within the real estate industry, we primarily acquire or selectively develop and own specialty medical properties. We are subject to risks inherent in concentrating investments in real estate. These risks resulting from a lack of diversification become even greater as a result of our business strategy to invest primarily in specialty medical properties. A downturn in the real estate industry could significantly adversely affect the value of our properties. A downturn in the healthcare industry could negatively affect our lessees’ ability to make lease payments to us and our ability to make distributions to our shareholders. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of specialty medical properties.

Adverse trends in healthcare provider operations may negatively affect our lease revenues and our ability to make distributions to our shareholders.

      The healthcare industry is currently experiencing:

•	changes in the demand for and methods of delivering healthcare services;

•	changes in third party reimbursement policies;

•	significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas;

•	continuing pressure by private and governmental payors to reduce payments to providers of services; and

•	increased scrutiny of billing, referral and other practices by federal and state authorities.

These factors may adversely affect the economic performance of some or all of our lessees and, in turn, our lease revenues and our ability to make distributions to our shareholders.

Our lessees are subject to fraud and abuse laws, the violation of which by a lessee may jeopardize the lessee’s ability to make rent payments to us.

      The federal government and numerous state governments have passed laws and regulations that attempt to eliminate healthcare fraud and abuse by prohibiting business arrangements that induce patient referrals or the ordering of specific ancillary services. In addition, the Balanced Budget Act of 1997 strengthened the federal anti-fraud and abuse laws to provide for stiffer penalties for violations. Violations of these laws may result in the imposition of criminal and civil penalties, including possible exclusion from federal and state healthcare programs. Imposition of any of these penalties upon one of our lessees could jeopardize the lessee’s ability to operate a facility or to make rent payments, thereby potentially adversely affecting us. Our lease arrangements with certain lessees may also be subject to these fraud and abuse laws.

Risks Relating to Our Business, Growth Strategy and Organizational Structure

We may be unable to acquire or may be delayed in acquiring specialty medical properties, which may result in a reduction in the amount of cash available for distribution to our shareholders.

      The contracts pursuant to which we expect to acquire the Acquisition Properties are subject to conditions that must be satisfied at or prior to closing, including, in the case of Cooper Voorhees Medical Mall and Trinity West Medical Plaza, the negotiation and execution of a property management agreement and a property repurchase agreement, as well as the receipt of third party consents and approvals, which include the need to satisfy rights of first offer or first refusal, and, in certain instances, our satisfactory completion of due diligence. Those conditions may not be satisfied, or satisfactory due diligence completed, prior to closing of this offering, or at all. Unless those conditions are satisfied and due diligence is completed to our satisfaction, we may not acquire these properties, which could adversely affect cash available for distribution to our shareholders. We also will be unable to acquire such properties if a right of first offer or first refusal is exercised. Pending the use of the net proceeds to make investments in specialty medical properties, we will pay down existing indebtedness or invest the proceeds in short-term income-producing investments, which generally will provide us with a lower rate of return than investing in income producing real estate. As a result, our inability to acquire, or delays in acquiring, properties (including the Acquisition Properties) may adversely impact our ability to make distributions to our shareholders. In addition, if we do not complete the acquisitions as expected, the offering will have a significant dilutive impact on our common shares until we are able to efficiently deploy the proceeds of this offering.

The seller of two of the Acquisition Properties (Cooper Voorhees and Trinity West Medical Plaza) may exercise a right to repurchase those properties, which would result in a reduction in the amount of cash available for distribution to our shareholders.

      The seller of two of the Acquisition Properties owns additional specialty medical properties. If such seller offers us the opportunity prior to July 1, 2004 to purchase other of its specialty medical properties for an aggregate purchase price of between $100.0 million and $110.0 million (based on the properties’ net operating income) and we fail to purchase such properties, such seller will have an option to repurchase the two Acquisition Properties, between the second and third anniversary of our purchase, at the purchase prices we are paying for such Acquisition Properties. So long as the seller of Cooper Voorhees Medical Mall and Trinity West Medical Plaza retains the repurchase option, we may not sell the properties, take any material action with respect to existing tenant leases, enter into any long-term service contracts or encumber the properties in any way that would restrict our ability to resell the properties to the seller unencumbered. In the event the seller exercises the right to repurchase, we will, at least for some time, own two fewer properties than we otherwise would own and will have less cash available per share for distribution to our shareholders.

Dependence on our lessees for rent may adversely impact our ability to make distributions to our shareholders.

      As a REIT operating in the healthcare industry, we are not permitted by current tax law to operate or manage the businesses conducted in our facilities. Accordingly, we rely exclusively on rent payments from our lessees for cash with which to make distributions to shareholders. We have no control over the success or failure of our lessees’ businesses. Reductions in the net operating income of our lessees may adversely affect the ability of our lessees to make rent payments to us and thus our ability to make anticipated distributions to our shareholders. Failure on the part of a lessee to comply materially with the terms of a lease would give us the right to terminate our lease with that lessee, repossess the applicable property and enforce the payment obligations under the lease. However, we then would be required to find another lessee. There can be no assurance that we would be able to find another lessee or that, if another lessee were found, we would be able to enter into a lease on favorable terms. In addition, some of the ground leases for our Acquisition Properties give the landowner approval rights over new tenants.

      We rely disproportionately on one tenant for our rental income. Southwest Medical Associates, Inc., a wholly-owned subsidiary of Sierra Health Services, Inc., leases 100% of the rentable square footage in our Sierra Health Services properties. The total area leased by Southwest Medical Associates (160,855 square feet) comprises 25.2% of our total annualized base rental revenue as of September 30, 2003. Significant adverse changes in the operations of any property, or the operations or financial condition of any lessee, particularly Southwest Medical Associates, could have a material adverse effect on our ability to collect rent payments and, accordingly, on our ability to make distributions to our shareholders.

      We do not know if our lessees will renew their existing leases, and if they do not, we may be unable to lease the properties on as favorable terms or at all.

      We cannot predict whether existing leases of our properties will be renewed at the end of their lease terms, which expire at various times through 2022. If these leases are not renewed, we would be required to find other lessees for those properties. There can be no assurance that we would be able to enter into leases with new lessees on terms as favorable to us as the current leases or that we would be able to lease those properties at all.

      Failure to properly manage our rapid growth could distract our management or increase our expenses.

      We have experienced rapid growth and development in a relatively short period of time and expect to continue to experience rapid growth in the future. Following the completion of our initial public offering in August 2002, we acquired seven specialty medical properties with the proceeds of the offering. Since then, we have acquired 13 additional specialty medical properties and currently have existing agreements to acquire the Acquisition Properties. Our rapid growth has resulted in increased levels of responsibility for our management. Future property acquisitions could place significant additional demands on, and require us to expand, our management, resources and personnel. Our failure to manage any such rapid growth effectively could harm our business and, in particular, our financial condition, results of operations and cash flows, which could negatively affect our ability to make distributions to our shareholders. In particular, we could have difficulty assimilating acquired properties and integrating their operations into our organization. Failure to effectively integrate newly acquired properties could disrupt our ongoing business, distract our management and employees and increase our expenses. Our rapid growth could also increase our capital requirements, which may require us to issue potentially dilutive equity securities and incur additional debt.

      Certain of our properties may not have efficient alternative uses.

      Some of our properties, such as our ambulatory surgery centers, are specialized medical facilities. If we or our lessees terminate the leases for these properties or our lessees lose their regulatory authority to operate such properties, we may not be able to locate suitable replacement tenants to lease the properties for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the properties to other uses. Any loss of revenues and/or additional capital expenditures occurring as a result could hinder our ability to make distributions to our shareholders.

      Our business is highly competitive and we may be unable to compete successfully.

      We will compete for development opportunities and opportunities to purchase medical properties with, among others:

•	private investors;

•	healthcare providers, including physicians;

•	healthcare-related REITs;

•	real estate partnerships;

•	financial institutions; and

•	local developers.

      Many of these competitors have substantially greater financial and other resources than we have and may have better relationships with lenders and sellers. We intend to adhere to our acquisition strategy and criteria. However, increased competition for medical properties from competitors, including other REITs, may adversely affect our ability to acquire specialty medical properties and the price we pay for properties. If we are unable to acquire properties or if we pay too much for properties, our revenue and earnings growth could be adversely affected. Our properties will face competition from other nearby facilities that provide services comparable to those offered at our facilities. Some of those facilities are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. Those types of support are not available to our facilities. In addition, competing healthcare facilities located in the areas served by our facilities may provide health services that are not available at our facilities. From time to time, referral sources, including physicians and managed care organizations, may change their lists of healthcare facilities to which they refer patients, which could adversely affect our rental revenues.

Our use of debt financing subjects us to significant risks, including refinancing risk and the risk of insufficient cash available for distribution.

      Our Declaration of Trust and other organizational documents do not limit the amount of debt we may incur. Debt, whether with recourse to us generally or only with respect to a particular property, creates an opportunity for decreased weighted average cost of capital, but at the same time creates risks. For example, variable rate debt can reduce the cash available for distribution to shareholders in periods of rising interest rates. We intend to incur debt only when we believe it will enhance our risk-adjusted returns. However, we cannot assure you that our use of financial leverage will prove to be beneficial. At September 30, 2003, the outstanding principal balance of our indebtedness was approximately $79.6 million. We may borrow additional amounts in the future, or we may issue corporate debt securities in public or private offerings. Some of these additional borrowings may be secured by our properties. In addition, in connection with debt-financing, we are subject to covenants that restrict our operations. There can be no assurance that we will be able to meet our debt service obligations or comply with the restrictive covenants and, to the extent that we cannot, we risk the loss of some or all of our properties to foreclosure.

      We anticipate that our debt will be a blend of long-term amortizing debt and variable rate non-amortizing debt, both payable in substantial balloon payments upon maturity. Therefore, we will likely need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow may not be sufficient to repay all maturing debt in years when significant “balloon” payments come due. Additionally, under the terms of much of the debt that we have assumed, we may incur significant yield maintenance penalties if we choose to prepay the debt.

                  Conflicts of interest could result in an executive officer or a trustee acting other than in our best interest.

      As described further below, our executive officers and trustees have conflicts of interest resulting from:

•	the formation transactions at the time of our initial public offering;

•	their duties to our shareholders and the limited partners of our operating partnership; and

•	allocation of their time between our business and affairs and their other business interests.

      Conflicts of interest resulting from the formation transactions may lead to decisions that are not in our best interest. Three of our executive officers, Messrs. Klipsch, McCoin and Farrar, one of whom also serves as a trustee (Mr. Klipsch), and one trustee who is not an executive officer (Mr. Lanham) owned, directly or indirectly, 88.4% of the equity interests in Windrose International, LLC. At the time of completion of our initial public offering, we acquired certain assets and liabilities of Windrose International, including the stock of HADC, in exchange for an aggregate of 218,750 units of partnership interest in our operating partnership. Additionally, four of our executive officers, Messrs. Klipsch, McCoin, Batts and Hanson, and Mr. Lanham, who serves as a trustee, owned approximately 45% of the Class A limited liability company interests in Brierbrook Partners. We acquired the Class A limited liability company interests in Brierbrook Partners owned by these officers and trustees in exchange for an aggregate of 72,582 units of partnership interest in our formation transactions. As of September 30, 2003, Messrs. Klipsch, McCoin, Farrar and Lanham owned approximately 2.4%, 1.1%, 0.1%, and 0.6% of the equity interests in our operating partnership, respectively. The terms and conditions of these purchases were not negotiated in arm’s length transactions. Additionally, our trustees and executive officers have unrealized gains associated with their interests in these assets, and, as a result, any sale of these assets or refinancing or prepayment of principal on the indebtedness assumed by us in purchasing these assets may cause adverse tax consequences to some of our trustees and executive officers. These individuals may not be supportive of the disposition or refinancing of these properties when it might otherwise be the optimal time for us to do so.

      Our trustees may have conflicting duties. Our trustees may have conflicting duties because, in their capacities as our trustees, they have a duty to us, and in our capacity as general partner of our operating partnership, they have a fiduciary duty to the limited partners of the operating partnership. Conflicts may arise when interests of our shareholders and the limited partners of the operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness. The partnership agreement of the operating partnership contains a provision requiring the general partner to resolve, to the extent possible, in favor of our shareholders, any matters in which there is a conflict between the rights of the limited partners of the operating partnership and the rights of our shareholders. It may not always be possible, however, for a resolution to be reached which favors our shareholders.

      Some of our trustees and executive officers have other business interests that may hinder their ability to spend adequate time on our business. Mr. Klipsch, Chairman of our Board of Trustees and our Chief Executive Officer, also serves as the Chairman of the Board of Directors of Klipsch Audio, Inc. Mr. Farrar, our President and Chief Operating Officer, also serves as Executive Vice President of Klipsch Audio, Inc. Although Messrs. Klipsch and Farrar devote substantially all of their time to managing our company, as a result of their management obligations with this other company, Messrs. Klipsch and Farrar may find it difficult to allocate their time between this other company and us. If Messrs. Klipsch and Farrar do not allocate sufficient time to the management of our operations, it could jeopardize our ability to execute our business plan.

Provisions of Maryland law, our Declaration of Trust and our Bylaws may deter changes in management and third party acquisition proposals or cause dilution.

      Our ownership limitations may restrict business combination opportunities. To qualify as a REIT under the Internal Revenue Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer persons during the last half of each taxable year (other than our first REIT taxable year). To preserve our REIT qualification, our Declaration of Trust generally prohibits direct or indirect ownership by any person of more than 9.9% of the number of outstanding shares of any class of our securities, including our common shares. Generally, common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. Any transfer of our common shares that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such shares. Instead, such common shares will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer of such shares. The beneficiary of a trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then-current market price or which such holders otherwise might believe to be in their best interests. The ownership limitation provisions also may make our common shares an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 9.9% in value of our shares. See “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer” beginning on page 95.

      The Declaration of Trust contains a provision that creates staggered terms for our Board of Trustees. Our Board of Trustees is divided into three classes. The current terms of our Class I, Class II and Class III trustees will expire at the annual meeting of shareholders in 2006, 2004, 2005, respectively. Upon the expiration of their current terms, trustees of each class are elected to serve for three-year terms and until their successors are duly elected and qualify. Each year one class of trustees will be elected by the shareholders at the annual meeting of shareholders. Moreover, such trustees generally may not be removed as trustees until the end of their terms except by the affirmative vote of two-thirds of the votes entitled to be cast in the election of trustees. The staggered terms of trustees may delay, defer or prevent a tender offer, a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then-current market price or which such holders otherwise might believe to be in their best interests.

      The Maryland Business Combination Act may discourage a third party from acquiring us. Under the Maryland General Corporation Law, as amended (MGCL), as applicable to REITs, certain “business combinations” (including certain issuances of equity securities) between a Maryland REIT and any person who beneficially owns ten percent or more of the voting power of the trust’s shares, or an affiliate thereof, are prohibited for five years after the most recent date on which the person or affiliate acquired at least ten percent of the voting power of the trust’s shares. Thereafter, any business combination must be approved by two super-majority shareholder votes unless, among other conditions, the trust’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares. These provisions could delay, deter or prevent a change of control or other transaction in which holders of our common shares might receive a premium for their common shares above the then-current market price or which such shareholders otherwise might believe to be in their best interests.

      Our Board of Trustees may issue additional shares that may cause dilution. Our Declaration of Trust authorizes the Board of Trustees, without shareholder approval, to:

•	amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class or series that we have the authority to issue;

•	cause us to issue additional authorized but unissued common shares or preferred shares; and

•	classify or reclassify any unissued common or preferred shares and to set the preferences, rights and other terms of such classified or reclassified shares, including the issuance of additional common shares or preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters.

      Future issuances of equity securities may cause our shareholders to experience further dilution.

      Our Board of Trustees may issue preferred shares with terms that may discourage a third party from acquiring us. Although our Board of Trustees has no present intention to do so, it could establish one or more series of preferred shares that could, depending on the terms of such series, delay, deter or prevent a change in control or other transaction in which holders of our common shares might receive a premium for their common shares over the then-current market price or which such holders otherwise might believe to be in their best interests.

      Our Declaration of Trust and Bylaws also contain other provisions that may delay, defer or prevent a change of control or other transaction in which holders of our common shares might receive a premium for their common shares over the then-current market price or which such holders otherwise might believe to be in their best interests.

Two of our executive officers have agreements that provide them with benefits in the event their employment is terminated following a change in control of our company.

      We have entered into agreements with Messrs. Klipsch and Farrar that provide them with severance benefits if their employment ends under certain circumstances following a change in control of our company. These benefits and related tax indemnity could prevent or deter a change in control of the company that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

We have limited operating history as a REIT and may not be able to successfully and profitably operate our business.

      We completed our initial public offering in August 2002. Although our executive officers and some of our trustees have experience in developing, financing and purchasing medical properties, they have limited experience operating a REIT and, other than our Chairman, have limited experience in managing a publicly owned company.

Continued operating losses at HADC will reduce our net income and cash flows and reduce cash available for distribution to shareholders.

      Since our initial public offering in August 2002, HADC has failed to generate income sufficient to cover its expenses. To the extent that operating losses at HADC continue, or increase, the operating results of our company will be negatively affected, our cash flows will be reduced, and we will have less cash available for distribution to our shareholders.

Our Board of Trustees may change our investment and operational policies without a vote of our common shareholders.

      Our major policies, including our policies with respect to acquisitions, financing, growth, operations, debt limitation and distributions, are determined by the Board of Trustees. The Board of Trustees may amend or revise these and other policies from time to time without a vote of the holders of the common shares. Investment and operational policy changes could adversely affect the market price of our common shares and our ability to make distributions to our shareholders.

Five of our properties are located in Las Vegas, Nevada, making us vulnerable to changes in economic conditions in that particular market.

      Five of our properties representing approximately 30.2% of our annualized base rental revenue as of September 30, 2003 are located in Las Vegas, Nevada. As a result, localized adverse events or conditions, such as an economic recession or overbuilding in the local real estate market, could have a significant adverse effect on the operations of our properties, and ultimately on the amounts available for distribution to shareholders.

We depend on key personnel, the loss of which may threaten our ability to operate our business successfully.

      We depend on the services of our existing senior management to carry out our business and investment strategies. If we were to lose any of our senior executive officers, particularly Messrs. Klipsch or Farrar, it may be more difficult to locate attractive acquisition targets or manage the properties that we acquire. Additionally, as we expand, we will continue to need to attract and retain qualified additional senior management. The loss of the services of any of our senior management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

Our Board of Trustees and management make decisions on our behalf, and shareholders have limited management rights.

      Common shareholders have no right or power to take part in our management except through the exercise of voting rights on certain specified matters. The Board of Trustees is responsible for our management and strategic business direction, and management is responsible for our day-to-day operations. Certain policies of our Board of Trustees may not be consistent with the immediate best interests of shareholders.

Shares available for future sale may have an adverse effect on the price of our common shares.

      Sales of a substantial number of our common shares, or the perception that such sales could occur, could adversely affect prevailing market prices of our common shares. As of September 30, 2003, there were 359,833 outstanding operating partnership units held by limited partners that are redeemable, at the election of the holder, for cash, or, at our election, for our common shares. Upon the redemption of operating partnership units, any common shares received therefor may be sold in the public market pursuant to a shelf registration statement that we have filed on behalf of the limited partners of our operating partnership, or pursuant to any available exemption from registration. In addition, as of September 30, 2003, we had outstanding options to purchase 254,500 common shares and outstanding warrants to purchase 25,000 common shares. Upon exercise of these options and warrants, the common shares received therefor may be sold in the public market pursuant to a registration statement or pursuant to an available exemption from registration.

We are the general partner of our operating partnership and may become liable for the debts and other obligations of this partnership beyond the amount of our investment.

      We are the general partner of our operating partnership, Windrose Medical Properties, L.P., and, as of September 30, 2003, we owned an approximate 94.0% interest in the operating partnership and, upon completion of this offering, will own an approximate 96.4% interest in the operating partnership. As general partner, we are liable for the partnership’s debts and other obligations. If the partnership is unable to pay its debts and other obligations, as general partner we will be liable for such debts and other obligations beyond the amount of our investment in the partnership. These obligations could include unforeseen contingent liabilities.

The market value of our common shares could decrease based on our performance and market perception and conditions.

      The market value of our common shares may be based primarily upon the market’s perception of our growth potential and current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. The market price of our common shares is influenced by the dividend on our common shares relative to market interest rates. Rising interest rates may lead potential buyers of our common shares to expect a higher dividend rate, which would adversely affect the market price of our common shares. In addition, rising interest rates would result in increased interest expense on variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

Tax-Related Risks

Loss of our tax status as a REIT would have significant adverse consequences to us and the value of our common shares.

      We have operated and intend to continue operating in a manner that will allow us to maintain our REIT status for federal income tax purposes under the Internal Revenue Code, which will depend on our ability to meet various requirements concerning, among other things, the ownership of our outstanding common shares, the nature of our assets, the sources of our income and the amount of our distributions to our shareholders. The REIT qualification requirements are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will continue to be successful in operating so as to maintain our REIT status. At any time, new laws, interpretations, or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause the Board of Trustees to revoke the REIT election, which it may do without shareholder approval.

      If we lose or revoke our REIT status, we will face serious tax consequences that will substantially reduce the funds available for distribution to you because:

•	we would not be allowed a deduction for distributions to shareholders in computing our taxable income;

•	we would be subject to federal income tax at regular corporate rates and we might need to borrow money or sell assets in order to pay any such tax;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify.

      In addition, if we fail to qualify as a REIT, all distributions to shareholders would be subject to tax as dividend income to the extent of our current and accumulated earnings and profits, we would not be required to make distributions to shareholders and corporate distributees might be eligible for the dividends received deduction.

      As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common shares.

Failure to make required distributions would subject us to tax.

      In order to qualify as a REIT, each year we must distribute to our shareholders at least 90% of our taxable income, other than any net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% of our undistributed taxable income from prior years.

      We have paid out and intend to continue paying out our income to our shareholders in a manner intended to satisfy the distribution requirement and to avoid corporate income tax and the 4% non-deductible excise tax. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. In the future, we may borrow to pay distributions to our shareholders and the limited partners of our operating partnership. Any funds that we borrow would subject us to interest rate and other market risks.

Recent changes in taxation of corporate dividends may adversely affect the value of our common shares.

      The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by domestic non-corporate taxpayers on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to most domestic non-corporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its shareholders still generally will be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax, this legislation could cause domestic non-corporate investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual’s other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common shares in particular, either in terms of price or relative to other investments.

Risks Relating to Real Estate Investments

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

      Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our medical properties in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any property that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations.

Our acquisitions and development properties may underperform forecasted results or we may be limited in our ability to finance future acquisitions, which may harm our financial condition and operating results, and we may not be able to make the distributions required to maintain our REIT status.

      We intend to pursue acquisitions of additional properties and to selectively develop new properties. Acquisitions and development entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to develop and acquire properties will prove inaccurate, as well as general investment risks associated with any new real estate investment. We anticipate that acquisitions and development will largely be financed through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing and from issuances of equity securities. Because we must distribute at least 90% of our REIT taxable income each year to maintain our qualification as a REIT, our ability to rely upon income from operations or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, if we are unable to obtain funds from borrowings or the capital markets to finance our acquisition and development activities, our ability to grow could be curtailed, amounts available for distribution to shareholders could be adversely affected and we could be required to reduce distributions.

Properties with limited operating history may not achieve forecasted results, which could hinder our ability to make distributions to our shareholders.

      Newly-developed or newly-renovated properties do not have the operating history that would allow our management to make objective pricing decisions in acquiring these properties. The purchase prices of these properties are based upon projections by management as to the expected operating results of such properties, subjecting us to risks that such properties may not achieve anticipated operating results or may not achieve these results within anticipated time frames.

If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose investment capital and anticipated profits.

      We maintain or require our lessees to maintain comprehensive insurance on each of our properties. Insurance coverages on a property include liability and fire insurance and extended coverage insurance in amounts sufficient to permit the replacement of the property in the event of a total loss, subject to applicable deductibles. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of terrorism that may be uninsurable or not insurable at a price we can afford. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace a property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to the affected property. If any of these or similar events occur, it may reduce our return from the property and the value of our investment.

Capital expenditures for property renovation may be greater than forecasted and may adversely impact rent payments by our lessees’ and our ability to make distributions to shareholders.

      Properties, particularly those that consist of older structures, have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. Under the terms of our multi-tenant property leases, we generally are obligated to pay the cost of expenditures for items that are necessary for the continued operation of our properties and that are classified under generally accepted accounting principles as capital items. If these capital expenditures exceed our estimates, the additional costs could have an adverse effect on amounts available for distribution to shareholders. In addition, we may acquire properties in the future that require significant renovation. Renovation of properties involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from properties.

All of our medical properties are subject to property taxes that may increase in the future and adversely affect our business.

      Our properties are subject to real and personal property taxes that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Our leases generally provide that the property taxes are charged to the lessees as an expense related to the properties that they occupy. As the owner of the properties, however, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our lessees may be unable to make the required tax payments, ultimately requiring us to pay the taxes. If we incur these tax liabilities, our ability to make expected distributions to our shareholders could be adversely affected.

Our financial performance and the price of our common shares will be affected by risks associated with the real estate industry.

      Factors that may adversely affect the economic performance and value of our operations include:

•	changes in the national, regional and local economic climate;

•	local conditions such as an oversupply of, or a reduction in demand for, medical office space, outpatient treatment and diagnostic facilities, physician practice group clinics, ambulatory surgery centers and specialty hospitals and treatment centers;

•	attractiveness of our properties to physicians and other types of lessees; and

•	competition from other medical office buildings, outpatient treatment facilities, physician practice group clinics, ambulatory surgery centers and specialty hospitals and treatment centers.

As the owner and lessor of real estate, we are subject to risks under environmental laws, compliance with which and any violation of which could materially adversely affect us.

      Our operating expenses could be higher than anticipated due to the cost of complying with existing and future environmental and occupational health and safety laws and regulations. Various environmental laws may impose liability on a current or prior owner or operator of real property for removal or remediation of hazardous or toxic substances. Current or prior owners or operators may also be liable for government fines and damages for injuries to persons, natural resources and adjacent property. These environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or disposal of the hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to our shareholders and could exceed the value of all of our properties. In addition, the presence of hazardous or toxic substances, or the failure of our tenants to properly dispose of or remediate such substances, including medical waste generated by physicians and our other healthcare tenants, may adversely affect our tenants or our ability to use, sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenue and our financing ability. We have obtained Phase I environmental assessments on all of our properties to date and intend to do so with respect to any future properties we acquire. However, even if the Phase I environmental assessment reports do not reveal any material environmental contamination, it is nonetheless possible that material environmental liabilities may exist of which we are unaware.

      Although the leases covering our properties generally require the lessees to comply with laws and regulations governing their operations, including the disposal of medical waste, and to indemnify us for certain environmental liabilities, the scope of their obligations may be limited. We cannot assure you that our lessees would be able to fulfill their indemnification obligations. In addition, environmental and occupational health and safety laws are constantly evolving, and changes in laws, regulations or policies, or changes in interpretations of the foregoing, could create liabilities where none exist today.

Costs associated with complying with the Americans with Disabilities Act may adversely affect our financial condition and operating results.

      Under the Americans with Disabilities Act of 1993, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While we believe that our properties are substantially in compliance with these requirements, a determination that we are not in compliance with the Americans with Disabilities Act could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the properties, including changes to building codes and fire and life-safety codes, may occur. If we were required to make substantial modifications at the properties to comply with the Americans with Disabilities Act or other changes in governmental rules and regulations, our ability to make expected distributions to our shareholders could be adversely affected.

Our ownership of properties through ground leases exposes us to the loss of such properties upon breach or termination of the ground leases.

      We are acquiring our interest in three of the Acquisition Properties by acquiring a leasehold interest in the property on which the building is located, and we may acquire additional properties in the future through the purchase of interests in ground leases. As lessee under ground leases, we would be exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains statements that are forward-looking statements, including, in particular, statements about our plans, strategies and prospects described under “Summary,” “Our Company,” “Our Competitive Strengths,” and “Our Business Strategy.” You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. These forward-looking statements are subject to various risks and uncertainties, including those discussed above under “Risk Factors,” which could cause our actual results to differ materially from those projected in any forward-looking statement we make. You should carefully consider these risks, and you should be aware that there may be other risks that could cause our actual results to differ from our projected results. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

      We use data and industry forecasts in this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the market research we or others have performed is reliable, but we have not independently verified the information. Neither we nor the underwriters represent that any such information is accurate.

USE OF PROCEEDS

      The net proceeds to us from the sale of the common shares offered hereby, after deducting the underwriting discount and the estimated expenses relating to this offering, will be approximately $48.7 million. We will contribute the proceeds to our operating partnership which intends to use approximately $28.0 million of the net proceeds from this offering to fund a portion of the purchase prices for the Acquisition Properties and approximately $20.7 million to pay down indebtedness. If the underwriters’ over-allotment option is exercised in full, our net proceeds will be approximately $56.1 million. Prior to closing the purchase of the Acquisition Properties, we may use the proceeds designated for the purchase of these properties to pay down additional indebtedness outstanding under our credit facilities or invest the net proceeds in short-term, income-producing investments such as commercial paper, government securities or money market funds. If we do not complete the purchase of all or a portion of the Acquisition Properties, we intend to use the net proceeds for general business purposes, including working capital, reduction of debt outstanding under our credit facilities, investments in short-term, income-producing investments such as commercial paper, government securities or money market funds and opportunistic acquisitions of specialty medical properties, including individual properties, portfolios and companies, some of which may be significant.

      As of September 30, 2003, our outstanding indebtedness under our credit facility with Huntington National Bank was approximately $22.7 million and the interest rate was 3.2%. Our credit facility matures in September 2004.

DISTRIBUTIONS AND PRICE RANGE OF COMMON SHARES

      We intend to distribute to our shareholders each year all or substantially all of our REIT taxable income to minimize corporate income and excise taxes on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code of 1986, as amended. Distributions are authorized by our Board of Trustees and declared by us based upon a number of factors, including the amount of funds from operations, our financial condition, debt service requirements, capital expenditure requirements for our properties, our taxable income, the annual distribution requirements under the REIT provisions of the Code and other factors our trustees deem relevant. Our ability to make distributions to our shareholders depends on our receipt of distributions from our operating partnership and lease payments from the lessees of our properties. Our Board of Trustees has established our 2004 dividend schedule. We expect to declare quarterly dividends for the first, second and third quarters of 2004 approximately three weeks after the close of the calendar quarter, payable to shareholders of record on or about the 20th day of the following month. The timing for the fourth quarter 2004 dividend will be determined at the discretion of our Board of Trustees.

      Our common shares trade on the New York Stock Exchange under the symbol “WRS.” As of September 30, 2003, there were 5,691,710 common shares outstanding held by approximately 34 holders of record. We estimate there are approximately 2,900 beneficial owners of our common shares.

      The following table sets forth the high and low sale prices of our common shares as reported by the New York Stock Exchange and the distributions declared on our common shares for the periods indicated.

	Price Range		Cash
			Dividend
	High	Low	Per Share

Year Ending December 31, 2003.
Fourth quarter (through December 12, 2003)	$13.28	$11.64	$— (1)
Third quarter	11.88	10.30	0.22
Second quarter	10.95	8.85	0.13
First quarter	11.19	9.10	0.13
Year Ended December 31, 2002
Fourth quarter	11.69	9.85	0.13
Third quarter (from August 16, 2002, date of initial public offering)	12.10	10.11	—

(1)	We declared a cash dividend of $0.22 per share for the fourth quarter ending December 31, 2003 payable on February 20, 2004 to shareholders of record on December 15, 2003.

CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 2003 on an historical basis and as adjusted to give effect to the sale on such date of 4,000,000 common shares at an assumed offering price of $13.00 per share and our purchase of the Acquisition Properties, including the assumption of existing debt on such properties, and the pay down of indebtedness under our credit facility with Huntington National Bank.

		Pro Forma
	Historical	As Adjusted
	September 30, 2003	September 30, 2003

	(Unaudited)

	(Dollars in thousands)
Long-term debt	$84,344 (1)	$105,934 (2)
Minority interest	3,716	4,030
Shareholder Equity:
Preferred shares, $0.01 par value per share, 20,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.01 par value per share, 100,000,000 shares authorized, 5,691,710 shares issued and outstanding, 9,691,710 shares issued and outstanding, as adjusted(3)	57	97
Additional paid-in capital	58,010	106,326
Distribution in excess of net income	(1,379)	(1,379)
Total shareholders’ equity	56,688	105,044

Total capitalization	$144,748	$215,008

(1)	Includes fair value debt adjustment of $4,773.

(2)	Includes fair value debt adjustment of $5,341.

(3)	Does not include: (a) 359,833 common shares issuable upon redemption of units of partnership in our operating partnership; (b) 254,500 common shares issuable upon exercise of options outstanding; (c) 25,000 common shares issuable upon exercise of warrants; (d) 24,500 common shares subject to restricted share grants; or (e) 521,000 additional shares reserved for issuance under our stock plan.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      The unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 is presented as if our purchase of the five Acquisition Properties and this offering occurred on September 30, 2003. The unaudited pro forma condensed statements of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 are presented as if our initial public offering, this offering and the acquisition of all properties (including the properties we acquired with proceeds of our initial public offering, the properties we subsequently acquired and the Acquisition Properties) all occurred on January 1, 2002.

      Our unaudited pro forma condensed consolidated financial statements should be read in conjunction with our consolidated historical financial statements, including the notes thereto, included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements do not purport to represent our financial position as of September 30, 2003, or the results of operations for the nine months ended September 30, 2003 or for the year ended December 31, 2002 that would have actually occurred had the acquisitions and the offerings been completed on September 30, 2003 or January 1, 2002, or to project our financial position or results of operations as of any future date or for any future period.

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2003
(Unaudited)

		Proforma
	Historical	Adjustments		Pro Forma

	(In thousands, except per share amounts)
ASSETS
Net Real Estate Investments	$140,548	$70,260	(A)	$210,808
Cash and Cash Equivalents	1,368	48,670	(C)	1,368
		(27,875	)(A)
		(20,795	)(B)
Other Assets	6,598	—		6,598

Total Assets	$148,514	$70,260		$218,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Secured Debt	$84,344	$21,590	(B)	$105,934
Accounts Payables and Other Liabilities	3,766	—		3,766

Total Liabilities	88,110	21,590		109,700
Minority Interest	3,716	314	(C)	4,030
SHAREHOLDERS’ EQUITY
Common Shares ($.01 par value)	57	40	(C)	97
Additional Paid-In Capital	58,010	48,316	(C)	106,326
Distributions in Excess of Net Income	(1,379)	—		(1,379)

Total Shareholders’ Equity	56,688	48,356		105,044

Total Liabilities and Shareholders’ Equity	$148,514	$70,260		$218,774

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
(Unaudited)

		Pro Forma		Acquisition	Pro Forma
		Adjustments		Properties	Adjustments
		Subsequent		Historical	Acquisition
	Historical	Acquisitions		(G)	Properties		Pro Forma

	(In thousands, except per share data)
RENTAL OPERATIONS:
Revenues
Rental Income	$9,374	$3,875	(F)	$6,309	$17	(M)	$19,575
Operating expenses:
Rental Operations	1,655	1,187	(F)	1,777	—		4,619
Depreciation and amortization	2,225	1,034	(H)	—	1,526	(H)	4,785

Total operating expenses	3,880	2,221		1,777	1,526		9,404

Income from rental operations	5,494	1,654		4,532	(1,509)		10,171

SERVICE OPERATIONS (HADC):
Total income (loss) from service operations	(614)	—		—	—		(614)

GENERAL AND ADMINISTRATIVE EXPENSES:
Corporate and rental operations	2,085	—		—	—		2,085

Operating income (loss)	2,795	1,654		4,532	(1,509)		7,472
OTHER INCOME (EXPENSE):
Interest income (expense), net	(2,087)	(1,365	)(I)	—	(1,497	)(J)	(4,949)
Gain (loss) on interest rate swap	35	—		—	—		35
Other Income (expense)	—	—		—	—		—

Total other income (expense)	(2,052)	(1,365)		—	(1,497)		(4,914)
Income (loss) before income taxes	743	289		4,532	(3,006)		2,558
Income tax benefit (expense)	109	—		—	—		109

Income (loss) before minority interest	852	289		4,532	(3,006)		2,667
Minority interest in income (loss) of common unit holders and other subsidiaries	(54)	(10	)(K)	—	(55	)(K)	(119)

Net income (loss) available for common shareholders	$798	$279		$4,532	$(3,061)		$2,548

Net income (loss) per common share:
Basic and diluted	$0.14						$0.26
Weighted average number of common shares outstanding	5,692						9,692
Weighted average number of common and dilutive potential common shares	6,053						10,053

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002
(Unaudited)

Pro Forma	Pro Forma	Pro Forma
Adjustments	Adjustments	Acquisition	Adjustments
Initial	Subsequent	Properties	Acquisition
Historical	Properties	Acquisitions	Historical(G)	Properties	Pro Forma

(In thousands, except per share data)
RENTAL OPERATIONS:
Revenues
Rental Income	$2,274	$3,357	(E)	$10,244	(F)	$8,360	$22	(M)	$24,257
Operating expenses:
Rental Operations	163	297	(E)	3,159	(F)	2,461	—	6,080
Depreciation and amortization	481	735	(H)	2,676	(H)	—	2,040	(H)	5,932

Total operating expenses	644	1,032	5,835	2,461	2,040	12,012

Income from rental operations	1,630	2,325	4,409	5,899	(2,018)	12,245

SERVICE OPERATIONS (HADC):
Total income (loss) from service operations	(1,638)	—	—	—	—	(1,638)

GENERAL AND ADMINISTRATIVE EXPENSES:
Corporate and rental operations	851	—	—	—	—	851

Operating income (loss)	(859)	2,325	4,409	5,899	(2,018)	9,756
OTHER INCOME (EXPENSE):
Interest income (expense), net	(173)	(362	)(N)	(3,519	)(I)	—	(2,270	)(J)	(6,324)
Gain (loss) on interest rate swap	(232)	—	—	—	—	(232)
Other income (expense)	(80)	—	—	—	—	(80)

Total other income (expense)	(485)	(362)	(3,519)	—	(2,270)	(6,636)
Income (loss) before income taxes	(1,344)	1,963	890	5,899	(4,288)	3,120
Income tax benefit (expense)	381	—	—	—	—	381

Income (loss) before minority interest	(963)	1,963	890	5,899	(4,288)	3,501
Minority interest in income (loss) of common unit holders and other subsidiaries	(9)	(70	)(K)	(32	)(K)	—	(58	)(K)	(169)

Net income (loss) available for common shareholders	$(972)	$1,893	$858	$5,899	$(4,346)	$3,332

Net income (loss) per common share:
Basic and diluted	$—	(L)	$0.34
Weighted average number of common shares outstanding	5,692	9,692
Weighted average number of common and dilutive potential common shares	6,054	10,054

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
(Dollars in thousands, except per share amounts)

(A)	Represents the purchase price of the probable acquisitions of Methodist Medical Office Building, Coral Springs Surgical Center, Elm Street Professional Plaza, Trinity West Medical Plaza and Cooper Voorhees Medical Mall (all recorded at purchase price, including estimated closing costs and other fair value adjustments):

Methodist Medical Office Building	$9,531
Coral Springs Surgical Center	7,759
Elm Street Professional Plaza	13,551
Trinity West Medical Plaza	7,422
Cooper Voorhees Medical Mall	31,997

Total Real Estate Investments (Including land of $5,252 and Acquired Lease Intangibles of $2,877)	$70,260

Cash paid to property owners	$27,875
Debt assumed at fair value (Methodist Medical Office Building)	5,623
Debt assumed at fair value (Elm Street Professional Plaza)	10,026
Debt assumed (variable-rate debt) (Cooper Voorhees Medical Mall)	23,250
Debt assumed at fair value (Coral Springs Surgical Center)	3,486

Total Real Estate Investments (Including land of $5,252 and Acquired Lease Intangibles of $2,877)	$70,260

(B)	Represents the assumption of debt related to the Acquisition Properties and the pay-down on the line of credit from proceeds from the offering as follows:

Debt assumed at fair value (Methodist Medical Office Building)	$5,623
Debt assumed at fair value (Elm Street Professional Plaza)	10,026
Debt assumed (variable-rate debt) (Cooper Voorhees Medical Mall)	23,250
Debt assumed at fair value (Coral Springs Surgical Center)	3,486
Pay-down line of credit	(20,795)

$21,590

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)
(Dollars in thousands, except per share amounts)

(C)	Represents the sale of 4,000,000 common shares in the offering at an assumed price of $13.00 per share:

Proceeds from the offering	$52,000
Estimated costs associated with the offering	(3,330)

Net proceeds	48,670

Par value of common shares to be issued with offering	$40
Additional paid-in capital from the net proceeds of the offering	48,316
Reallocation of minority interest (see note D)	314

$48,670

Use of Proceeds:
Purchase of properties	$27,875
Pay-down line of credit	20,795

$48,670

(D)	Represents the reallocation to minority interest based upon the offering and change in ownership percentage that Windrose Medical Properties Trust has in our operating partnership as a result of the offering.

(E)	Represents the historical property operations from January 1, 2002 to August 15, 2002 for the properties acquired with the proceeds of our initial public offering on August 15, 2002.

(F)	Represents the historical revenues (adjusted for amortization of acquired lease intangibles related to above and below market leases) and certain operating expenses on properties acquired from Medical Properties of America, or MPA, on May 16, 2003 and the Rush Copley acquisition on August 12, 2003. Historical revenues and certain operating expenses exclude amounts which would not be comparable to the proposed future operations of the properties, such as interest expense and depreciation. The following table presents the historical financial information for MPA and Rush Copley for the periods indicated.

		Rental
	Rental	Operating
	Income	Expenses

For the year ended December 31, 2002:
MPA	$9,349	$2,955
Rush Copley (Unaudited)	895	204

Totals	$10,244	$3,159

For the nine months ended September 30, 2003 (Unaudited):
MPA (January 1, 2003 to May 15, 2003)	$3,327	$1,061
Rush Copley (January 1, 2003 to August 11, 2003)	548	126

Totals	$3,875	$1,187

(G)	Represents the historical revenues and certain operating expenses on the five Acquisition Properties to be acquired with a portion of the proceeds from the offering.

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)
(Dollars in thousands, except per share amounts)

(H)	Reflects pro forma depreciation and amortization based on the depreciable basis of our acquisition cost, assuming asset lives of 40 years for the buildings and the life of the lease for the acquired lease intangibles, which range from 1 month to 224 months.

(I)	Interest expense has been adjusted to reflect additional interest expense related to the assumption of debt of $38,000 (face value) and borrowing on the line of credit of $25,000 related to the MPA and Rush Copley acquisitions. A fair value adjustment of $4,264 was recorded as the interest rate on the debt assumed was above current market rates at the acquisition dates. The fixed rate mortgage debt assumed bears interest at fixed rates ranging from 7.50% to 8.88%. The line of credit bears interest at LIBOR plus 2.0% to 2.5% depending on our leverage ratio. The adjustment to interest expense for the nine months ended September 30, 2003 consists of the period January 1, 2003 to May 15, 2003 for MPA and January 1, 2003 to August 11, 2003 for Rush Copley.

(J)	Interest expense has been adjusted to reflect additional interest expense related to the assumption of debt of $41,817 (face value) related to the Acquisition Properties. A fair value adjustment of $568 was recorded as the interest rate on the debt assumed was above current market rates at the date of acquisitions. The various pieces of debt assumed bear interest at fixed rates ranging from 6.74% to 7.70% and at variable rates of 30 day LIBOR plus 200 to 305 basis points (depending on debt service coverage ratio). In addition, interest expense has been reduced from the assumed pay-down of the line of credit.

(K)	Reflects the additional minority interest expense resulting from the increased operating income based on the minority ownership of the operating partnership of 3.58%.

(L)	Net income per common share is not applicable on a historical basis for the year ended December 31, 2002 as our initial public offering was not completed until August 15, 2002. Net income per common share on a basic and diluted basis for the period August 16, 2002 through December 31, 2002 was $0.01 as reported in our annual report on From 10-K for the year ended December 31, 2002.

(M)	Adjustment to rental income to reflect the amortization of acquired lease intangibles related to above and below market leases on the five Acquisition Properties to be acquired with a portion of the proceeds of the offering, which are amortized to rental income over the life of the leases.

(N)	Interest expense has been adjusted to reflect the additional interest expense for the debt assumed from Partell Medical Center and Park Medical Center (initial properties) of $8,900 (face value). A fair value adjustment of $782 was recorded as the interest rate on the debt assumed was above current market rates at the date of acquisitions. Interest rates are 7.62% and 7.97%, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following table includes selected consolidated historical financial information for us and, to the extent it relates to periods preceding our initial public offering, for our predecessor, Windrose International LLC’s Development and Project Management Businesses. The historical financial information of our predecessor consists solely of the accounts of Windrose International related to facility planning, project management, medical equipment planning and implementation services and property acquisition, development and property management services which were contributed to us in connection with our initial public offering in August 2002. All of the accounts of Windrose International unrelated to these activities have been excluded from the consolidated historical financial statements of our predecessor. Windrose Medical Properties Trust was formed to acquire and own specialty medical properties and to carry on the activities of our predecessor as described above. Accordingly, the consolidated financial statements include the net assets and operations of our predecessor on a historical cost basis.

      The following information should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere in this prospectus. The selected consolidated historical financial information as of December 31, 2002, 2001 and 2000, and for the years ended December 31, 2002, 2001, 2000 and 1999, has been derived from our historical consolidated financial statements audited by KPMG LLP, independent auditors. The selected consolidated historical financial information for the nine months ended September 30, 2003 and 2002 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated historical financial information as of December 31, 1999 and 1998 and for the year ended December 31, 1998, has been derived from the unaudited consolidated financial statements of our predecessor.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2003	2002(1)	2002(2)	2001	2000	1999	1998

							(Unaudited)
	(Unaudited)

	(Dollars in thousands, except per share data)
Results of Operations:
Revenue	$9,374	$625	$2,274	$4,568	$4,458	$2,979	$3,259
General and administrative expenses	2,085	1,105	3,116	2,476	2,452	1,422	2,603
Net income (loss)	798	(1,108)	(972)	(51)	47	(582)	234
Per Share Data:
Net income per common share
Basic and diluted	$0.14	$(0.02)	$0.01
Cash dividends declared per common share	$0.48	$ —	$0.13
Weighted average common shares outstanding	5,691,710	5,691,710	5,691,710
Weighted average common and dilutive potential common shares	6,052,907	6,054,031	6,054,043

	As of	As of December 31,
	September 30,
	2003	2002	2001	2000	1999	1998

	(Unaudited)
					(Unaudited)

	(In thousands)
Balance Sheet Data:
Total assets	$148,514	$75,265	$1,535	$1,438	$1,703	$1,681
Total debt	84,344	9,664	687	362	323	692
Total liabilities	88,110	14,060	1,914	1,432	1,471	1,201
Minority interest	3,716	3,827	—	—	—	—
Total shareholders’ equity (deficit)	56,688	57,377	(379)	6	232	480

(1)	Per share data is presented for the period from August 16, 2002 (date of initial public offering), through September 30, 2002.
(2)	Per share data is presented for the period from August 16, 2002 (date of initial public offering), through December 31, 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      You should read the following together with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those described under “Risk Factors” and elsewhere in this prospectus.

General Background

      We are a self-managed real estate investment trust, or REIT. We were formed in March 2002 to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, outpatient treatment and diagnostic facilities, physician group practice clinics, ambulatory surgery centers, and specialty hospitals and treatment centers. The properties we acquire or develop will generally be leased to healthcare providers and physicians on long-term leases with annual lease rate escalations. Some of the criteria that we use to determine property selections are: location; tenant quality; tenant mix; market appeal; purchase price; property condition; market trend; market lease rates; and length of leases in place.

      Our predecessor company’s management team has assisted healthcare providers for over 25 years in planning or developing over 600 medical facilities projects in the United States and 14 foreign countries with an aggregate value in excess of $1.7 billion. Historically, many medical care providers have had financial incentives, such as cost-based reimbursement plans, to own their own properties. However, as the system of delivering medical services has evolved, the providers have increasingly sought third party ownership of these types of medical properties. This trend creates an attractive opportunity for us to meet the evolving real estate needs of medical care providers by acquiring, selectively developing and leasing a portfolio of specialty medical properties.

      In August 2002, we completed an initial public offering of 5,691,710 common shares. The public offering price of all shares sold was $12.00 per common share, resulting in net proceeds to us (after underwriters discount and offering expenses) of approximately $61.1 million. We contributed all of the net proceeds of our initial public offering to our operating partnership in exchange for an approximate 94.0% partnership interest. Our operating partnership used approximately $47.4 million of the proceeds from our initial public offering and the issuance of limited partnership interests to complete the purchases of four outpatient treatment centers in Las Vegas, Nevada, and the Urology Center of the South near Memphis, Tennessee in August 2002. In November 2002, we purchased Partell Medical Center in Las Vegas, Nevada for $7.2 million, including $5.0 million of assumed debt, and we acquired Park Medical Center in Charlotte, North Carolina in December 2002 for $5.7 million, including $3.9 million of assumed debt. In May 2003, we acquired 12 properties from Medical Properties of America for $68.1 million, including $38.3 million of assumed debt. On August 12, 2003, we purchased a medical building on the Rush Copley Medical Center campus for $6.5 million by borrowing $4.0 million secured by a first mortgage on the property, with the balance of the purchase price coming from a draw on our credit facility. We had no property ownership or leasing operations prior to August 16, 2002.

      We also conduct service operations through Hospital Affiliates Development Corporation, or HADC, a taxable REIT subsidiary that is wholly-owned by our operating partnership. The net assets and operations of the service operations acquired in connection with our initial offering were designated as our predecessor for accounting purposes. We maintain carry-over basis for the accounting of the purchase of these net assets. Accordingly, our results of operations for the year ended December 31, 2002 comprise those of the combined entities of our company and our predecessor from August 16, 2002 through December 31, 2002. All periods prior to August 16, 2002 include only the operations of our predecessor.

Critical Accounting Policies

Real Estate Investments

      In accordance with SFAS 141 “Accounting for Business Combinations,” we allocate the purchase price of properties to net tangible and identified intangible assets acquired based on their fair value, which involves subjective assumptions by management.

      Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the non-cancelable term of the lease. The capitalized above-market and below-market lease values are amortized to rental income over the remaining non-cancelable terms of the respective leases.

      The aggregate value of other intangible assets acquired is measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. We utilize independent appraisals or management’s estimates to determine the respective property values. Management’s estimates of value are made using methods similar to those used by independent appraisers. Factors considered by management in their analysis include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

      The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

      We apply the guidelines established under SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” to determine if impairment conditions exist. Under SFAS 144, we compare the expected undiscounted cash flows of each property in our portfolio to the net carrying value to determine if there are any indications of impairment of a property. If there is an indication of impairment, we adjust the net carrying value to fair market value. Our review of anticipated cash flows involves subjective assumptions of estimated occupancy and rental rates and ultimate residual value. In addition to reviewing anticipated cash flows, we assess other factors such as changes in business climate and legal factors that may affect the ultimate value of our properties. These assumptions are subjective and may not ultimately be achieved.

Revenue and Cost Recognition for HADC

      We recognize contract revenues using the percentage of completion method based on efforts expended, whereby the percentage complete is based on hours incurred in relation to total estimated hours to be incurred. Costs associated with obtaining our contracts are expensed as incurred. Any change in the estimated total hours to be incurred on a contract could have a material impact on our estimated contract percentage completion and as a result could have a material impact on our net income or loss since such estimates are based upon the estimate of work to be performed on individual contracts.

Deferred Income Taxes for HADC

      In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We believe that it is more likely than not that the deferred tax assets will be realized.

Results of Operations

Comparison of nine months ended September 30, 2003 to nine months ended September 30, 2002

Rental Operations

      Rental operations revenue increased by $8.7 million for the nine months ended September 30, 2003, as compared to the nine months ended September 30, 2002. The increase is reflective of the additional properties acquired, as well as a longer period of ownership of our initial properties.

      Activity related to rental operations reflected on the Condensed Consolidated Statements of Operations for the nine months ended September 30, 2002, was for the period from August 16, 2002 through September 30, 2002, as we had no rental operations prior to August 16, 2002. Rental operations revenue is driven by rent from properties held for rental purposes. The amount of rental revenue and operating expenses recognized during 2003 is entirely related to the 20 properties we owned during the period.

      The leases pertaining to the four outpatient treatment centers in Las Vegas, Nevada, the Urology Center of the South near Memphis, Tennessee, the Urology Center of Florida in Ocala, Florida, the medical office building in West Pearland, Texas, the medical office buildings in El Paso, Texas, the medical office building in Las Vegas, Nevada and the medical office building in Port St. Lucie, Florida are predominantly net leases, where all operating expenses are paid by the tenants in accordance with the terms of the lease. The remaining properties consist of leases categorized as modified gross and gross leases. Rental revenue is recognized on a straight-line basis, and the buildings are depreciated using the straight-line method.

Service Operations

      Development and project management fees decreased by $3.3 million for the nine months ended September 30, 2003, as compared to the nine months ended September 30, 2002. These fluctuations were caused by the timing of construction activity of a design-build contract on a development project in Chattanooga, Tennessee. This contract differs from the previously used fee-for-service contracts in that all payments are made from the client to HADC and then from HADC to the contractors. Therefore, the changes in revenues are offset by corresponding changes in costs of sales and project costs.

      The increase in total loss from service operations for the nine months ended September 30, 2003, as compared to the nine months ended September 30, 2002, is primarily attributable to a decline in consulting revenue earned by HADC and a continuing decline in margins related to construction activity. During this period, we implemented a strategy to shift HADC’s primary business purpose from traditional third-party fee-for-service contracts to managing internally developed projects for us. This strategy included the implementation, in the second quarter of 2003, of an overhead cost savings plan through reduction of HADC personnel, which resulted in a charge of $188,000. This amount is included in the general and administrative expenses of the service operations section of the Consolidated Statement of Operations for the nine months ended September 30, 2003. This strategy has positioned HADC to concentrate on internally developed projects for us and retain sufficient staff to maintain its third-party fee-for-service contract activities consistent with the shift in HADC’s primary business purpose. As these self developed projects begin, a large percentage of HADC’s direct labor costs will be capitalized directly to the respective projects under construction. Savings associated with this overhead reduction plan began to materialize in the third quarter, as both project costs and general and administrative expenses were lower in the current quarter as compared to the second quarter of 2003.

General and Administrative

      The general and administrative expenses of the corporate and rental operations equaled $2.1 million for the nine months ended September 30, 2003, as compared to $1.1 million for the nine months ended September 30, 2002. The increase is reflective of the additional costs associated with the daily operations of our operating partnership subsequent to our initial public offering (which occurred on August 15, 2002) and is reflective of the additional costs associated with operating as a public company. Included in these increased costs was the addition of property management personnel, as part of the acquisition of 12 properties in May 2003, which we refer to in this prospectus as the MPA properties, and the formation of a separate subsidiary, Windrose Management Properties, L.L.C., for property management functions.

      We recorded higher depreciation costs on furniture, fixtures and equipment in 2003 as a result of the recent upgrade in property management and accounting software. The purchase of the software was necessary for us to properly manage the acquisition of additional properties.

Other Income and Expenses

      Other expenses equaled $2.1 million for the nine months ended September 30, 2003, as compared to $0.3 million for the nine months ended September 30, 2002.

      The increase in other expenses for the nine months ended September 30, 2003 was primarily due to interest on mortgages secured by 10 of the properties owned by us, monthly amounts paid on an interest rate swap acquired in connection with the purchase of the Urology Center of the South, as well as the interest on our $25.0 million secured credit facility with the Huntington National Bank, which had an outstanding balance of $22.7 million as of September 30, 2003. This was slightly offset by a gain on the interest rate swap.

Comparison of year ended December 31, 2002 to year ended December 31, 2001

Rental Operations

      No activity related to rental operations was reflected on the Consolidated Statements of Operations for the years ended December 31, 2001 and 2000 as we had no rental operations prior to August 16, 2002.

      Our rental operations revenue for the period August 16, 2002 through December 31, 2002 was $2.3 million. Rental operations revenue is driven by income generated from properties held for rental purposes. The amount of rental revenue and operating expenses recognized during 2002 is entirely related to our acquisition of the seven properties discussed above following completion of our initial offering. The Urology Center of the South near Memphis, Tennessee and the four outpatient treatment centers in Las Vegas, Nevada operated by Sierra Health Services were acquired by us on August 22, 2002. We also purchased Partell Medical Center in Las Vegas, Nevada and Park Medical Center in Charlotte, North Carolina on November 8, 2002 and December 1, 2002, respectively.

2002 RENTAL OPERATIONS REVENUE

(In thousands)

Property Name	August	September	October	November	December	Total

Sierra Health Services (4 properties)	$95	$342	$342	$342	$342	$1,463
Urology Center of the South	39	150	150	150	150	639
Partell Medical Center	0	0	0	46	68	114
Park Medical Center	0	0	0	0	58	58

Total	$134	$492	$492	$538	$618	$2,274

      The leases pertaining to the four outpatient treatment centers in Las Vegas, Nevada and the Urology Center of the South near Memphis, Tennessee are all net leases and therefore all operating expenses are paid by the tenants in accordance with the terms of the lease. Our rental revenue is recognized on a straight-line basis, and the buildings are depreciated using the straight-line method over their estimated life not to exceed 40 years.

Service Operations

      Our development and project management fees increased by $7.1 million for the year ended December 31, 2002, as compared to the year ended December 31, 2001. The significant increase was due to a 2002 signing of a design — build contract by HADC on a development project in Chattanooga, Tennessee. This contract differs from the previously used fee-for-service contracts in that all payments are made from the client to HADC and then from HADC to the contractors. Therefore, the increase in our revenue is substantially offset by a corresponding increase in cost of sales and project costs.

      The decrease in our total income from service operations for the year ended December 31, 2002, as compared to the year ended December 31, 2001, was primarily attributable to a decline in construction activities and consulting revenue earned by HADC. During 2002, HADC’s resources devoted considerable time to efforts connected with our initial public offering as well as potential acquisition and development projects for our operating partnership. Management of HADC is committed to rebuilding its third-party consulting services practice to ensure that HADC operations achieve acceptable levels of profitability.

General and Administrative

      Our general and administrative expenses, including expenses at HADC, were $3.1 million for the year ended December 31, 2002, as compared to $2.5 million for the year ended December 31, 2001. The increase was the result of the additional costs associated with the increases in staff and other operational changes in contemplation of and subsequent to our initial public offering. In order to increase shareholder return, we are focused on managing general and administrative expenses. We believe we currently have sufficient resources at the corporate level to manage a substantial increase in the size of our portfolio. Therefore, as rental properties are added to the portfolio, general and administrative expenses should not grow proportionately. The following chart shows the general and administrative expense for each of the business segments:

	August 16-	Quarter Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,	December 31,
	2002	2002	2002	2001

General and administrative expenses:
Corporate & Rental Operations	$304,520	$546,770	$851,290	N/A
Service Operations (HADC)	$363,746	$208,062	$2,264,478	$2,475,510

Total:	$668,266	$754,832	$3,115,768	$2,475,510

Other Income and Expenses

      The increase in other expenses was primarily due to the loss recognized on the interest rate swap instrument during the year ended December 31, 2002. We currently have one interest rate swap contract that does not meet the criteria of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” to qualify for hedge accounting. SFAS 133 requires that unrealized gains and losses on derivatives not qualifying as hedge accounting be recognized currently in earnings. The interest rate swap was acquired in connection with our acquisition of the Urology Center of the South and the debt related to the swap was retired at the time of the acquisition. Our financial results for the period August 16, 2002 through December 31, 2002 were impacted by the loss on the fair value of the interest rate swap and the monthly amount paid or received on the interest rate swap that resulted from changes in the LIBOR interest rate. Fluctuations in the interest rate market indicated an increase of $231,818 in the fair value or the amount we would be required to pay to retire the swap instrument. At this time, we do not intend to retire this swap during its life, and if not retired, then it will expire, and we will not realize this loss related to changes in the fair value of the swap. The swap expiration date is June 29, 2006.

Comparison of year ended December 31, 2001 to year ended December 31, 2000

Rental Operations

      No activity related to our rental operations was reflected on the Consolidated Statements of Operations for the years ended December 31, 2001 and 2000, as we had no rental operations prior to August 16, 2002.

Service Operations

      Our development and project management fees increased by $0.1 million or 2.5% to $4.6 million for the year ended December 31, 2001, as compared to $4.5 million for the year ended December 31, 2000. Although the number of projects in process throughout 2001 decreased from 2000, there was a larger percentage of project management contracts in 2001, with higher margins, than the planning and interior design contracts in process during 2000. Our cost of sales and project costs decreased by $0.1 million or 4.1% to $1.8 million for the year ended December 31, 2001, as compared to $1.9 million for the year ended December 31, 2000. The decrease is consistent with the decrease in the number of projects in process in 2001 compared to 2000.

General and Administrative

      Our general and administrative expenses remained constant at $2.5 million for 2001 and 2000 due to the same level of staff throughout each year and similar expenses.

Liquidity and Capital Resources

      Our principal source of cash to meet our cash requirements, including distributions to shareholders, is our cash flow from operations.

      On September 30, 2002, we entered into a $25.0 million secured credit facility with Huntington National Bank, based in Columbus, Ohio, which is available for working capital and acquisition purposes. This two-year facility is secured by first mortgages on our three outpatient treatment centers in Las Vegas, Nevada, the Urology Center of the South in Memphis, Tennessee, the Urology Center of Florida in Ocala, Florida, Morningside Professional Plaza in Port St. Lucie, Florida, as well as our ownership interests in Windrose Morningside Properties, L.L.C. and Windrose Ocala Urology Properties, L.L.C. The credit facility bears interest at variable rates of LIBOR plus 2.00% to 2.50%, depending on our leverage ratio, and has financial and other covenants, including covenants that limit the amount of recourse indebtedness that we may incur and limit the amount of floating rate debt not subject to an interest rate protection agreement that we may incur. The credit facility has an unused facility fee of 25 basis points per annum. As of September 30, 2003, the outstanding balance on our credit facility was $22.7 million.

      We have received commitment letters from four banks to increase the amount of our credit facility and extend the maturity to September 2005. Borrowing availability under the amended credit facility will depend upon the collateral pool securing the facility and may be increased to a maximum of $70.0 million. We expect initial borrowing availability under the credit facility to be approximately $31.0 million. We can give no assurance that we will close on the amended credit facility.

      We assumed $8.9 million of mortgage debt at face value in connection with our acquisitions of Park Medical Center and Partell Medical Center. This debt is secured by first mortgages on these properties. In May 2003, we acquired the MPA properties, which are comprised of 12 medical properties, for an aggregate purchase price of approximately $68.1 million. As part of the MPA properties acquisition, we assumed $38.3 million of mortgage debt at face value, secured by first mortgages on these properties. The existing debt on the MPA properties has both variable and fixed interest rates ranging from 7.5% to 8.88%, and maturity dates ranging from August 2009 to March 2011. We paid the $30.0 million remaining balance of the purchase price with a combination of available cash and borrowings under our $25.0 million credit facility. In May 2003, we secured a $9.0 million fixed rate mortgage on the 4475 S. Eastern property, Las Vegas, Nevada. The mortgage has a fixed interest rate of 5%, monthly payments of $48,314 and a maturity date of April 10, 2008. The outstanding balance of this mortgage at September 30, 2003 was $9.0 million. In August 2003, we purchased a medical building on the Rush Copley Medical Center campus in Aurora, Illinois for $6.5 million. We funded the acquisition by securing a $4.0 million loan at LIBOR plus 1.6%. We paid for the balance of the purchase price by drawing on our $25.0 million credit facility. At September 30, 2003, we had total face value of debt of $79.6 million.

      On September 30, 2003, we had $1.4 million of cash and cash equivalents. Our net cash provided by operating activities was $1.3 million for the nine months ended September 30, 2003, primarily due to operating cash flows from rental properties. Our net cash used in investing activities was $37.7 million for the nine months ended September 30, 2003, primarily due to the acquisition of the MPA properties and the Rush Copley building.

      Our net cash provided by financing activities was $29.5 million for the nine months ended September 30, 2003, primarily attributable to assumed debt and borrowings from our credit facility in connection with the acquisition of the MPA properties, the $9.0 million mortgage on the 4475 S. Eastern property and the $4.0 million mortgage on the Rush Copley building.

      On October 1, 2003, we obtained a $4.0 million variable rate line of credit with Union Planters Bank, secured by a first mortgage on the 310 25th Avenue medical office building located in Nashville, Tennessee. The mortgage has a variable interest rate of prime and a maturity date of October 1, 2004.

      On October 15, 2003, we secured a commitment from Huntington National Bank for a $10.0 million secured mezzanine credit facility. We intend to draw down on this facility for self-developed construction projects and acquisitions. Loans under the facility for individual projects are subject to lender approval, and individual loans will be secured by second mortgages on the properties to which they relate and will be secured by our guarantee and by a pledge of our interest in the single purpose entities owning individual properties. The line is available for draws over a 24-month period, with each draw having a two-year term. The interest rate on the facility ranges from 10.0% to 11.0% per annum with a required minimum internal rate of return.

      We have considered our short-term (one year or less) liquidity needs and currently expect that our estimated cash flows from operations and other expected liquidity sources will be adequate to meet these needs. We believe that our principal short-term liquidity needs are to fund normal recurring expenses, debt service requirements and the minimum distribution required to maintain our REIT qualification under the Internal Revenue Code. We anticipate that these needs will be met with cash flows provided by our operating activities. We have also considered capital improvements and property acquisitions under contract as short-term needs that will be funded either from other indebtedness, or the issuance of additional equity securities.

      We expect to meet long-term (greater than one year) liquidity requirements such as property acquisitions, scheduled debt maturities, major renovations, expansions and other nonrecurring capital improvements through long-term secured and unsecured indebtedness and the issuance of additional equity securities. We will acquire or develop additional properties only as suitable opportunities arise that meet our acquisition criteria and only if satisfactory financing arrangements are available.

Inflation

      All of our net leases require the tenant to pay, as additional rent, any increases in real estate taxes and operating expenses. Many of our multi-tenant leases require a tenant to pay as additional rent, a portion of any increases in real estate taxes and operating expenses over a base amount. In addition, most of our leases provide for fixed increases in base rent or indexed escalations (based on increases in the Consumer Price Index or other fixed percentages). We believe that a significant portion of inflationary increases in expenses will be offset by these expense reimbursements and contractual rent increases. However, such lease provisions may not fully protect us from the effects of inflation.

Debt

      The following table shows selected information concerning our debt as of September 30, 2003:

	Principal	Monthly				Pre-
	Amount of	Principal			Balloon	Payment
Property	Debt	and Interest	Interest Rate	Maturity Date	Payment	Penalty

Gateway	$5,927,532	$46,429	8.4%	December 2009	$5,510,000	(1)
Mt. Vernon	14,883,374	114,461	8.2	July 2010	13,740,000	(2)
Park	3,868,541	29,267	8.0	September 2009	3,500,000	(3)
Partell	4,949,156	35,726	7.6	June 2011	4,480,000	(4)
Pearland	2,637,534	19,008	7.6	February 2011	2,400,000	(5)
Sierra(6)	8,967,513	48,314	5.0	April 2008	8,300,000	(7)
Stone Oak	7,129,127	51,143	7.5	February 2011	6,470,000	(5)
Tomball	3,229,213	23,074	7.5	April 2011	2,920,000	(8)
Winn Way	1,285,045	10,447	8.9	August 2009	1,200,000	(9)

Total Fixed Rate Mortgage Debt	$52,877,035	$377,869			$48,520,000
Line of Credit Debt	22,693,924		LIBOR + 2.0-2.5%	September 2004		None
Variable Rate Mortgage Debt	4,000,000		LIBOR + 1.6%	August 2006		None

Subtotal	$79,570,958
Fair Value Debt Adjustment	4,772,587

Total	$84,343,545

(1)	May be prepaid on February 1, 2004 if we provide: (i) various documents, opinions and notices and (ii) payment of a yield maintenance premium equal to an amount necessary to purchase U.S. government obligations sufficient to fund the remaining payments of principal and interest.

(2)	May be prepaid if we provide (i) various documents, opinions and notices; (ii) payment of a yield maintenance premium equal to an amount necessary to purchase U.S. government obligations sufficient to fund the remaining payments of principal and interest; and (iii) payment of a $1,000 fee to set up the entity defeasing the loan.

(3)	May be prepaid if we provide (i) various documents, opinions and notices; (ii) a $5,000 processing fee; (iii) payment of a yield maintenance premium equal to an amount necessary to purchase U.S. government obligations sufficient to fund the remaining payments of principal and interest; and (iv) payment of a $1,000 fee to set up the entity defeasing the loan.

(4)	May be prepaid at the earlier of: (i) two years after the sale of the loans in a secondary market transaction or (ii) May 11, 2005 if we provide (A) various documents, opinions and notices; (B) a $5,000 processing fee; (C) payment of a yield maintenance premium equal to an amount necessary to purchase U.S. government obligations sufficient to fund the remaining payments of principal and interest; and (D) payment of a $1,000 fee to set up the entity defeasing the loan.

(5)	May be prepaid at the earlier of: (i) two years after the sale of the loans in a secondary market transaction or (ii) January 26, 2004 if we provide (A) various documents, opinions and notices; (B) a $5,000 processing fee; (C) payment of a yield maintenance premium equal to an amount necessary to purchase U.S. government obligations sufficient to fund the remaining payments of principal and interest; and (D) payment of a $1,000 fee to set up the entity defeasing the loan.

(6)	Sierra Health Services (4475 S. Eastern Ave.) property.

(7)	May be prepaid on or after July 10, 2006 by payment of a penalty equal to the greater of: (i) the product of the loan balance and one percent or (ii) the amount by which the sum of the remaining note payments, discounted to a present value, exceeds the loan balance.

(8)	May be prepaid at the earlier of: (i) two years after the sale of the loans in a secondary market transaction or (ii) March 2004 if we provide: (A) various documents, opinions and notices; (B) a $5,000 processing fee; (C) payment of a yield maintenance premium equal to an amount necessary to purchase U.S. government obligations sufficient to fund the remaining payments of principal and interest; and (D) payment of a $1,000 fee to set up the entity defeasing the loan.

(9)	May be prepaid if we provide: (i) various documents, opinions and notices and (ii) payment of a yield maintenance premium equal to an amount necessary to purchase U.S. government obligations sufficient to fund the remaining payments of principal and interest.

Debt Maturity

      The following table sets forth information as of September 30, 2003 regarding debt maturities we will incur over the next 10 years:

	Mortgage Debt

	Annual
	Amortization of	Due on	Revolving Credit	Total Scheduled
Year of Maturity	Monthly Payments	Maturity	Facilities	Payments

2003	$130,994	$—	$—	$130,994
2004	565,011	—	22,693,924	23,258,935
2005	616,057	—	—	616,057
2006	662,839	4,000,000	—	4,662,839
2007	713,296	—	—	713,296
2008	634,341	8,305,076	—	8,939,417
2009	635,934	10,260,211	—	10,896,145
2010	418,143	13,696,714	—	14,114,857
2011	78,548	16,159,871	—	16,238,419
2012	—	—	—	—

Total	$4,455,163	$52,421,872	$22,693,924	$79,570,959

Funds From Operations (FFO)

      We believe that FFO is helpful in understanding our operating performance in that FFO excludes depreciation and amortization expense on real estate assets. We believe that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies. FFO should not be considered as an alternative to cash flows from operating, investing and financing activities as a measure of liquidity. The White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization and after comparable adjustments for our portion of these items related to unconsolidated entities and joint ventures. We compute FFO in accordance with standards established by NAREIT which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than our company. FFO does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including its ability to make cash distributions. FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties. The following table reconciles our net income for the nine months ended September 30, 2003 and for the period from August 16, 2002 through December 31, 2002 and FFO for the nine months ended September 30, 2003 and for the period from August 16, 2002 through December 31, 2002, respectively:

	Nine Months	August 16, 2002
	Ended	through
	September 30,	December 31,
	2003	2002

Net Income available to common shareholders	$797,906	$43,260
Add back (deduct):
Depreciation and Amortization	2,224,774	481,256
Minority interest share of depreciation & amortization	(131,277)	(29,000)

Funds from Operations (allocable to common shareholders)	$2,891,403	$495,516

Related Party Transactions

      In addition to the transactions relating to our formation and our initial public offering, in the normal course of business and, in our opinion, at terms comparable to those available from unrelated third parties, we have engaged from time to time in transactions with certain of our affiliates.

      We pay an overhead sharing fee to a company in which certain of our executive officers have an ownership interest. This fee of $17,500 per month is to cover fixed overhead costs such as rent, certain office support staff services, and other fixed expenses. We also pay to subsidiaries of a company in which certain of our executive officers have an ownership interest $3,671 per month for the lease of office space where our accounting functions are performed and $1,500 per month for human resource and employee search services. We reimburse other direct expenses as incurred.

      In December 2002, Alliance Design Group, LLC, an affiliate of Windrose International, LLC, which prior to our initial public offering was the owner of our predecessor, repaid in full a $40,817 demand note held by our company, which bore interest at a rate of 9.5% per annum. Certain executive officers of our company are owners of Windrose International, LLC.

THE MARKET FOR SPECIALTY MEDICAL PROPERTIES

      Specialty medical properties such as medical office buildings, outpatient treatment and diagnostic facilities, physician group practice clinics, ambulatory surgery centers, and specialty hospitals and treatment centers, together with other specialty medical properties, represent a large and growing segment of the healthcare-related real estate market. The market for specialty medical properties, outpatient facilities, specialty hospitals and medical office buildings in the United States continues to expand. According to Modern Healthcare, an estimated $6.9 billion, $7.4 billion and $10.3 billion was spent on the construction of projects completed in 2002, projects that broke ground in 2002 and projects designed in 2002, respectively, for these types of medical properties. Additionally, the number of major hospital systems operating surgery centers increased by 8.9% from 2001 to 2002. We believe a substantial number of properties meeting our investment criteria will be available for acquisition and development due to a number of continuing and emerging trends. These recent trends include:

•	An aging population is requiring and demanding more medical services. As the “baby boomers” approach their 60s, they are increasing the demand for additional medical services, particularly for specialty services such as cardiology, oncology and orthopedics. This increased demand has created a substantial need in many regions for the development of clinics, outpatient facilities and ambulatory surgery centers focused on these medical specialties.

•	Reductions in Medicare reimbursement levels have impacted healthcare providers. The Balanced Budget Act of 1997 reduced the level of Medicare reimbursement to hospitals and other healthcare providers by as much as 15%. Although legislation since the Balanced Budget Act of 1997 has improved the levels of reimbursement received by hospitals and other healthcare providers, levels of Medicare reimbursement remain significantly below their pre-1997 levels. With the average hospital in the United States receiving approximately 40% of its annual revenue from Medicare, the economic impact has been significant. We believe this has caused many hospital administrators to seek liquidity and financial flexibility through disposition of real estate assets and third-party development and ownership of specialty medical properties. For large, integrated hospital systems, real estate may represent as much as 40% of total assets and represents a significant source of liquidity for these hospital systems.

•	Managed care is now a major source of private pay for patient care. The growth in managed care coverage has given managed care companies the ability to dictate lower payment levels to physicians and hospitals. Managed care also has placed greater demands on providers of medical services to treat more patients in more cost efficient facilities than the traditional acute care hospital environment. This increased demand has resulted in the creation of new outpatient clinics, ambulatory surgery centers, diagnostic centers and short-stay hospitals.

•	Complex state and federal regulations govern physician hospital referrals. A major reason that patients choose particular hospitals is that their physicians refer them to those hospitals. To restrict hospitals from inappropriately influencing physicians to refer patients to them, federal and state governments adopted Medicare and Medicaid anti-fraud laws and regulations. One aspect of these complex laws and regulations addresses the leasing of medical office space by hospitals to physicians. One intent of the regulations is to restrict medical institutions from providing facilities to physicians at below market rates or on other terms that may present an opportunity for undue influence on physician referrals. The regulations are complex, and adherence to the regulations is time consuming and requires significant documentation and extensive reporting to regulators. The costs associated with regulatory compliance lead many hospital and physician groups to seek third-party ownership and/or management of their medical office buildings.

•	Physicians are increasingly forming practice groups. To increase the numbers of patients that they can see and thereby increase market share, physicians have formed and are forming larger group practices. By doing so, physicians can gain greater influence in negotiating rates with managed care companies and hospitals in which they perform services. Also, the creation of these groups allows for the dispersion of overhead costs over a larger revenue base and gives physicians the financial ability to acquire new and expensive diagnostic equipment. Moreover, certain group practices may benefit from certain exceptions to federal and state self-referral laws, permitting them to offer a broader range of medical services within their practices. This increase in the number of group practices has led to the construction of new medical facilities.

      The confluence of these factors over the last several years has led to the following trends, which encourage third-party ownership of existing and newly developed medical properties:

•	De-Centralization. There is a continuing evolution toward delivery of medical services through smaller facilities located near patients and designed to treat specific diseases and conditions. In order to operate profitably within a managed care environment, physician practice groups and other medical services providers are aggressively trying to increase patient populations, while maintaining lower overhead costs by building new specialty properties in areas of population growth. Continuing population shifts create a demand for additional properties.

•	Increasing Regulation. Evolving regulatory factors affecting healthcare delivery create an incentive for providers of medical services to focus on patient care, leaving real estate ownership and operation to third-party real estate professionals. Third-party ownership and management of hospital-affiliated medical office buildings substantially reduce the risk that the hospital will violate complex Medicare and Medicaid fraud and abuse statutes.

•	Modernization. Hospitals are modernizing by renovating existing properties and building new properties and becoming more efficient in the face of declining reimbursement and changing patient demographics. This trend has led to the development of new, smaller, specialty facilities as well as improvements to existing general acute care facilities.

•	Redeployment of Capital. With greater pressure on medical providers to wisely invest their capital in their core medical business, a growing number of medical providers have determined that third-party development and ownership of real estate with long term leases is an attractive alternative. In addition, increasing use of expensive medical technology has placed additional demands on the capital requirements of medical services providers and physician practice groups. By selling their real estate assets and relying on third-party ownership of new specialty medical properties, medical services providers and physician practice groups can generate the capital necessary to acquire the medical technology needed to provide more comprehensive services to patients and improve overall patient care.

•	Efficient Patient Care. Physicians increasingly are seeking to provide a full range of medical services in a single location for the convenience of both patients and physicians. State-of-the-art scanning and detection equipment in a central location can facilitate earlier detection of disease. The resulting convenience and expediency in diagnosis attracts more patients to the physician group and increases group revenue. Likewise, surgery suites in close proximity to physicians’ offices allow surgeons to better and more efficiently schedule and perform surgical procedures using state-of-the-art equipment thus improving overall patient care.

•	Physician Practice Ownership. Many physician groups have reacquired their practice assets and their real estate from national physician management companies or otherwise formed group practices to expand their market share. Other physicians have left hospital-based or HMO-based practices to form independent group practices. These physician groups are interested in new specialty medical properties that will house medical businesses that regulations permit them to own. In addition to existing group practices, there is a growing trend for physicians in specialties, including cardiology, oncology, women’s health, orthopedics and urology, to enter into joint ventures and partnerships with hospitals, operators and financial sponsors to form specialty hospitals for the treatment of specific diseases. We believe a significant number of these types of organizations have no interest in owning real estate and are aggressively looking for third-parties to develop and own their specialty medical properties.

OUR COMPANY

Overview

      We are a self-managed real estate company, operating as a REIT for federal income tax purposes. We invest in specialty medical properties and selectively acquire, plan, develop and manage medical facilities. The specialty medical properties in which we invest include:

      Medical Office Buildings. Medical office buildings are office and clinic facilities, often located near hospitals or on hospital campuses, specifically constructed and designed for the use of physicians and other health personnel to provide services to their patients. Medical office buildings typically contain sole and group physician practices and may hold laboratory and other patient services.

      Outpatient Treatment and Diagnostic Facilities. Outpatient treatment and diagnostic facilities provide treatments and care not typically provided in physician offices or clinics, such as gastrointestinal endoscopy care, oncology treatment, kidney dialysis and other similar services.

      Physician Group Practice Clinics. Physician group practice clinics are facilities, often located near hospitals or on hospital campuses, that are typically single-tenant buildings leased to either a single or multi-specialty medical practice group, including physician offices and clinics where routine patient office visits are conducted.

      Ambulatory Surgery Centers. Ambulatory surgery centers operate exclusively for the purpose of furnishing general or specialty surgical procedures not requiring an overnight stay in a hospital. In addition to surgery facilities, ambulatory surgery centers typically include physician office and clinic space.

      Specialty Hospitals and Treatment Centers. Specialty hospitals and treatment centers are hospitals that focus and specialize in providing care for certain conditions and performing certain procedures, such as cardiovascular and orthopedic surgery. Specialty hospitals also include long-term acute care hospitals that provide care for patients requiring extended hospital stays and specialized care and observation more efficiently and economically than traditional acute care hospitals. Specialty hospitals represent a growing segment of the healthcare industry.

      As of September 30, 2003, our net real estate investments were approximately $140.5 million (which includes acquired lease intangibles in accordance with GAAP), and our portfolio consisted of 14 multi-tenant medical office buildings, four outpatient treatment and diagnostic centers, and two physician group practice clinics/ambulatory surgery centers. With a portion of the proceeds of this offering, we intend to acquire the Acquisition Properties.

History

      Our original predecessor company was initially founded in 1976 to develop medical real estate properties. Over our 27-year history, we or our predecessors have completed over 600 projects totaling in excess of $1.7 billion of costs. In addition, we have brought together an experienced senior management team, which averages over 20 years of experience in developing, acquiring, operating, managing and financing medical properties. We and our management team have the following experience and history.

      Formation of Klipsch Lanham Investments. Mr. Klipsch, the Chairman of our Board of Trustees and our Chief Executive Officer, has extensive experience in healthcare-related real estate and operations, having first acquired a chain of nursing homes in Indiana in 1980. From 1983 to 1989, Mr. Klipsch acquired operating experience with acute care hospitals, nursing homes and assisted care facilities and retirement centers as Chief Operating Officer of the Forum Group, a major operator of hospitals and senior living facilities. In 1986, the Forum Group sold its acute care hospital operations to Hospital Corporation of America, or HCA, and continued its nursing home, assisted care and retirement center operations. In 1989 Mr. Klipsch left the Forum Group and formed Klipsch Lanham Investments, or KLI, a management company for the operating businesses owned by Messrs. Klipsch and Lanham,with combined revenues in 2002 in excess of $140 million.

      Creation of HADC. Hospital Affiliates Development Corporation, or HADC, was formed in 1976 as a wholly-owned subsidiary and development arm of Hospital Affiliates International, Inc., or HAI. Mr. McCoin, our Executive Vice President, joined HADC as a project manager in 1977, later becoming Vice President of Construction Services in 1977. In 1981, HAI merged with HCA. Subsequent to that merger, HADC’s management team acquired HADC’s healthcare development business from HCA and continued to plan and develop medical facilities with healthcare providers throughout the United States.

      HADC and the Forum Group. From 1983 to 1986, HADC served as the primary development firm for the Forum Group. This began a now 20-year business relationship between Mr. Klipsch, then Chief Operating Officer of the Forum Group, and the management of HADC, including Mr. McCoin, then Vice President of HADC. During this three-year period, HADC planned and developed over 20 projects for the Forum Group.

      HADC Merger with Affiliates Group Inc. In 1987, HADC formed a partnership with Liberty Mutual Insurance Company, and HADC merged with Affiliates Group Inc., a holding company that included Retirement Living Affiliates, an operator of senior living facilities. For the following three years, HADC management developed and assisted in the acquisition and renovation of nine facilities for Retirement Living Affiliates. In addition, HADC management continued its planning and development services for third-party hospital clients.

      Re-emergence of HADC. In December 1989, Messrs. Klipsch and McCoin and certain third parties formed HADC as an Indiana corporation and acquired the former HADC from Affiliates Group Inc. Additionally, Messrs. Klipsch and McCoin and a third party acquired National Guest Homes, a company engaged in developing and operating senior assisted living facilities. HADC was engaged to develop National Guest Homes projects, and from 1990 to 1998, HADC developed approximately 25 senior assisted living facilities for National Guest Homes at an aggregate cost of approximately $125 million. In 1996, National Guest Homes was sold to Marriott Senior Living Services, wholly-owned by the Marriott Corporation. Additionally, from 1990 to 1992, Mr. Klipsch served as a member of the board of directors and a member of the executive committee of the National Association of Senior Living Industries.

      Formation of Windrose International. In 1990, Mr. Farrar, our President, Chief Operating Officer and Treasurer, joined Mr. Klipsch as Executive Vice President and Chief Financial Officer of Klipsch Lanham Investments, Chief Financial Officer of HADC and Executive Vice President and Chief Financial Officer of National Guest Homes. In 1996, in response to the changing needs of acute care providers, Messrs. Klipsch, Farrar and McCoin recognized the emerging trend for third-party ownership and management of specialty medical properties and implemented a strategy to acquire ownership and management of such properties. In 1997, the HADC shareholders formed Windrose International, and HADC became a wholly-owned subsidiary of Windrose International. In late 1999, Windrose International began positioning itself in the specialty medical property acquisition business, including the addition of property management capabilities and executives to implement a property acquisition and ownership strategy.

      Windrose Medical Properties Trust. In March 2002, Windrose Medical Properties Trust was organized in the state of Maryland as a real estate investment trust. We were formed to invest in specialty medical properties and to capitalize on the experience and expertise of our management team in selectively acquiring, planning, developing and managing medical facilities. In August 2002, Windrose Medical Properties Trust completed an initial public offering of 5,691,710 common shares for net proceeds of $61.1 million. During 2002, we acquired seven medical properties with an aggregate cost of $63.5 million. In May 2003, we acquired 12 medical properties from Medical Properties of America for $68.1 million and in August 2003 we purchased a medical building on the Rush Copley Medical Center campus in Aurora, Illinois for $6.5 million. As of September 30, 2003, our net real estate investments were approximately $140.5 million.

Our Operating Partnership

      Windrose Medical Properties, L.P., our operating partnership, is a limited partnership organized in May 2002 under the Virginia Revised Uniform Limited Partnership Act. We serve as the sole general partner of, and owned as of September 30, 2003, a 94.0% interest in our operating partnership. The remaining 6.0% interest in our operating partnership is owned by our officers and trustees (collectively, an approximate 4.4% interest), as limited partners, and by other limited partners (collectively, an approximate 1.6% interest).

Hospital Affiliates Development Corporation (HADC)

      HADC was incorporated in 1989 as an Indiana corporation. Its predecessor was incorporated in 1976. HADC conducts business throughout the United States and, to a lesser extent, internationally. HADC develops and constructs new facilities for tenants on a “build-to-suit” basis or multi-tenant facilities when an acceptable level of pre-construction leasing is achieved. HADC’s primary objective is the development of specialty medical properties for our ownership, but HADC also provides these services for third-parties. HADC expects to earn fees from third parties by providing services such as property development, facility planning, medical equipment planning and implementation services, real estate brokerage, leasing services and property management.

      HADC currently has contracts for six projects on a fee-for-service basis, including the development of a specialty hospital and medical office building, and is a final candidate under several requests for proposals for additional opportunities in four states. In addition, HADC is engaged under a planning and design contract for a new heart and lung hospital in Malaysia. HADC is also in the early stages of exploratory work on several projects which we may develop and own. Neither we nor our operating partnership can undertake material amounts of third-party development and construction activities directly under applicable REIT tax rules. HADC pays income taxes at regular corporate rates on its taxable income.

Legal Proceedings

      We are from time to time involved in litigation in the normal course of our business. We are not currently involved in any litigation that would have a material effect on our results of operations, cash flows or financial condition, nor, to our knowledge, is any such material litigation threatened against us.

OUR COMPETITIVE STRENGTHS

      We believe that we distinguish ourselves from other owners, operators and developers of medical real estate properties in multiple ways, including the following:

•	Unique focus on specialty medical properties providing outpatient services. We are a public real estate company focusing on the ownership, development and management of specialty medical properties, particularly those offering outpatient care. We believe that recent trends in the healthcare industry have led medical services providers to provide an increasing amount of their services through this asset class. We believe that through this focus, we can achieve a unique and attractive profile for cash flow growth and increased portfolio value.

•	Experienced management team. We have a deep and experienced senior management team, which averages over 20 years of experience in developing, acquiring, operating, managing and financing specialty medical properties. Our management team has an in-depth understanding of the rapid changes in the healthcare industry and the ability to execute our opportunistic strategy.

•	Broad network of relationships with healthcare providers. Through the reputation and experience of our management, we have developed a broad network of relationships with healthcare providers. Our senior management has a 25-year history of successfully providing planning, consulting, development and management services to healthcare providers located throughout the United States and in 14 foreign countries. We believe that we are among a limited number of companies that have the experience and knowledge to satisfy the complex real estate needs and demands of medical services providers, particularly during periods of rapid change.

•	Broad range of services. We are uniquely positioned to provide the capital that medical services providers need to expand their practices, while at the same time offering the professional management, design and implementation services that their practices require on an ongoing basis. As medical services providers divest themselves of real estate in favor of sale/leaseback arrangements, we have the capability to purchase the real estate and subsequently provide the services typically required by lessees.

•	Strong development capabilities. HADC has been providing facility, design, development, finance and management services to healthcare systems, physician groups and third-party medical property owners for over 27 years. Since its inception, HADC has completed over 600 projects totaling in excess of $1.7 billion of construction costs. While we expect to receive fees from third-parties, HADC’s primary strategy is to develop properties for ownership by our company.

OUR BUSINESS STRATEGY

      Our primary business objectives are to prudently maximize distributable cash flow and to enhance the value of our portfolio in order to maximize total return to our shareholders. Our strategy is to capitalize on the opportunities created by the changing healthcare environment by acquiring, selectively developing and managing specialty medical properties that meet our investment criteria. In general, we will acquire or develop specialty medical properties in desirable markets with tenants who are expected to prosper in the changing healthcare delivery environment. We will focus on medical properties providing specialty medical services, including: medical office buildings, outpatient treatment and diagnostic facilities, physician group practice clinics, ambulatory surgery centers, and specialty hospitals and treatment centers.

Our External Growth Strategy

      We seek to achieve our business objectives externally through:

•	Acquiring or developing assets in areas with attractive growth characteristics. We seek to acquire or to develop quality medical properties in geographic areas and/or in specialities where the demand for medical services is expected to increase over the coming years. We also target properties that are located on or near hospital campuses in expanding markets with high occupancy rates and competitive tenant lease terms. We believe that such properties, when efficiently marketed, actively managed and leased, provide attractive returns, significant cash flow growth potential and stable rents.

•	Providing services through HADC. To better serve the need of our tenants, we will develop and construct new facilities for tenants on a “build-to-suit” basis or multi-tenant facilities when an acceptable level of pre-construction leasing is achieved. While the primary objective of HADC will be the development of quality specialty medical properties for our ownership, HADC will also provide a select amount of these services for third-parties, especially those that are expected to be a source of long-term relationships and assets. HADC expects to earn fees from third-parties by providing services such as: property development, facility planning, medical equipment planning and implementation services, real estate brokerage, leasing services, and property management.

Our Internal Growth Strategy

      We seek to achieve our business objectives internally through:

•	Entering into long-term leases with annual contractual rent increases. We expect to generate internal growth in cash flow through leases that contain provisions for fixed contractual rental increases or increases that are tied to indices such as the Consumer Price Index.

•	Utilizing primarily net-lease structures. We seek to enter long-term leases primarily under net lease structures, where the tenant agrees to pay monthly rent and property operating expenses (taxes, maintenance and insurance) plus, typically, future rent increases based on stated percentage increases or increases in the Consumer Price Index. We believe that long-term leases, coupled with a tenant’s responsibility for property expenses, will produce a more predictable income stream, while continuing to offer the potential for growth in rental income.

•	Replacing tenants quickly at the best available market terms and lowest possible leasing costs. We seek to lease space in a timely manner at the most favorable rates we can attract, while also reducing leasing costs. We believe that through our focus on quality properties in desirable locations, coupled with our relationships with medical services providers, we can further minimize vacancies in our properties and lease space at the best available market terms.

•	Proactive property management to maximize tenant retention. In order to achieve greater awareness and responsiveness to tenant needs, we either directly manage our properties or provide property management through qualified and experienced third parties. We believe that this emphasis on tenant needs will lead to enhanced tenant satisfaction and retention. We recognize that the renewal of existing tenant leases, as opposed to tenant replacement, often provides the best operating results by minimizing transaction costs and avoiding interruptions in rental income during periods of vacancy.

OUR EXISTING PROPERTIES

      The following table describes our portfolio of existing properties as of September 30, 2003. Unless indicated otherwise, annualized base rent is calculated using base rent for the month ended September 30, 2003.

							Annualized
			Rentable				Base Rent
			Square		Annualized		per Occupied			Principal Tenants/
Property	Location	Type	Footage		Base Rent		Square Foot	Occupancy		Subtenants

310 Building	Nashville, TN	Medical office building	48,360		$707,004		$16.48	88.7%		Centennial Pediatrics
Gateway East Medical Office Building (7852 Gateway Boulevard)	El Paso, TX	Medical office building	69,343	(1)	754,776	(1)	13.00 (1)	83.7	(1)	El Paso Healthcare Systems
Gateway East Medical Office Building (7878 Gateway Boulevard)	El Paso, TX	Medical office building	69,343	(1)	754,776	(1)	13.00 (1)	83.7	(1)	El Paso Healthcare Systems
Gateway East Medical Office Building (7888 Gateway Boulevard)	El Paso, TX	Medical office building	69,343	(1)	754,776	(1)	13.00 (1)	83.7	(1)	None
Morningside Professional Plaza	Port St. Lucie, FL	Medical office building	44,515		514,123		13.41	86.1		ReNew Therapy
Mount Vernon Medical Center	Atlanta, GA	Medical office building	85,121		2,429,556		30.41	93.9		Sandy Springs Internal Medicine; Mt. Vernon Internal Medicine
Park Medical Center	Charlotte, NC	Medical office building	32,947		724,829		22.78	96.6		Mecklenburg Medical Group
Partell Medical Center	Las Vegas, NV	Medical office building	30,626		741,228		26.66	90.8		Jacobs & Modaber
Rush-Copley Medical Office Building	Aurora, IL	Medical office building	31,244		767,556		24.57	100.0		Rush Copley Medical
Sierra Health Services (2300 W. Charleston Boulevard)	Las Vegas, NV	Outpatient treatment and diagnostic facility	25,998		576,564		22.19	100.0		Southwest Medical Associates, Inc.(3)
Sierra Health Services (2316 W. Charleston Boulevard)	Las Vegas, NV	Outpatient treatment and diagnostic facility	27,447		722,208		26.31	100.0		Southwest Medical Associates, Inc.(3)

						Annualized
			Rentable			Base Rent
			Square	Annualized		per Occupied			Principal Tenants/
Property	Location	Type	Footage	Base Rent		Square Foot	Occupancy		Subtenants

Sierra Health Services (4475 S. Eastern Avenue)	Las Vegas, NV	Outpatient treatment and diagnostic facility	58,396	$1,263,624		$21.65	100.0%		Southwest Medical Associates, Inc.(3)
Sierra Health Services (888 S. Rancho Drive)	Las Vegas, NV	Outpatient treatment and diagnostic facility	49,014	1,211,388		24.71	100.0		Southwest Medical Associates, Inc.(3)
Stone Oak Physicians Plaza I (19016 Stone Oak Parkway)	San Antonio, TX	Medical office building	65,652 (4)	1,472,892	(4)	22.43	100.0	(4)	IMED; Radiology Associates; Dermatology Associates
Stone Oak Physicians Plaza II (540 Stone Oak Parkway)	San Antonio, TX	Medical office building	65,652 (4)	1,472,892	(4)	22.43	100.0	(4)	IMED; Radiology Associates; Dermatology Associates
Tomball Professional Atrium Building	Tomball, TX	Medical office building	53,617	786,432		18.59	78.9%		Dr. Murillo
Urology Center of Florida	Ocala, FL	Ambulatory surgery center/ physician group clinic	19,561	430,572		22.01	100.0		Urologic Healthcare, Inc.
Urology Center of the South(2)	Germantown, TN	Ambulatory surgery center/ physician group clinic	33,777	1,154,532		34.18	100.0		Urology Ambulatory Surgery Center, LLC
West Pearland Professional Center	Pearland, TX	Medical office building	20,800	396,744		19.07	100.0		Orthopedic Specialty; Women’s Hospital of Texas
Winn Way	Decatur, GA	Medical office building	21,737	308,339		17.40	81.5		PACT Atlanta; Georgia Retina
Total			718,155	$14,962,367
Weighted Average						$22.30	93.4%

(1)	Represents total (or weighted average) for 7852 Gateway Boulevard, 7878 Gateway Boulevard and 7888 Gateway Boulevard.

(2)	Urology Center of the South is owned by Brierbrook Partners, LLC, or Brierbrook. The limited liability company interests in Brierbrook consist of Class A interests, and the managing member’s Class B interest, which we hold. We own 92.0% of the Class A limited liability company interests in

Brierbrook. Physicians who are members of the Urology Center of the South, P.C., own 8% of the Class A limited liability company interests in Brierbrook.

(3)	These leases are guaranteed by Sierra Health Services, Inc., a New York Stock Exchange listed company and parent of Southwest Medical Associates, Inc.

(4)	Represents total (or weighted average) for 19016 Stone Oak Parkway and 540 Stone Oak Parkway.

      The following table sets forth information regarding our top ten tenants based on annualized base rent for the month ended September 30, 2003:

			Total	Percentage
		Number	Occupied	by	Lease
		of	Rentable	Annualized	Expiration
Tenant	Property	Leases	Square Feet	Base Rent	Date

Southwest Medical Assoc	Sierra	4	160,855	25.2%	Jan-2016
UCS-Ambulatory Surgery	Brierbrook	1	15,918	4.7	May-2022
El Paso Health Care System (Del Sol)	Gateway	2	40,596	3.5	May-2004 and May-2006
Ocala-Urololgy Center	Ocala	2	19,561	2.9	May-2010
Rush Copley	Rush Copley	1	18,264	2.8	Aug-2015
UCS-Urology Clinic	Brierbrook	1	12,789	2.3	May-2022
Jacobs & Modaber, MD	Partell	1	13,135	2.2	Apr-2006
MMG	Park	1	10,019	1.7	Feb-2009
Centennial Pediatrics	310 Building	1	12,529	1.3	Oct-2012
Psych. Consultants	310 Building	1	11,573	1.2	Dec-2011

Subtotal Top 10 Tenants		15	315,239	47.8

All remaining tenants		134	355,506	52.2

Total		149	670,745	100.0%

      The following table sets forth information regarding lease expirations for our existing properties by year from September 30, 2003 through December 31, 2008:

		Square	Percentage of
	Number	Footage	Total	Monthly Rental	Percentage of Monthly
	of Leases	of Leases	Rentable	Revenue of	Rental Revenue
Year of Lease Expiration	Expiring	Expiring	Square Feet	Expiring Leases	Expiring

2003(1)	5 (2)	10,155	1.4%	$15,704	1.3%
2004	34	90,699	12.6	164,296	13.2
2005	35	93,670	13.0	168,761	13.5
2006	21	75,766	10.6	115,100	9.2
2007	14	41,048	5.7	65,731	5.3
2008	11	22,800	3.2	30,591	2.5
Thereafter	26	324,983	45.2	652,107	52.3

Total	146	659,121	91.8%	$1,212,292	97.2%

(1)	From September 30, 2003 through December 31, 2003.

(2)	Does not include tenants paying rent on a month-to-month basis with respect to an aggregate of 11,624 square feet.

310 Building

      General. The 310 Building is a multi-tenant, three-story medical office building located at 310 25th Avenue North, Nashville, Tennessee. The building is near medical campuses of Centennial Medical Center and Baptist Medical Center. In the event we propose to sell or otherwise dispose of this property, HCA Properties will have a right of first refusal.

      Leases. The property currently is leased to eight tenants.

		Square
	Number	Footage	Percentage of	Annual Rental	Percentage of Annual
	of Leases	of Leases	Rentable	Revenue	Rental Revenue
Year of Lease Expiration	Expiring	Expiring	Square Feet	Expiring Leases	Expiring

2003	—	—	0.0%	$—	0.0%
2004	2	6,722	13.9	105,528	14.9
2005	2	6,435	13.3	120,912	17.1
2006	1	4,166	8.6	70,956	10.0
2007	1	1,480	3.1	27,384	3.9
2008	—	—	0.0	—	0.0
2009	—	—	0.0	—	0.0
2010	—	—	0.0	—	0.0
2011	1	11,573	23.9	181,692	25.7
2012	1	12,529	25.9	200,532	28.4
2013	—	—	0.00	—	0.0

      Historical Occupancy Rates. We have owned the property since May 2003. The occupancy rate as of September 30, 2003 was 88.7%.

      Principal Tenants. Centennial Pediatrics, P.C. is a pediatric physician group. The other tenants are local physicians and physician groups or related service providers.

		Percentage of
	Rentable Square	Rentable Square	Annual
Tenant	Feet Occupied	Feet Occupied	Base Rent	Expiration Date	Principal Business

Centennial Pediatrics	12,529	25.9%	$200,532	October 2012	Pediatric Medicine

      Capital Improvements. We are currently in the process of pricing the replacement of one of three HVAC roof top units. We plan to replace one of these units in each of the next three years.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $16.48 per occupied square foot on an annual basis. Seven tenants pay their proportionate share of operational expenses. One tenant does not pay any operational expenses but pays higher base rent. Base rent under each tenant lease increases annually by a specified percentage between 0.0% and 4.0% or an amount based upon increases in the consumer price index.

      Debt. This property serves as collateral for our $4.0 million credit facility with Union Planter’s Bank entered into on October 1, 2003. The credit facility is available for working capital purposes and matures in October 2004. The term of the credit facility is one year. The credit facility bears interest at variable rates of prime, depending on our leverage ratio, and contains covenants that require, among other things, the maintenance of certain financial ratios. At September 30, 2003, there was no outstanding balance under this credit facility.

Gateway East Medical Office Properties (7878, 7852 and 7888 Gateway Blvd.)

      General. Gateway East Medical Office Properties consists of three buildings: 7852, 7878 and 7888 Gateway East Blvd, El Paso Texas. 7852 is a single-tenant, single-story medical office building; 7878 is a multi-tenant, four-story medical office building; and 7888 is a multi-tenant, two-story medical office building. The buildings are adjacent to the main medical campus of Del Sol Regional Medical Center.

      Leases. The property currently is leased to four tenants.

		Square		Annual	Percentage
		Footage	Percentage	Rental	of Annual
	Number	of	of Rentable	Revenue	Rental
	of Leases	Leases	Square	Expiring	Revenue
Year of Lease Expiration	Expiring	Expiring	Feet	Leases	Expiring

2003	—	—	0.0	$—	0.0%
2004	1	16,200	23.4	226,800	30.0
2005	2	4,869	7.0	76,272	10.1
2006	1	24,396	35.2	292,752	38.8
2007	3	12,578	18.1	158,952	21.1
2008	—	—	0.0	—	0.0
2009	—	—	0.0	—	0.0
2010	—	—	0.0	—	0.0
2011	—	—	0.0	—	0.0
2012	—	—	0.0	—	0.0
2013	—	—	0.0	—	0.0

      Historical Occupancy Rates. We have owned the property since May 2003. The occupancy rate as of September 30, 2003 was 83.7%.

      Principal Tenants. El Paso Health Care Systems has two leases: one in the 7852 building, which is the physical therapy group, and the other in the 7878 building, which serves as administrative offices for Del Sol Medical Center. The other tenants are local physicians and physician groups or related service providers.

	Rentable	Percentage of
	Square Feet	Rentable Square	Annual
Tenant	Occupied	Feet Occupied	Base Rent	Expiration Date	Principal Business

El Paso Health Care Systems	40,596	58.5%	$519,552	May 2004 & 2006	Physical Therapy

      Capital Improvements. We have plans to expand the parking lot in front of the 7852 building during the second quarter of 2004 at an estimated cost of $15,000.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $13.00 per occupied square foot on an annual basis. All of the tenants pay their proportionate share of operational expenses with one tenant’s operating expenses being capped.

      Debt. The debt on this property, approximately $6.0 million, as of September 30, 2003, is payable based on a 30-year amortization, with a maturity in December 2009, and a balance due at maturity (assuming no prepayment of principal or accrued interest and/or fees) of $5.5 million. The current fixed interest rate of this debt is 8.4%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt,” beginning on page 40, for a discussion regarding any prepayment penalty.

Morningside Professional Plaza

      General. Morningside Professional Plaza is a multi-tenant, single-story medical office building located at 1850 S.E. Port St. Lucie Blvd, Port St. Lucie, Florida. The building is located on the main business thoroughfare and is approximately two miles from St. Lucie Medical Center, a HCA-owned acute care facility.

      Leases. The property currently is leased to 21 tenants.

					Percentage
		Square	Percentage		of Annual
	Number	Footage	of Rentable	Annual Rental	Rental
	of Leases	of Leases	Square	Revenue Expiring	Revenue
Year of Lease Expiration	Expiring	Expiring	Feet	Leases	Expiring

2003(1)	—	—	0.0%	$—	0.0%
2004	2	4,145	9.3	58,248	11.3
2005	5	5,845	13.1	84,972	16.5
2006	4	6,557	14.7	83,628	16.3
2007	2	3,025	6.8	37,812	7.4
2008	5	10,558	23.7	133,776	26.0
2009	—	—	0.0	—	0.0
2010	1	4,477	10.1	54,684	10.6
2011	—	—	0.0	—	0.0
2012	—	—	0.0	—	0.0
2013	—	—	0.0	—	0.0

(1)	Does not include a tenant paying rent on a month-to-month basis for 3,738 sq. ft. and $61,003 annualized base rent.

      Historical Occupancy Rates. We have owned the property since May 2003. The occupancy rate as of September 30, 2003 was 86.1%.

      Principal Tenants. Renew Therapy provides respiratory and physical therapy services. The other tenants are an emergency care clinic, local physicians and physician groups or related service providers.

		Percentage of
	Rentable Square	Rentable Square	Annual
Tenant	Feet Occupied	Feet Occupied	Base Rent	Expiration Date	Principal Business

Renew Therapy	4,477	10.1%	$54,684	July 2010	Resp. & Physical Therapy

      Capital Improvements. We do not have any immediate plans to improve or renovate the facility.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $13.41 per occupied square foot on an annual basis. All of the tenants pay their proportionate share of operational expenses. Base rent under each tenant lease increases annually by the greater of a specified percentage between 2.0% and 4.0% or an amount based upon increases in the consumer price index.

      Debt. This property will serve as collateral in the event we increase our $25.0 million credit facility with Huntington National Bank. The credit facility is available for working capital and acquisition purposes and has a term of two years. The credit facility bears interest at variable rates of LIBOR plus 2.0 to 2.5%, depending on our leverage ratio, and contains covenants that require, among other things, the maintenance of certain financial ratios, and limit the amount of recourse indebtedness that we may incur and the amount of floating rate indebtedness not subject to an interest rate protection agreement that we may incur. At September 30, 2003, the amount outstanding under the credit facility was approximately $22.7 million.

Mount Vernon Medical Center

      General. Mount Vernon Medical Center is a multi-tenant, five-story medical office building located at 755 Mt. Vernon Highway, Atlanta, Ga. The building is within a three mile radius of Atlanta’s Northside and St. Josephs Hospitals.

      Leases. The property currently is leased to 28 tenants.

				Annual	Percentage
		Square	Percentage	Rental	of Annual
	Number	Footage	of Rentable	Revenue	Rental
	of Leases	of Leases	Square	Expiring	Revenue
Year of Lease Expiration	Expiring	Expiring	Feet	Leases	Expiring

2003(1)	1	—	0.0%	$4,048	0.17%
2004	12	28,629	33.6	859,644	35.4
2005	3	5,007	5.9	132,936	5.5
2006	—	—	0.0	—	0.0
2007	2	6,941	8.2	202,791	8.3
2008	—	—	0.0	—	0.0
2009	1	3,053	3.6	90,696	3.7
2010	—	—	0.0	—	0.0
2011	—	—	0.0	—	0.0
2012	—	—	0.0	—	0.0
2013	—	—	0.0	—	0.0

(1)	Does not include tenants paying rent on a month-to-month basis for $353,861 of annualized base rent.

      Historical Occupancy Rates. We have owned the property since May 2003. The occupancy rate as of September 30, 2003 was 93.9%.

      Principal Tenants. Mt. Vernon Internal Medicine and Sandy Springs Internal Medicine are both internal medicine practices. The other tenants are local physicians and physician groups or related service providers.

		Percentage of
	Rentable Square	Rentable Square	Annual	Expiration
Tenant	Feet Occupied	Feet Occupied	Base Rent	Date	Principal Business

Sandy Springs Int. Med.	8,831	10.4%	$236,496	March 2014	Internal Medicine
Mt. Vernon Internal Medicine	8,133	9.6	217,800	February 2014	Internal Medicine

      Capital Improvements. We are currently planning to redirect the traffic flow of the parking garage and add a new exit drive to the property. We anticipate the total project cost to be between $80,000 and $100,000.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $30.41 per occupied square foot on an annual basis. All of the tenants pay their proportionate share of operational expenses, with the exception of one antenna lease. Base rent under each tenant lease increases annually by the greater of a specified percentage between 2.0% and 3.0% or an amount based upon increases in the consumer price index.

      Debt. The debt on this property, approximately $14.9 million, as of September 30, 2003, is payable based on a 30-year amortization, with a maturity in July 2010, and a balance due at maturity (assuming no prepayment of principal or accrued interest and/or fees) of approximately $13.7 million. The current fixed interest rate of this debt is 8.2%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt,” beginning on page 40, for a discussion regarding any prepayment penalty.

Park Medical Center

      General. Park Medical Center is a multi-tenant, three-story medical office building located at 10512 Park Road, Pineville, North Carolina. The building is contiguous to the medical campus of Carolinas Health Care Pineville.

      Leases. The property currently is leased to eight tenants.

					Percentage
		Square	Percentage		of Annual
	Number	Footage of	of Rentable	Annual Rental	Rental
	of Leases	Leases	Square	Revenue Expiring	Revenue
Year of Lease Expiration	Expiring	Expiring	Feet	Leases	Expiring

2003	—	—	0.0%	$—	0.0%
2004	2	3,698	11.2	76,056	10.5
2005	2	11,745	35.6	266,021	36.7
2006	1	2,312	7.0	40,692	5.6
2007	—	—	0.0	—	0.0
2008	2	4,063	12.3	93,192	12.9
2009	1	10,019	30.4	248,868	34.3
2010	—	—	0.0	—	0.0
2011	—	—	0.0	—	0.0
2012	—	—	0.0	—	0.0
2013	—	—	0.0	—	0.0

      Historical Occupancy Rates. Due to our relatively short operations history, we have less than two years of historical occupancy rates applicable to our ownership of the property. The occupancy rate as of September 30, 2003 was 96.6%.

      Principal Tenants. Mecklenburg Medical Group is a family practice group. The other tenants are local physicians and physician groups or related service providers.

Percentage of
	Rentable	Rentable
	Square Feet	Square Feet	Annual
Tenant	Occupied	Occupied	Base Rent	Expiration Date	Principal Business

Mecklenburg Medical Group	10,019	30.4%	$248,868	February 2009	Family Medical Practice

      Capital Improvements. We do not have any immediate plans to improve or renovate the facility.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $22.78 per occupied square foot on an annual basis. All of the tenants pay their proportionate share of operational expenses above a contractual amount of operational expense. Base rent under each tenant lease increases annually by the percentage increase in the consumer price index.

      Debt. The debt on this property, approximately $3.9 million, as of September 30, 2003, is based on a 30-year amortization, with a maturity in September 2009, and a balance due at maturity (assuming no prepayment of principal or accrued interest and/or fees) of approximately $3.5 million. The current fixed interest rate of this debt is 8.0%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt,” beginning on page 40, for a discussion regarding any prepayment penalty.

Partell Medical Center

      General. Partell Medical Center is a multi-tenant, three-story medical office building located at 2870 South Maryland Parkway, Las Vegas, Nevada. The building is near the medical campus of Sunrise Medical Center.

      Leases. The property currently is leased to eight tenants.

					Percentage
		Square	Percentage		of Annual
	Number	Footage of	of Rentable	Annual Rental	Rental
	of Leases	Leases	Square	Revenue Expiring	Revenue
Year of Lease Expiration	Expiring	Expiring	Feet	Leases	Expiring

2003	—	—	0.0%	$—	0.0%
2004	4	8,816	28.8	220,956	29.8
2005	1	1,308	4.3	42,000	5.7
2006	3	17,684	57.7	478,272	64.5
2007	—	—	0.0	—	0.0
2008	—	—	0.0	—	0.0
2009	—	—	0.0	—	0.0
2010	—	—	0.0	—	0.0
2011	—	—	0.0	—	0.0
2012	—	—	0.0	—	0.0
2013	—	—	0.0	—	0.0

      Historical Occupancy Rates. Due to our relatively short operations history, we have less than two years of historical occupancy rates applicable to our ownership of the property. The occupancy rate as of September 30, 2003 was 90.8%.

      Principal Tenants. Jacobs & Modabar M.D’s. Ltd. is a family medical practice. The other tenants are local physicians and physician groups or related service providers.

		Percentage of
	Rentable Square	Rentable Square	Annual
Tenant	Feet Occupied	Feet Occupied	Base Rent	Expiration Date	Principal Business

Jacobs & Modaber, MD	13,135	42.9%	$334,416	April 2006	Family Medical Practice

      Capital Improvements. We do not have any immediate plans to improve or renovate the facility.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $26.66 per occupied square foot on an annual basis. Seven of the eight tenants pay their proportionate share of operational expenses. One tenant does not pay any operational expenses but pays higher base rent. Base rent under each tenant lease increases annually by the greater of the consumer price index and 3.0%, except with respect to one tenant where the base rent increases annually by the greater of the consumer price index and 5.0%.

      Debt. The debt on this property, approximately $4.9 million, as of September 30, 2003, is payable based on a 30-year amortization, with a maturity in June 2011, and a balance due at maturity (assuming no prepayment of principal or accrued interest and/or fees) of approximately $4.5 million. The current fixed interest rate of this debt is 7.6%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt,” beginning on page 40, for a discussion regarding any prepayment penalty.

Rush Copley Medical Office Building

      General. Rush Copley Medical Office Building is a multi-tenant, two-story medical office building located at 1900 Ogden Avenue, Aurora, Illinois. The building is part of the medical campus of Rush Copley Medical Center. We acquired the property in a vertical subdivision. In the event we propose to sell or otherwise dispose of this property, Copley Memorial Hospital, Inc. and its affiliates will have a right of first refusal.

      Leases. The property currently is leased to seven tenants.

		Square		Annual	Percentage
		Footage	Percentage	Rental	of Annual
	Number	of	of Rentable	Revenue	Rental
	of Leases	Leases	Square	Expiring	Revenue
Year of Lease Expiration	Expiring	Expiring	Feet	Leases	Expiring

2003	—	—	0.0%	$—	0.0%
2004	—	—	0.0	—	0.0
2005	1	2,765	8.9	77,460	10.1
2006	1	879	2.8	24,444	3.2
2007	2	2,040	6.5	56,100	7.3
2008	—	—	0.0	—	0.0
2009	—	—	0.0	—	0.0
2010	—	—	0.0	—	0.0
2011	—	—	0.0	—	0.0
2012	2	7,296	23.4	198,612	25.9
2013	—	—	0.0	—	0.0

      Historical Occupancy Rates. We have owned the property since August 2003. The occupancy rate as of September 30, 2003 was 100%.

      Principal Tenants. Rush Copley is a hospital and health care provider. The other tenants are local physicians and physician groups or related service providers.

	Rentable Square	Percentage of Rentable	Annual Base	Expiration
Tenant	Feet Occupied	Square Feet Occupied	Rent	Date	Principal Business

Rush Copley	18,264	58.5%	$410,940	August 2015	Hospital/Health Care provider

      Capital Improvements. We do not have any immediate plans to improve or renovate the facility.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $24.57 per occupied square foot on an annual basis. One of the seven tenants pay their proportionate share of operational expenses. Six tenants do not pay any operational expenses but pay higher base rent. Base rent under each tenant lease increases annually by the greater of a specified percentage of 3.0% or an amount based upon increases in the consumer price index.

      Debt. This property serves as collateral for our $4.0 million credit facility with BankOne. The credit facility matures in August 2006. The credit facility bears interest at variable rates of LIBOR plus 1.6% (or, at the option of the debtor, other rates tied to the prime rate), depending on our leverage ratio, and contains covenants that require, among other things, the maintenance of certain financial ratios. At September 30, 2003, the amount outstanding under the credit facility was $4.0 million.

Sierra Health Services (2300 W. Charleston Blvd.)

      General. This property is a single-tenant, two-story medical office building located at 2300 W. Charleston Blvd., Las Vegas, NV. The building is part of the main medical campus of Sierra Health Services, Inc., which is located west of University Medical Center and Valley Hospital.

      Leases. The property currently is leased to one tenant, Southwest Medical Associates, Inc., whose lease expires in January 2016.

      Historical Occupancy Rates. Due to our relatively short operations history, we have less than two years of historical occupancy rates applicable to our ownership of the property. The occupancy rate as of September 30, 2003 was 100.0%.

      Principal Tenant. Southwest Medical Associates, Inc. is a wholly-owned subsidiary of Sierra Health Services, Inc.

	Rentable Square	Percentage of Rentable	Annual Base
Tenant	Feet Occupied	Square Feet Occupied	Rent	Expiration Date	Principal Business

Southwest Medical Assoc., Inc.	25,998	100.0%	$576,564	January 2016	General Medical

      Capital Improvements. We do not have any immediate plans to improve or renovate the facility.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $22.19 per occupied square foot on an annual basis. The tenant pays all of the costs and expenses associated with the operation, maintenance, repair and replacement of the property. Base rent under the lease increases annually by 1.5%.

      Debt. This property serves as collateral for our $25.0 million credit facility with Huntington National Bank. At September 30, 2003, the amount outstanding under the credit facility was approximately $22.7 million.

Sierra Health Services (2316 W. Charleston Blvd.)

      General. This property is a single-tenant, two-story medical office building located at 2316 W. Charleston Blvd., Las Vegas, NV. The building is part of the main medical campus of Sierra Health Services, Inc., which is located west of University Medical Center and Valley Hospital.

      Leases. The property currently is leased to one tenant, Southwest Medical Associates, Inc., whose lease expires on January 2016.

      Historical Occupancy Rates. Due to our relatively short operations history, we have less than two years of historical occupancy rates applicable to our ownership of the property. The occupancy rate as of September 30, 2003 was 100.0%.

      Principal Tenants. Southwest Medical Associates, Inc. is a wholly-owned subsidiary of Sierra Health Services, Inc.

	Rentable	Percentage of
	Square Feet	Rentable Square	Annual Base
Tenant	Occupied	Feet Occupied	Rent	Expiration Date	Principal Business

Southwest Medical Assoc., Inc.	27,447	100.0%	$722,208	January 2016	General Medical

      Capital Improvements. We do not have any immediate plans to improve or renovate the facility.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $26.31 per occupied square foot on an annual basis. The tenant pays all of the costs and expenses associated with the operation, maintenance, repair and replacement of the property. Base rent under the lease increases annually by 1.5%.

      Debt. This property serves as collateral for our $25.0 million credit facility with Huntington National Bank. At September 30, 2003, the amount outstanding under the credit facility was approximately $22.7 million.

Sierra Health Services (4475 S. Eastern Ave.)

      General. This property is a single-tenant, two-story medical office building located at 4475 S. Eastern Ave., Las Vegas, NV. The building is part of the main medical campus of Sierra Health Services, Inc., which is located west of University Medical Center and Valley Hospital.

      Lease. The property currently is leased to one tenant, Southwest Medical Associates, Inc., whose lease expires in January 2016.

      Historical Occupancy Rates. Due to our relatively short operations history, we have less than two years of historical occupancy rates applicable to our ownership of the property. The occupancy rate as of September 30, 2003 was 100.0%.

      Principal Tenants. Southwest Medical Associates, Inc. is a wholly-owned subsidiary of Sierra Health Services, Inc.

	Rentable	Percentage of
	Square Feet	Rentable Square	Annual Base
Tenant	Occupied	Feet Occupied	Rent	Expiration Date	Principal Business

Southwest Medical Assoc., Inc.	58,396	100.0%	$1,263,624	January 2016	General Medical

      Capital Improvements. We do not have any immediate plans to improve or renovate the facility.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $21.65 per occupied square foot on an annual basis. The tenant pays all of the costs and expenses associated with the operation, maintenance, repair and replacement of the property. Base rent under the lease increases annually by 1.5%.

      Debt. The debt on this property, approximately $9.0 million, as of September 30, 2003, is payable based on a 30-year amortization, with a maturity in April 2008, and a balance due at maturity (assuming no prepayment of principal or accrued interest and/or fees) of approximately $8.3 million. The current fixed interest rate of this debt is 5.0%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt,” beginning on page 40, for a discussion regarding any prepayment penalty.

Sierra Health Services (888 S. Rancho)

      General. This property is a single-tenant, two-story medical office building located at 888 S. Rancho Blvd., Las Vegas, NV. The building is part of the main medical campus of Sierra Health Services, Inc., which is located west of University Medical Center and Valley Hospital.

      Leases. The property currently is leased to one tenant, Southwest Medical Associates, Inc., whose lease expires in January 2016.

      Historical Occupancy Rates. Due to our relatively short operations history, we have less than two years of historical occupancy rates applicable to our ownership of the property. The occupancy rate as of September 30, 2003 was 100.0%.

      Principal Tenants. Southwest Medical Associates, Inc. is a wholly-owned subsidiary of Sierra Health Services, Inc.

		Percentage of
		Rentable
	Rentable Square	Square Feet	Annual Base
Tenant	Feet Occupied	Occupied	Rent	Expiration Date	Principal Business

Southwest Medical Assoc., Inc.	49,014	100.0%	$1,211,388	January 2016	General Medical

      Capital Improvements. We do not have any immediate plans to improve or renovate the facility.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $24.71 per occupied square foot on an annual basis. The tenant pays all of the costs and expenses associated with the operation, maintenance, repair and replacement of the property. Base rent under the lease increases annually by 1.5%.

      Debt. This property serves as collateral for our $25.0 million credit facility with Huntington National Bank. At September 30, 2003, the amount outstanding under the credit facility was approximately $22.7 million.

Stone Oak Physicians Plaza

      General. Stone Oak Physicians Plaza consists of two multi-tenant, two-story medical office buildings located at 19016 Stone Oak Parkway and 540 Oak Center Drive, San Antonio, Texas. The property is adjacent to the main medical campus of North Central Baptist Hospital.

      Leases. The property currently is leased to 20 tenants.

					Percentage
		Square	Percentage		of Annual
	Number	Footage of	of Rentable	Annual Rental	Rental
	of Leases	Leases	Square	Revenue Expiring	Revenue
Year of Lease Expiration	Expiring	Expiring	Feet	Leases	Expiring

2003	—	—	0.0%	$—	0.0%
2004	—	—	0.0	—	0.0
2005	14	47,907	73.0	1,085,436	73.7
2006	5	9,664	14.8	206,100	14.0
2007	1	8,081	12.3	181,356	12.3
2008	—	—	0.0	—	0.0
2009	—	—	0.0	—	0.0
2010	—	—	0.0	—	0.0
2011	—	—	0.0	—	0.0
2012	—	—	0.0	—	0.0
2013	—	—	0.0	—	0.0

      Historical Occupancy Rates. We have owned the property since May 2003. The occupancy rate as of September 30, 2003 was 100.0%.

      Principal Tenants. Radiology Associates is an imaging group, Dermatology Associates is a dermatology clinic, and IMED is an internal medicine physician group. The other tenants are local physicians and physician groups or related service providers.

	Rentable	Percentage of
	Square Feet	Rentable Square	Annual Base
Tenant	Occupied	Feet Occupied	Rent	Expiration Date	Principal Business

Radiology Assoc. San Ant.	8,081	12.3%	$181,356	May 2007	Imaging Group
IMED	8,081	12.3	194,580	February 2005	Internal Medicine
Dermatology Assoc. San Ant.	8,725	13.3	215,232	September 2005	Dermatology Clinic

      Capital Improvements. We currently have plans to expand the parking lot around one of the buildings. The estimated budget is $75,000.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $22.43 per occupied square foot on an annual basis. All of the tenants pay their proportionate share of operational expenses.

      Debt. The debt on this property, approximately $7.2 million, as of September 30, 2003, is payable based on a 30-year amortization, with a maturity in February 2011, and a balance due at maturity (assuming no prepayment of principal or accrued interest and/or fees) of approximately $6.5 million. The current fixed interest rate on this debt is 7.5%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt,” beginning on page 40, for a discussion regarding any prepayment penalty.

Tomball Professional Atrium Building

      General. The Tomball Professional Atrium Building is a multi-tenant, two-story medical office building located at 402 Holderrieth Street, Tomball, Texas. The building is near the medical campus of Tomball Medical Center.

      Leases. The property currently is leased to 21 tenants.

				Annual	Percentage
		Square	Percentage	Rental	of Annual
	Number	Footage	of Rentable	Revenue	Rental
	of Leases	of Leases	Square	Expiring	Revenue
Year of Lease Expiration	Expiring	Expiring	Feet	Leases	Expiring

2003	4	10,155	18.9%	$184,404	23.4%
2004	10	21,705	40.5	410,208	52.2
2005	3	5,174	9.7	95,352	12.1
2006	2	2,685	5.0	48,648	6.2
2007	1	725	1.4	12,324	1.6
2008	1	1,868	3.5	35,496	4.5
2009	—	—	0.0	—	0.0
2010	—	—	0.0	—	0.0
2011	—	—	0.0	—	0.0
2012	—	—	0.0	—	0.0
2013	—	—	0.0	—	0.0

      Historical Occupancy Rates. We have owned the property since May 2003. The occupancy rate as of September 30, 2003 was 78.9%.

      Principal Tenants. George J. Murillo, M.D. is a family practitioner. The other tenants are local physicians and physician groups or related service providers.

	Rentable	Percentage of
	Square Feet	Rentable Square Feet	Annual Base
Tenant	Occupied	Occupied	Rent	Expiration Date	Principal Business

Dr. Murillo	4,373	8.2%	$78,444	November 2004	FamilyMedicine

      Capital Improvements. We do not have any immediate plans to improve or renovate the facility.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $18.59 per occupied square foot on an annual basis. All of the 21 tenants pay their proportionate share of operational expenses above a contractual amount of operational expense. Base rent under each tenant lease increases annually by 3.0%.

      Debt. The debt assumed on this property, approximately $3.2 million, as of September 30, 2003, is payable based on a 30-year amortization, with a maturity in April 2011, and a balance due at maturity (assuming no prepayment of principal or accrued interest and/or fees) of approximately $2.9 million. The current fixed interest rate of this debt is 7.5%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt,” beginning on page 40, for a discussion regarding any prepayment penalty.

Urology Center of Florida

      General. The Urology Center of Florida is a single-tenant (with two operating leases), single-story medical office building located at 3210 S.W. 34th Street in Ocala, Florida. The property, which contains both a surgery center and a clinic, is located in a medical district approximately two miles from Ocala’s two main hospitals: Ocala Regional Medical Center and Munroe Regional Medical Center.

      Leases. The property currently is leased to one tenant with two operating leases.

				Annual	Percentage
		Square	Percentage	Rental	of Annual
	Number	Footage	of Rentable	Revenue	Rental
	of Leases	of Leases	Square	Expiring	Revenue
Year of Lease Expiration	Expiring	Expiring	Feet	Leases	Expiring

2003	—	—	0.0%	$—	0.0%
2004	—	—	0.0	—	0.0
2005	—	—	0.0	—	0.0
2006	—	—	0.0	—	0.0
2007	—	—	0.0	—	0.0
2008	—	—	0.0	—	0.0
2009	—	—	0.0	—	0.0
2010	2	19,561	100.0	430,572	100.0
2011	—	—	0.0	—	0.0
2012	—	—	0.0	—	0.0
2013	—	—	0.0	—	0.0

      Historical Occupancy Rates. We have owned the property since May 2003. The occupancy rate as of September 30, 2003 was 100.0%.

      Principal Tenants. Urologic Health Care, Inc. is a urology practice in the North Central Florida area.

Percentage
	Rentable	of Rentable
	Square Feet	Square Feet	Annual	Expiration	Principal
Tenant	Occupied	Occupied	Base Rent	Date	Business

Urologic Health Care, Inc.	19,561	100.0%	$430,572	May 2010	Urology Medical

      Capital Improvements. We do not have any immediate plans to improve or renovate the facility.

      Rental Rate Details. The average rental rate occupied per square foot, based on the tenants in place as of September 30, 2003, is $22.01 per occupied square foot on an annual basis. This is a net lease and the tenant pays their proportionate share of operational expenses. Base rent under the lease increases annually by 2.0%.

      Debt. This property will serve as collateral in the event we increase our $25.0 million credit facility with Huntington National Bank. At September 30, 2003, the amount outstanding under the credit facility was approximately $22.7 million.

Urology Center of the South

      General. Urology Center of the South is a multi-tenant, one-story medical office building located at 1325 Wolf Park Drive, Germantown, Tennessee.

      Leases. The property currently is leased to three tenants, where all three leases expire in May 2022.

      Historical Occupancy Rates. Due to our relatively short operations history, we have less than two years of historical occupancy rates applicable to our ownership of the property. The occupancy rate as of September 30, 2003 was 100.0%.

      Principal Tenants. Urology Ambulatory Surgery Center is an outpatient surgery center. The other tenants are local physicians and physician groups or related service providers.

	Rentable	Percentage of
	Square Feet	Rentable Square Feet	Annual Base
Tenant	Occupied	Occupied	Rent	Expiration Date	Principal Business

UCS	33,777	100.0%	$1,154,532	May 2022	Urology Medical

      Capital Improvements. We do not have any immediate plans to improve or renovate the facility.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $34.18 per occupied square foot on an annual basis. All of the three tenants pay their proportionate share of operational expenses. Base rent under each tenant lease increases annually by the greater of a specified percentage of 3.0% or an amount based upon increases in the consumer price index.

      Debt. This property serves as collateral for our $25.0 million credit facility with Huntington National Bank. At September 30, 2003, the amount outstanding under the credit facility was approximately $22.7 million.

West Pearland Professional Center

      General. West Pearland Professional Center is a multi-tenant, single-story medical office building located at 10223 Broadway, Pearland (Houston), Texas. The building is located in the high growth area of West Pearland near the intersection of Highway 288 and FM518.

      Leases. The property currently is leased to six tenants.

					Percentage
		Square			of Annual
	Number	Footage	Percentage	Annual Rental	Rental
	of Leases	of Leases	of Total	Revenue	Revenue
Year of Lease Expiration	Expiring	Expiring	Square Feet	Expiring Leases	Expiring

2003	—	—	0.0%	$—	0.0%
2004	—	—	0.0	—	0.0
2005	1	1,100	5.3	18,696	4.7
2006	—	—	0.0	—	0.0
2007	1	4,500	21.6	83,256	21.0
2008	—	—	0.0	—	0.0
2009	—	—	0.0	—	0.0
2010	4	15,200	73.1	294,792	74.3
2011	—	—	0.0	—	0.0
2012	—	—	0.0	—	0.0
2013	—	—	0.0	—	0.0

      Historical Occupancy Rates. We have owned the property since May 2003. The occupancy rate as of September 30, 2003 was 100.0%.

      Principal Tenants. Women’s Hospital specializes in women’s care and Orthopedic Specialty is an orthopedic clinic. The other tenants are local physicians and physician groups or related service providers.

		Percentage
	Rentable	of Rentable
	Square Feet	Square Feet	Annual	Expiration
Tenant	Occupied	Occupied	Base Rent	Date	Principal Business

Women’s Hospital of Texas	7,000	33.7%	$144,336	June 2010	Women’s Health
Orthopedic Specialty Hospital	5,000	24.0	97,656	August 2010	Orthopedic Care

      Capital Improvements. We do not have any immediate plans to improve or renovate the facility.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $19.07 per occupied square foot on an annual basis. All of the tenants pay their proportionate share of operational expenses. Base rent under each tenant lease has stepped rent increases over the term.

      Debt. The debt on this property, approximately $2.6 million, as of September 30, 2003, is payable based on a 30-year amortization, with a maturity date in February 2011, and a balance due at maturity (assuming no prepayment of principal or accrued interest and/or fees) of approximately $2.4 million. The current fixed interest rate on this debt is 7.6%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt,” beginning on page 40, for a discussion regarding any prepayment penalty.

Winn Way

      General. Winn Way is a multi-tenant, two-story medical office building located at 465 Winn Way, Decatur (Atlanta), Georgia. The building is in a medical market within a mile of the Dekalb Medical Center.

      Leases. The property currently is leased to eight tenants.

					Percentage
		Square			of Annual
	Number	Footage	Percentage	Annual Rental	Rental
	of Leases	of Leases	of Rentable	Revenue	Revenue
Year of Lease Expiration	Expiring	Expiring	Square Feet	Expiring Leases	Expiring

2003	—	—	0.0%	$—	0.0%
2004	1	784	3.6	14,112	4.6
2005	1	1,515	7.0	25,080	8.1
2006	3	7,423	34.1	135,725	44.1
2007	1	1,678	7.7	28,794	9.3
2008	2	6,311	29.0	104,628	33.9
2009	—	—	0.0	—	0.0
2010	—	—	0.0	—	0.0
2011	—	—	0.0	—	0.0
2012	—	—	0.0	—	0.0
2013	—	—	0.0	—	0.0

      Historical Occupancy Rates. We have owned the property since May 2003. The occupancy rate as of September 30, 2003 was 81.5%.

      Principal Tenants. The building is currently 81.5% occupied. Georgia Retina is an ophthalmology group, and PACT Atlanta, LLC is a psychiatry and counseling services group. The other tenants are local physicians and physician groups or related service providers.

		Percentage
	Rentable	of Rentable
	Square Feet	Square Feet	Annual	Expiration
Tenant	Occupied	Occupied	Base Rent	Date	Principal Business

Georgia Retina	4,471	20.6%	$80,472	June 2008	Opthamology
PACT Atlanta	4,231	19.5	76,044	July 2006	Psychiatry

      Capital Improvements. We do not have any immediate plans to improve or renovate the property.

      Rental Rate Details. The average rental rate per occupied square foot, based on the tenants in place as of September 30, 2003, is $17.40 per occupied square foot on an annual basis. Five of the eight tenants pay their proportionate share of operational expenses. Three tenants are on a gross lease basis. The base rent under each tenant lease increases annually by the greater of a specified percentage between 2.5% and 4.0% or an amount based upon increases in the consumer price index.

      Debt. The debt on this property, approximately $1.3 million, as of September 30, 2003, is payable based on a 30-year amortization, with a maturity in August 2009, and a balance due at maturity (assuming no prepayment of principal or accrued interest and/or fees) of approximately $1.2 million. The current fixed interest rate of this debt is 8.9%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt,” beginning on page 40, for a discussion regarding any prepayment penalty.

Our Leases

      We generally have two types of leases: a master lease and a multi-tenant lease. Under a master lease, one master lessee leases an entire property and may then sublease space within the property to one or more sublessees. Under multi-tenant leases, lessees lease portions of a property directly from the owner.

      Our master leases are commonly referred to as “all net” leases. An all net lease, sometimes referred to as a full net lease, requires the lessee to pay all ongoing operating and maintenance expenses of the property, including property and casualty insurance, utilities and other charges incurred in the operation of the properties, as well as real estate taxes, ground lease rent and the costs of capital repairs and maintenance. Our master leases typically are all net leases in which the master lessee is responsible for paying all of these amounts. Our multi-tenant leases generally are triple net or expense-stop leases. A triple net lease or variations thereof requires the lessee to pay the ongoing operating and maintenance expenses, property and casualty insurance, real estate taxes, but generally requires the landlord to pay the cost of capital repairs and replacements. Under a triple net lease, the lessee generally is responsible for paying its proportionate share of these obligations. An expense-stop lease requires a lessee to pay its proportionate share of the ongoing operating and maintenance expenses, property and casualty insurance, and real estate taxes in excess of a fixed amount per square foot.

Depreciation, Real Estate Taxes and Insurance

      The federal tax basis for all but one of our properties, which is used to determine depreciation for federal income tax purposes, is our acquisition cost for each property. Urology Center of the South was placed in service for federal tax depreciation purposes as of May 2002. We use carryover basis for this property because we acquired our ownership interest in exchange for units of partnership interest in our operating partnership. For federal income tax purposes, depreciation with respect to the real property components of our properties (other than land) generally will be computed using the straight-line method over a useful life of 39 years, for a depreciation rate of 2.6% per year.

      The following table reflects certain real estate tax information for our existing properties.

	Estimated 2003 Real
	Property Tax	Estimated 2003
Property	Rate(1)	Real Estate Taxes

310 Building	4.58	$92,500
Gateway East Medical Office Building (7852 Gateway Boulevard)	3.05	100,100	(3)
Gateway East Medical Office Building (7878 Gateway Boulevard)	3.05	100,100	(3)
Gateway East Medical Office Building (7888 Gateway Boulevard)	3.05	100,100	(3)
Morningside Professional Plaza	2.63	95,100
Mount Vernon Medical Center	3.49	152,500
Park Medical Center	0.97	42,100
Partell Medical Center	2.90	42,500
Rush-Copley Medical Office Building	0.30	87,000
Sierra Health Services (2300 W. Charleston Boulevard)	— (2)	31,300
Sierra Health Services (2316 W. Charleston Boulevard)	— (2)	36,000

	Estimated 2003 Real
	Property Tax		Estimated 2003
Property	Rate(1)		Real Estate Taxes

Sierra Health Services (4475 S. Eastern Avenue)	—	(2)	89,200
Sierra Health Services (888 S. Rancho Drive)	—	(2)	50,200
Stone Oak Physicians Plaza I (19016 Stone Oak Parkway)	3.11		185,000	(3)
Stone Oak Physicians Plaza II (540 Stone Oak Parkway)	3.11		185,000	(3)
Tomball Professional Atrium Building	2.78		111,700
Urology Center of Florida	—	(2)	51,300
Urology Center of the South	5.79		168,000
West Pearland Professional Center	3.15		68,200
Winn Way	3.88		24,000

(1)	Per $100 of assessed value.

(2)	Lessee pays property taxes directly to taxing authority.

(3) Amount is for multiple properties.

      We believe our properties are adequately covered by insurance of the types and amounts customary for these types of properties.

Environmental Matters

      Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner’s ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of our properties, we or our lessees may be potentially liable for any such costs.

      We obtained Phase I environmental assessments on all of our existing properties and have or will obtain Phase I assessments on all of the Acquisition Properties. The Phase I environmental assessments are intended to identify potential environmental contamination for which our properties may be responsible. The Phase I environmental assessments include historical reviews of the properties, reviews of certain public records, preliminary investigations of the sites and surrounding properties, screening for the presence of hazardous substances, toxic substances and underground storage tanks, and the preparation and issuance of a written report. The Phase I environmental assessments do not include invasive procedures, such as soil sampling or ground water analysis. Thus, it is possible that these environmental assessments will not reveal all environmental liabilities and there may be material environmental liabilities of which we are not aware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability, or (ii) the current environmental condition of the properties will not be affected by the condition of the properties in the vicinity of our properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us or our lessees.

      We believe that our properties are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances and other environmental matters. We have not been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matter in connection with any of our properties.

ACQUISITION PROPERTIES

      With a portion of the proceeds of this offering, we intend to acquire five Acquisition Properties, which we currently have under contract to purchase. These contracts are subject to conditions that must be satisfied at or prior to closing, including the receipt of third-party consents and approvals, which include the need to satisfy rights of first offer or first refusal, and, in certain instances, our satisfactory completion of due diligence. Those conditions may not be satisfied, or satisfactory due diligence completed, prior to closing of this offering, or at all. We also will be unable to acquire such properties if a right of first offer or first refusal is exercised. Unless indicated otherwise, annualized base rent for the Acquisition Properties is calculated using the base rent for the nine month period ended September 30, 2003.

      The following table sets forth certain information regarding the Acquisition Properties:

			Rentable		Annualized Base
			Square	Annualized	Rent per Occupied		Principal
Property	Location	Type	Footage	Base Rent	Square Foot	Occupancy	Tenants/Subtenants

Cooper Voorhees Medical Mall (900 Centennial Blvd)	Voorhees, NJ	Medical and retail office building	116,451	$2,841,233	$26.52	92.0%	The Cooper Health System, Inc.

Coral Springs Surgical Center Building (1725 North University Drive)	Coral Springs, FL	Ambulatory surgery center/medical office building	43,728	659,436	16.37	95.4	Coral Springs ASC; physician group

Elm Street Professional Plaza (343 West Elm Street)	Reno, NV	Medical office building	66,606	1,754,190	26.34	100.0	Saint Mary’s Hospital; Reno Heart Physicians; West & Ludlow

Methodist Medical Building (8120 Timberlake Way)	Sacramento, CA	Medical office building	46,440	999,245	21.98	97.9	Catholic Healthcare Medical Foundation; Procedure Center of South Sacramento

Trinity West Medical Plaza (751 Hebron Parkway)	Lewisville, TX	Medical office building	40,686	678,732	16.68	100.0	Master Lease Trinity Medical Center

Total			313,911	$6,932,836
Weighted Average					$23.10	96.1%

      Upon our acquisition of Cooper Voorhees Medical Mall and Trinity West Medical Plaza, we will enter into agreements that will grant the seller the conditional option to repurchase each of these properties. The final terms of these repurchase agreements will be negotiated and agreed upon by the parties prior to the expiration of our diligence review period. Under the repurchase agreements, if the seller, or an affiliate of the seller, offers prior to July 1, 2004 to sell us other of its specialty medical properties for an aggregate purchase price of between $100.0 million and $110.0 million (based on the properties’ net operating income) and we fail to purchase those properties, then the seller will have an option to repurchase Cooper Voorhees Medical Mall and/or Trinity West Medical Plaza at a purchase price equal to the price we paid to acquire the property or properties. The repurchase right may be exercised during the period beginning on the second anniversary of our purchase of these properties up to and including the third anniversary of our purchase. So long as the seller of Cooper Voorhees Medical Mall and Trinity West Medical Plaza retains the repurchase option, we may not sell the properties, take any material action with respect to existing tenant leases, enter into any long-term service contracts or encumber the properties in any way that would restrict our ability to resell the properties to the seller unencumbered.

Cooper Voorhees Medical Mall

      General. The Cooper Voorhees Medical Mall is a multi-tenant medical and retail office building located at 900 Centennial Boulevard, Voorhees, New Jersey. We do not have any immediate plans to improve or renovate the facility.

      Acquisition. The Cooper Voorhees Medical Mall is currently owned by Cooper Holding, LLC. We have entered into an agreement to purchase this facility for a price of approximately $32.0 million, subject to adjustment based on net operating income, including the assumption of approximately $23.3 million of debt. The purchase price does not include the transaction costs for the purchase. If the agreement to purchase this property is terminated in accordance with its terms and not as a result of the default of a party, the agreement to purchase the Trinity West Medical Plaza will terminate as well.

      Leases. The building is currently 92.0% occupied. The rentable square footage is 116,451. The leases are primarily net leases with one gross lease for 1,600 rentable square feet. The largest tenant is The Cooper Health System, Inc. (73,051 rentable square feet, whose lease expires in September 2007). This is a “Class A” three-story medical and retail office building built in 1997.

				Percentage of
	Number of	Total Square Feet	Annual Base Rent of	Gross Base Rents
Year	Expiring Leases	of Expiring Leases	Expiring Leases	on Expiring Leases

2003	0	0	$0	0.0%
2004	0	0	0	0.0
2005	1	1,600	23,575	0.8
2006	1	1,600	20,640	0.7
2007	2	77,891	2,372,230	83.9
2008	7	21,240	331,084	11.7
2009	2	4,800	80,582	2.9
2010	0	0	0	0.0
2011	0	0	0	0.0
2012	0	0	0	0.0
2013	0	0	0	0.0

      Tenants. The building is currently 92.0% occupied.

      Debt. The debt to be assumed, approximately $23.3 million, is payable based on a 25-year amortization, with a maturity in November 2006, subject to extension for two additional one-year terms upon the satisfaction of certain conditions. The interest rate on this debt is 30-day LIBOR plus 305 basis points.

Coral Springs Surgical Center

      General. The Coral Springs Surgical Center is a multi-tenant ambulatory surgery center/medical office building located at 1725 North University Drive, Coral Springs, Florida 33071. We do not have any immediate plans to improve or renovate the facility.

      Acquisition. The Coral Springs Surgical Center is currently owned by Coral Springs Surgical Center Building, Inc. We have entered into an agreement to purchase this facility for a price of $7.5 million, including the assumption of $3.4 million of debt. The purchase price does not include the transaction costs for the purchase.

      Leases. The building is currently 95.4% occupied. Rentable square feet is 43,728. The leases are all net leases. The major tenants include Coral Springs ASC (14,576 rentable square feet with the lease expiring in 2014), Florida Urological Associates (8,297 rentable square feet with the lease expiring in

2013) and a physician group, Alan Jaffe & George Levy (5,865 rentable square feet with the lease expiring in 2008). This is a “Class A” four-story medical office building built in 1993.

	Number of			Percentage of
	Expiring	Total Square Feet	Annual Base Rent of	Gross Base Rents
Year	Leases(1)	of Expiring Leases	Expiring Leases	on Expiring Leases

2003	0	0	$0	0.0%
2004	1	2,340	35,100	4.8
2005	0	0	0	0.0
2006	0	0	0	0.0
2007	0	0	0	0.0
2008	3	9,883	154,757	23.4
2009	1	1,939	37,171	5.1
2010	0	0	0	0.0
2011	1	0 (2)	28,500	4.2
2012	1	1,220	19,535	2.7
2013	1	8,297	128,604	17.6

(1)	This table does not include the new lease for Advanced Dermatology and Cosmetic Surgery starting September 29, 2003 and ending September 29, 2008 with a first lease year base rent of $65,744.

(2)	Includes BellSouth tower.

      Tenants. The building is currently 95.4% occupied.

      Debt. The debt to be assumed, approximately $3.4 million, is payable based on a 25-year amortization, with a maturity in November 2009. The current fixed interest rate on this debt is 7.7%.

Elm Street Professional Plaza

      General. The Elm Street Professional Plaza is a multi-tenant medical office building located at 343 West Elm Street, Reno, Nevada. It is located on the campus of Saint Mary’s Regional Medical Center and includes an 80-foot underground pedestrian walkway to the hospital. We do not have any immediate plans to improve or renovate the facility. We will be acquiring a ground leasehold interest in the property on which the building is located.

      Acquisition. The Elm Street Professional Plaza is currently owned by Hedgerows Capital Partners of Nevada, L.P. We have entered into an agreement to purchase this facility for a price of $13.0 million, including the assumption of approximately $9.8 million of debt. The purchase price does not include the transaction costs for the purchase.

      Leases. The building is currently 100.0% occupied. Rentable square feet is 66,606. The leases are predominantly modified gross leases with four gross leases, two of which include a storage area and a telecommunications tower. The major tenants include Saint Mary’s Hospital (26,629 rentable square feet with expirations staggered from 2005 to 2009), Reno Heart Physicians (16,492 rentable square feet with the lease expiring in 2014) and West & Ludlow (5,445 rentable square feet with the lease expiring in 2007). This is a “Class A” four story medical office building built in 1991. Adjacent to this property is a four-story parking garage with 330 spaces allocated to tenants, staff and patients of the property under a parking agreement.

				Percentage of
	Number of	Total Square Feet	Annual Base Rent of	Gross Base Rents
Year	Expiring Leases	of Expiring Leases	Expiring Leases	on Expiring Leases

2003	0	0	$0	0.0%
2004	3	4,885	106,947	6.1
2005	5	8,611	186,035	10.6
2006	4	6,848 (1)	177,057	10.1
2007	2	7,620	165,197	9.4
2008	0	0	0	0.0
2009	1	18,615	652,270	37.2
2010	0	0	0	0.0
2011	0	0	0	0.0
2012	2	3,536	78,087	4.5
2013	0	0	0	0.0

(1)	Includes American tower.

      Tenants. The building is currently 100% occupied.

      Debt. The debt to be assumed, approximately $9.8 million, is payable based on a 20-year amortization, with a maturity in July 2009. The current fixed interest rate on this debt is 6.7% plus certain fees. We expect to assume this debt with a fixed interest rate of 6.7%.

Methodist Medical Building

      General. The Methodist Medical Building is a multi-tenant medical office building located at 8120 Timberlake Way, Sacramento, California. The building is located on the medical campus of Methodist Hospital of Sacramento, part of the 42-hospital Catholic Healthcare West system. We do not have any immediate plans to improve or renovate the facility. We will be acquiring a ground leasehold interest in the property on which the building is located.

      Acquisition. The Methodist Medical Building is currently owned by Willow Berm, Ltd. We have entered into an agreement to purchase this facility for a price of $9.2 million, including the assumption of $5.4 million of debt. The purchase price does not include the transaction costs for the purchase.

      Leases. Catholic Healthcare West or its affiliate, Methodist Hospital of Sacramento, has guaranteed the leases of 56.0% of the property’s tenants. Rentable square feet is 46,440. The leases are modified gross leases. The major tenants include Catholic Healthcare Medical Foundation, an affiliate of Catholic Healthcare West (25,997 rentable square feet with expirations staggered from 2006 to 2008), Gastroenterology Consultants (3,189 rentable square feet with the lease expiring in 2013) and Procedure

Center of South Sacramento (4,499 rentable square feet with the lease expiring in 2013). This is a “Class A” two story medical office building built in 1990.

				Percentage of
	Number of	Total Square Feet	Annual Base Rent of	Gross Base Rents
Year	Expiring Leases(1)	of Expiring Leases	Expiring Leases(2)	on Expiring Leases

2003	0	0	$0	0.0%
2004	0	0	0	0.0
2005	2	2,405	63,697	5.2
2006	7	19,050	442,906	41.7
2007	5	14,302	371,931	30.3
2008	2	2,031	27,706	4.3
2009	0	0	0	0.0
2010	0	0	0	0.0
2011	0	0	0	0.0
2012	0	0	0	0.0
2013	2	7,688	67,432	16.5

(1)	This table includes five tenants with leases beginning in 2003, including:

•	Procedure Center of Sacramento beginning on August 1, 2003 and ending on July 31, 2013 and first year annual base rent of $124,712;

•	Catholic Healthcare West Medical Foundation beginning on May 1, 2003 and ending on October 31, 2006 with first year annual base rent of $76,905;

•	Gastroenterology Consultants beginning on March 1, 2003 and ending on March 31, 2013 with first year annual base rent of $80,363;

•	Eliot L. Adams, M.D. beginning on June 1, 2003 and ending on May 31, 2008 with first year annual base rent of $45,645; and

•	Catholic Healthcare West Medical Foundation beginning on July 1, 2003 and ending on June 30, 2006 with first year annual base rent of $40,902.

(2)	Annualized base rent for the nine month period ended September 30, 2003.

      Tenants. The building is currently 97.9% occupied.

      Debt. The assumed debt, approximately $5.4 million, is payable based on a 30-year amortization, with a maturity in December 2011. The current fixed interest rate on this debt is 7.1%.

Trinity West Medical Plaza

      General. Trinity West Medical Plaza is a multi-tenant medical office building located at 751 Hebron Parkway, Lewisville, Texas 75057. We will be acquiring a ground leasehold interest in the property on which the building is located. We do not have any immediate plans to improve or renovate the facility.

      Acquisition. Trinity West Medical Plaza is currently owned by Trinity Lewisville Medical Investors, Ltd (f/k/a Trinity SSJ, Ltd). We have entered into an agreement to purchase this facility for a price of approximately $7.0 million. The purchase price does not include the transaction costs for the purchase. If the agreement to purchase the property is terminated in accordance with its terms and not as a result of the default of a party, the agreement to purchase Cooper Voorhees Medical Mall will terminate as well.

      Leases. The master lease expires in 2006. The master lease is an all-net lease. Rentable square feet is 40,686. Trinity Medical Center currently subleases 85.1% of the building to various physicians and other medical providers. The subleases expire prior to the expiration of the master lease. The subleases are net leases. This is a “Class A” three story medical office building built in 1997.

				Percentage of
	Number of	Total Square Feet	Annual Base Rent	Gross Base Rents
Year	Expiring Leases	of Expiring Leases	of Expiring Leases	on Expiring Leases

2003	0	0	$0	0.0%
2004	0	0	0	0.0
2005	0	0	0	0.0
2006	1	40,686	678,732	100.0

      Tenants. The building is currently 100% master leased.

      Debt. We are not assuming any debt in connection with this acquisition.

MANAGEMENT

Trustees and Executive Officers

      Our Board of Trustees currently consists of seven members. All of the trustees serve staggered terms of three years and until their successors are duly elected and qualify and the trustees are divided into three classes. Each Class I trustee holds office for a term expiring at the 2006 annual meeting of shareholders, each Class II trustee holds office for a term expiring at the 2004 annual meeting of shareholders and each Class III trustee holds office for a term expiring at the 2005 annual meeting of shareholders. Certain information regarding our executive officers and trustees, as of September 30, 2003, is set forth below.

Name	Age	Position

Fred S. Klipsch	62	Chairman of the Board, Chief Executive Officer and Trustee (Class III)
Bain J. Farris	54	Trustee (Class II)
Bruce M. Jacobson	54	Trustee (Class I)
Charles E. Lanham	71	Trustee (Class II)
David L. Maraman	55	Trustee (Class III)
Norman Zahler	53	Trustee (Class I)
Stephen Goldsmith	56	Trustee (Class II)
Frederick L. Farrar	47	President, Chief Operating Officer and Treasurer(1)
O.B. McCoin	59	Executive Vice President(1); President — HADC
C. Douglas Hanson	48	Vice President and Chief Financial Officer(1)
R. Walker Batts	59	Vice President — Finance(1)
John W. Sweet, Jr.	58	Vice President — Business Development
Daniel R. Loftus	52	Vice President, Secretary and General Counsel

(1)	These individuals have served in the indicated officer capacities since our formation in March 2002.

      Fred S. Klipsch is the Chairman of our Board of Trustees and our Chief Executive Officer. He is a principal in Klipsch Lanham Investments, a management company for the operating businesses owned by Messrs. Klipsch and Lanham. Since 1990, Mr. Klipsch has served as Chairman of the Board of Directors and Chief Executive Officer of Klipsch Lanham Investments, Chairman of the Board of Directors of Klipsch Audio, Inc., as well as in various capacities with Overhead Door of Indianapolis, Inc. and the Overhead Door Company of Greater Cincinnati, all of which are Klipsch Lanham Investments companies. HADC was also a Klipsch Lanham Investments company until it was contributed to Windrose Medical Properties Trust at the time of our initial public offering in August 2002. Mr. Klipsch has extensive experience in healthcare-related real estate and operations, having first acquired a chain of nursing homes in Indiana in 1980. From 1983 to 1989, Mr. Klipsch acquired operating experience with acute care hospitals, nursing homes and assisted care facilities and retirement centers as Chief Operating Officer of the Forum Group, a major operator of hospitals and senior living facilities. From 1990 to 1992, Mr. Klipsch served as a member of the board of directors and a member of the executive committee of the National Association of Senior Living Industries. Mr. Klipsch holds a B.S. Degree from Purdue University and an M.B.A. from California State at Long Beach.

      Bain J. Farris has served as a trustee since completion of our initial public offering in August, 2002. Mr. Farris has been a principal of Health Evolutions, Inc., a healthcare consulting company, since 1999. From 1995 to 1998, Mr. Farris served as Executive Vice President of Anthem, Inc., a diversified health insurance company with multi-state responsibility for Blue Cross/Blue Shield licenses. From 1971 to 1994, Mr. Farris served in a variety of positions, including as President and Chief Executive Officer from 1986 to 1994, at St. Vincent Hospital and Health Care Center, the largest hospital in the Daughters of Charity

National Health System comprised of approximately 52 facilities. Mr. Farris also currently serves on the Boards of Directors of Intus and the State of Indiana Tobacco Executive Board. Mr. Farris holds a B.A. Degree from Marian College and a M.H.A. from Indiana University School of Medicine, as well as honorary Doctorates in Health Administration and Public Service from Vincennes University and Marian College, respectively.

      Bruce M. Jacobson has served as a trustee since completion of our initial public offering in August, 2002. Mr. Jacobson is a senior partner with Katz, Sapper & Miller, LLP, an accounting and consulting firm based in Indianapolis, Indiana. Mr. Jacobson joined Katz, Sapper & Miller in 1971. Mr. Jacobson is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Indiana CPA Society. Mr. Jacobson serves on the board of directors of Quality Dining, Inc., an operator of fast food and casual dining restaurants throughout the United States. Additionally, Mr. Jacobson serves as a member of the Advisory Boards of Financial Stocks Private Equity Fund 1998 L.P., Financial Stocks Capital Partners, L.P., and Trapeza Partners, L.P., each of which is a private equity fund. Mr. Jacobson holds a B.S. Degree in Business and Accounting from Indiana University.

      Charles E. Lanham has served as a trustee since completion of our initial public offering in August, 2002. Mr. Lanham is a principal in Klipsch Lanham Investments, a management company for the operating businesses owned by Messrs. Lanham and Klipsch. He has served as Chairman of Overhead Door Company of Indianapolis, Inc. since 1967. Mr. Lanham also has served as Chairman of LK Leasing Company, an equipment leasing company, since 1986. Since 1971, Mr. Lanham has been a director of The Steak n Shake Company, an owner of specialty restaurants and a New York Stock Exchange listed company. Mr. Lanham has served as Director for Indiana University Foundation and Indiana University Dean’s Advisory Council. He also has served as Trustee for the Indianapolis Museum of Art, and as Director of St. Vincent Hospital Foundation. Mr. Lanham holds a B.S. Degree from Indiana University.

      David L. Maraman has served as a trustee since completion of our initial public offering in August, 2002. In August of 2003, Mr. Maraman became Senior Vice President and Chief Lending Officer of First Indiana Bank, NA, Indianapolis, Indiana. Prior to that, Mr. Maraman served as Chairman and Chief Executive Officer of CIB Bank, Indianapolis, Indiana, which he organized in March 1998. Prior to that, he was Vice President — Sales and New Business Development for Carmel Financial Corporation from April 1997 to February 1998. Prior to that, he was President and Chief Executive Officer of United Fidelity Bank, fsb, Evansville, Indiana from January 1995 to March 1997. Prior to that he was employed by National City Bank and Merchants National Bank & Trust Company of Indianapolis. From 1972 to 1987, he served in various capacities with the Comptroller of the Currency. He has also held several not-for-profit community positions, including serving on the Welborn Hospital Foundation Board. He holds a B.S. Degree in Finance from Western Kentucky University and is a graduate of the Stonier Graduate School of Banking, Rutgers, The State University, New Brunswick, New Jersey.

      Norman Zahler has served as a trustee since completion of our initial public offering in August, 2002. Mr. Zahler served as a principal of, and an underwriter for, Pacific Capital Investors from 1998 to 1999 in connection with the acquisition of a $1.7 billion real estate loan portfolio. From 1989 to 1992, Mr. Zahler served as President of Zephyr Capital, LLC, a California real estate development company. From 1983 to 1988, Mr. Zahler founded and served as Chief Executive Officer of American Senior Inns, a developer of congregate care and assisted living facilities in California. Mr. Zahler currently serves on the Board of Directors of Canyon Creek Cabinets and Walz Postal Solutions. Mr. Zahler holds a B.A. Degree in Economics from the University of Oregon and an M.B.A. from the University of California, Los Angeles.

      Stephen Goldsmith has served as a trustee since October 1, 2003. Mr. Goldsmith is currently Professor of the Practice of Public Management and Faculty Chair for the Institute for Government Innovation at Harvard University’s Kennedy School of Government and Senior Vice-President for Strategic Planning for ACS. Mr. Goldsmith also serves as the Chairman of the Corporation for National and Community Service, as well as Special Advisor to President Bush on faith-based and not-for-profit initiatives. From 1992 to 1999, Mr. Goldsmith served two terms as Mayor of Indianapolis. He was Marion County Prosecutor from 1979 to 1990. Mr. Goldsmith practiced law in a private practice from 1972 to

1978, in 1991 and in 2000. Mr. Goldsmith serves on the board of directors of Net2Phone, Inc., Waterfield Mortgage Company, the Steak n’ Shake Company and Finish Line. Mr. Goldsmith holds an A.B. degree from Wabash College, a J.D. degree with honors from the University of Michigan and an Honorary Doctor of Laws degree from Wabash College.

      Frederick L. Farrar has served as our President, Chief Operating Officer and Treasurer since our formation in March 2002. Since 2000, he has served as President of Klipsch Lanham Investments. Since 1990, Mr. Farrar has served as Executive Vice President and Chief Financial Officer of Klipsch Lanham Investments and Executive Vice President and Chief Financial Officer of Klipsch Audio, Inc. Mr. Farrar resigned as Chief Financial Officer of Klipsch Audio in May 2002. Mr. Farrar also has served as Chief Financial Officer of HADC since 1990, and of Windrose International, LLC since its formation. Mr. Farrar also served as Executive Vice President and Chief Financial Officer of National Guest Homes, Inc., an assisted living developer/operator, from 1990 until the sale of the company to Marriott Senior Living Services in 1996. From 1981 until 1990, Mr. Farrar worked as a financial planner and consultant. Mr. Farrar holds a J.D. Degree from Syracuse University College of Law and a B.A. Degree from St. Lawrence University.

      O. B. McCoin has served as our Executive Vice President since our formation in March 2002. Since 1997, Mr. McCoin has served as President and Chief Executive Officer of Windrose International, LLC. Mr. McCoin has served as President and Chief Executive Officer of Med Properties Management Group, L.L.C., a subsidiary of Windrose International, since its formation in January 2000. Mr. McCoin has served as President and Chief Executive Officer of HADC since 1990. Prior to that, Mr. McCoin served as President and Chief Operating Officer of HADC from 1987 until 1990, when HADC was owned by Affiliates Group, Inc. From 1987 to 1990, Mr. McCoin also served as a member of the board of directors and Senior Vice President of Affiliates Group, Inc. From 1981 to 1986, Mr. McCoin served as Senior Vice President — Business Development, of HADC while HADC was a subsidiary of Hospital Affiliates, Inc. From 1977 to 1981, Mr. McCoin served as the Vice President of Construction Services of HADC. Prior to joining HADC in 1977, Mr. McCoin served as project director within the Tennessee Department of Health, where he was involved in state and federal healthcare facility planning, certification and licensure. Mr. McCoin holds a B.S. Degree in Civil Engineering from the University of Tennessee and an M.P.A. degree from Western Kentucky University.

      Daniel R. Loftus has served as our Vice President, Secretary and General Counsel since our formation in March 2002. Since 2002, Mr. Loftus has been of counsel to Bone McAllister & Norton, PLLC. Prior to joining us in 2002, Mr. Loftus was an attorney with Wyatt, Tarrant & Combs in Nashville, Tennessee, from late 1997 to March 2002. During 2000, Mr. Loftus also served as Chief Manager of Emmaus Ventures, L.L.C., a venture capital firm. From 1994 to 1996, Mr. Loftus served as Executive Vice President and General Counsel for M.T. Communications, Inc., an owner and operator of television stations. From 1985 to 1994, Mr. Loftus was a partner in the law firm of Boult, Cummings, Conners and Berry, where he served on that firm’s Recruiting Committee, Ethics Committee and Executive Committee, and also served as Administrative Partner. From 1975 to 1985, Mr. Loftus was an associate and then a partner in the law firm of Watkins, McGugin, McNeilly and Rowan, Nashville, Tennessee. Mr. Loftus holds a B.A. Degree from Wabash College and a J.D. Degree from Vanderbilt University.

      C. Douglas Hanson has served as a Vice President and as our Chief Financial Officer since our formation in March 2002. Since 1998, Mr. Hanson has served as Vice President, Finance and Administration, of Windrose International, in which capacity he is the executive business manager and benefits manager of all three operating subsidiaries of Windrose International. Prior to joining Windrose, Mr. Hanson served as Chief Financial Officer of Central Service Association, a technology company in Tupelo, Mississippi, from 1988 to 1998. Mr. Hanson holds a B.S. Degree in Accounting from Mississippi State University.

      R. Walker Batts has served as our Vice President, Finance, since our formation in March 2002. Since 2000, Mr. Batts has served as Vice President and Treasurer of Med Properties Management Group, L.L.C. Mr. Batts was a healthcare public finance investment banker with J.C. Bradford & Co. from 1983 to 2000 and Senior Investment Banker and Partner in charge of the firm’s governmental and private not-for-profit healthcare group from 1993 to 2000. From 1973 to 1977, he served as Director of Corporate Relations of Charter Medical Corporation and from 1978 to 1981, as Vice President, Corporate Communications of Brookwood Health Services. From 1980 to 1981, Mr. Batts served as a member of the Board of Directors and Executive Committee of the Federation of American Hospitals, the organization representing the nation’s investor-owned hospitals. Mr. Batts holds a B.A. Degree from Oglethorpe University.

      John W. Sweet, Jr. has served as Vice President of Business Development since January 2003. From late 2001 through 2002, Mr. Sweet was an independent financial consultant providing corporate financial advisory services to companies, including Windrose. From 1996 to 2001, Mr. Sweet was Senior Vice President of Corporate Finance for B.C. Ziegler and Company, a publicly-traded healthcare and senior living investment bank, providing capital for hospitals and senior living organizations throughout the United States. From 1994 to 1996, Mr. Sweet was an independent consultant to private businesses, providing corporate finance and merger and acquisition advisory services. From 1985 to 1994, Mr. Sweet was a senior financial advisor to a private family, investing in securities and privately held operating businesses. From 1979 to 1984, Mr. Sweet was Vice President, Finance of Farm House Foods Corporation, a publicly-traded conglomerate with interests in food wholesaling, retailing, and consumer product manufacturing. Mr. Sweet holds a B.B.A. degree from St John’s University and M.B.A. from Rochester Institute of Technology.

Audit Committee

      The Board of Trustees has established an Audit Committee comprised of Messrs. Zahler (Chairperson), Farris and Goldsmith. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

Compensation Committee

      The Board of Directors has established a Compensation Committee comprised of Messrs. Farris (Chairperson) and Zahler. The Compensation Committee determines compensation for our executive officers and administers our stock plan.

Trustee Compensation

      Each trustee who is not an employee of our company is paid a trustee’s fee of $12,000 per year and $500 per Board or committee meeting attended. Trustees who are employees receive no additional compensation as trustees. In addition, we reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees.

      Each trustee who is not an employee of our company will be granted an option under our stock plan to purchase 2,000 common shares on the date of the first meeting of the Board of Trustees following each annual meeting of our shareholders. These options will vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant and will be exercisable for ten years from the date of grant. These options will become fully exercisable if the trustee ceases to serve on our Board of Trustees due to death or disability.

      The first Board of Trustees meeting following our first annual meeting of shareholders was held on August 5, 2003, at which time each trustee who is not an employee of our company was granted an option to purchase 2,000 common shares at an exercise price of $12.00 per share, our initial public offering price. On October 23, 2003, Mr. Goldsmith was granted an option to purchase 2,000 common shares at an exercise price of $12.00 per share.

The Stock Plan

      We have established a stock plan for the purpose of attracting and retaining our executive officers, employees, trustees and other persons and entities that provide services to us. The stock plan authorizes the issuance of options to purchase common shares and the grant of stock awards, performance shares, stock appreciation rights and incentive awards.

      Administration of the stock plan is carried out by the Compensation Committee of the Board of Trustees. The Compensation Committee may delegate its authority under the stock plan to one or more officers but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term “administrator” means the Compensation Committee or its delegate.

      Our officers and employees and those of our operating partnership and other subsidiaries are eligible to participate in the stock plan. Our trustees and other persons and entities that provide services to us are also eligible to participate in the stock plan.

      Up to 800,000 common shares are available for issuance under the stock plan. No more than 300,000 common shares may be issued as stock awards or in settlement of performance share grants. These limitations, and the terms of outstanding awards, will be adjusted as the Board of Trustees determines is appropriate in the event of a stock dividend, stock split, reclassification of shares or similar events.

      The stock plan provides for the grant of (i) options intended to qualify as incentive stock options under Section 422 of the Code and (ii) options that are not intended to so qualify. The principal difference between incentive stock options and other options is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of the shares acquired under the incentive stock option. In contrast, the exercise of an option that is not an incentive stock option generally is a taxable event that requires the participant to recognize ordinary income equal to the difference between the shares’ fair market value and the option price. The employer will not be entitled to a federal income tax deduction with respect to incentive stock options except in the case of certain dispositions of shares acquired under the options. The employer may claim a federal income tax deduction on account of the exercise of an option that is not an incentive stock option equal to the amount of ordinary income recognized by the participant.

      The administrator will select the participants who are granted options and, consistent with the terms of the stock plan, will prescribe the terms of each option. The option price cannot be less than the shares’ fair market value on the date the option is granted. The option price may be paid in cash or, with the administrator’s consent, by surrendering common shares, a combination of cash and common shares or in installments. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator but cannot exceed ten years. Options generally will be nontransferable except in the event of the participant’s death but the administrator may allow the transfer of options to members of the participant’s immediate family, a family trust or a family partnership.

      No participant may be granted incentive stock options that are first exercisable in a calendar year for common shares having a total fair market value (determined as of the option grant), exceeding $100,000. In addition, no participant may be granted options in any calendar year for more than 100,000 common shares.

      The administrator also will select the participants who are granted stock awards and, consistent with the terms of the stock plan, will establish the terms of each stock award. A stock award may be subject to vesting requirements or transfer restrictions or both as determined by the administrator. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to our performance or the performance of our affiliates or business units, including funds from operations, funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common shares, appreciation in value of the common shares, peer shareholder returns or other financial measures that the administrator may designate. A stock award that is not immediately vested and transferable will be restricted for a period of at least three years except that the period will be at least one year in the case of a stock award that is subject to requirements based on one or more of the foregoing performance criteria. No participant may be granted stock awards in any calendar year for more than 40,000 common shares.

      The stock plan also authorizes the grant of performance shares, i.e., the right to receive a future payment, based on the value of the common shares, if certain conditions are met. The administrator will select the participants who are granted performance share awards and will establish the terms of each award. The conditions established for earning a performance share award may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to our performance or the performance of our affiliates or business units, including funds from operations, funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common shares, appreciation in value of the common shares, peer shareholder returns or other financial measures that the administrator may designate. The period in which a performance share award may be earned will be at least three years except that the period will be at least one year in the case of an award that is subject to requirements based on one or more of the foregoing performance criteria. To the extent that a performance award is earned, it may be settled in cash, by the issuance of common shares or a combination of cash and common shares. No participant may be granted more than 40,000 performance shares in any calendar year.

      The administrator also will select the participants who receive stock appreciation rights under the stock plan. A stock appreciation right entitles the participant to receive a payment of up to the amount by which the fair market value of a common share on the date of exercise exceeds the fair market value of a common share on the date the stock appreciation right was granted. A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. The amount payable upon the exercise of a stock appreciation right may be settled in cash, by the issuance of common shares or a combination of cash and common shares. No participant may be granted more than 100,000 stock appreciation rights in any calendar year.

      The stock plan also permits the grant of incentive awards to participants selected by the administrator. An incentive award is a cash bonus that is payable if certain objectives are achieved. The objectives will be prescribed by the administrator and will be stated with reference to our performance or the performance of our affiliates or business units, including funds from operations, funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common shares, appreciation in value of the common shares, peer shareholder returns or other financial measures that the administrator may designate. The period in which performance is measured will be at least one year. No participant may be granted incentive awards in any calendar year that exceed the lesser of (i) 200% of the participant’s base salary (prior to any salary reduction or deferral election) as of the date of grant or (ii) $750,000.

      The stock plan includes several provisions that apply if there is a change in control of our company (as defined in the stock plan). If there is a change in control, outstanding options and stock appreciation rights will become exercisable, stock awards will become vested and transferable and performance share awards and incentive awards will be earned in full. The stock plan further provides that a participant’s benefits will be reduced in order to avoid excise tax liability under Section 4999 of the Internal Revenue Code (relating to certain parachute payments) if the reduction will afford the participant greater after-tax benefits than the participant would realize without the reduction. The stock plan’s provision for the reduction of parachute payments does not apply to a participant who is entitled to indemnification from our company for any liability that the participant may incur under Section 4999 of the Internal Revenue Code.

      No awards may be granted under the stock plan after May 15, 2012. The Board of Trustees may amend or terminate the stock plan at any time, but an amendment will not become effective without the approval of our shareholders if it increases the number of common shares that may be issued under the stock plan (other than changes to reflect certain corporate transactions and changes in capitalization). No amendment or termination of the stock plan will affect a participant’s rights under outstanding awards without the participant’s consent.

      On the effective date of our initial public offering, options for an aggregate of 110,000 common shares were granted to our executive officers, and options for 2,000 common shares were granted to each of our non-employee trustees (Messrs. Lanham, Jacobson, Maraman, Farris and Zahler).

      On December 19, 2002, options for an aggregate of 11,500 common shares were granted to certain executive officers.

      On March 19, 2003, options for 6,000 common shares were granted to Mr. Sweet, one of our executive officers.

      On August 5, 2003, options for an aggregate of 104,000 common shares were granted to our executive officers and options for 2,000 common shares were granted to each of our non-employee trustees (Messrs. Lanham, Jacobson, Maraman, Farris and Zahler). On October 23, 2003, Mr Goldsmith, upon joining the Board was granted an option to purchase 2,000 common shares.

      The table below summarizes the options granted during the last completed fiscal year to our:

•	Chairman and Chief Executive Officer;

•	President, Chief Operating Officer and Treasurer; and

•	our four other most highly compensated executive officers;

whom we refer to collectively as our Executive Officers.

	Individual Grants
					Potential Realizable
		% of Total			Value at Assumed Rates
	Number of	Options			for Stock Appreciation
	Common Shares	Granted	Exercise		for Option Term
	Underlying	to	Price Per	Option
Name	Options (1)	Employees	Share	Term	5%	10%

Fred S. Klipsch	50,000	43.1%	$12.00	10 Years	377,335	956,245
Frederick L. Farrar	28,000	24.1%	$12.00	10 Years	211,308	535,497
O.B. McCoin	8,000	6.9%	$12.00	10 Years	60,374	152,999
Daniel R. Loftus	6,000	5.1%	$12.00	10 Years	45,280	114,749
R. Walker Batts	6,000	5.1%	$12.00	10 Years	45,280	114,749

(1)	All options vest at the rate of 20% per year commencing on the grant date except for options to purchase 28,534 and 6,534 common shares issued to Messrs. Klipsch and Farrar, respectively, on August 16, 2002, 50% of which vested on the grant date and 50% of which vested on the first anniversary of the grant date. Also excluded from the 20% per year vesting are options to purchase 21,466 common shares issued to both Messrs. Klipsch and Farrar on August 16, 2002, 8,333 of which vested on the grant date, 8,333 of which vested on the first anniversary of the grant date, and 1,600 of which vest in each of the next three years.

Executive Compensation

      Set forth below are the amounts paid as compensation to our Executive Officers and one former executive officer in 2002 and the amounts we expect such individuals to be paid in 2003:

						Restricted	Securities
Name and Principal						Share	Under Lying	All Other
Position	Year		Salary(1)		Bonus(4)	Awards(5)	Options/SAR’s(6)	Compensation

Fred S. Klipsch	2003	(2)	$59,376	(2)	$—	$—	40,000	—
Chairman and Chief	2002	(1)	18,750	(1)	—	—	50,000	—
Executive Officer
Frederick L. Farrar	2003	(2)	56,250	(2)	—	—	30,000	—
President, Chief Operating	2002	(1)	18,750	(1)	—	—	28,000	—
Officer and Treasurer
O. B. McCoin	2003	(2)	185,000	(2)	—	—	7,500	—
Executive Vice President and	2002	(1)	69,050	(1)	—	—	8,000	—
President of HADC
Daniel R. Loftus	2003	(2)	177,951	(2)	12,000	—	7,500	—
Vice President, Secretary and	2002	(1)	65,625	(1)	—	—	6,000	—
General Counsel
Robin P. Barksdale	2003	(3)	111,632	(3)	—	—	—	—
Executive Vice President and	2002	(1)	50,365	(1)	—	—	6,000	—
Chief Operating Officer of HADC
Walker Batts	2003	(2)	120,000	(2)	—	—	5,000	—
Vice President — Finance	2002	(1)	45,000	(1)	—	—	6,000	—
John Sweet	2003	(2)	114,615	(2)	—	—	11,000	—
Vice President — Business	2002	(1)	—		—	—	—	—
Development

(1)	Represents salaries for the period August 16, 2002 (the date of our initial public offering) through December 31, 2002. Annual salaries for Messrs. Klipsch, Farrar, McCoin, Loftus, and Batts in 2002 were $50,000, $50,000, $185,000, $175,000 and $120,000, respectively. Initial salary and bonus compensation for Messrs. Klipsch and Farrar is for approximately 15 months following the initial public offering. After this initial period, the Compensation Committee of the Board of Trustees will determine what changes in annual salary need to be made. Mr. Sweet commenced employment with us as Vice President, Business Development on January 20, 2003.

(2)	Represents the actual adjusted salary as of September 30, 2003. The salaries of Messrs. Klipsch and Farrar were $50,000 each to November 15, 2003 and were increased on that date by the Compensation Committee to $125,000 and $100,000 respectively. It is anticipated that, financial results permitting, Messrs. Klipsch and Farrar will receive annual salary of approximately $350,000 and $225,000, respectively, and will be entitled to cash bonuses and other compensation as determined by the Compensation Committee of our Board of Trustees.

(3)	Mr. Barksdale is no longer employed by us. During 2003 he was paid $111,632, which includes severance benefits. His last annual salary was $135,000.

(4)	In addition to salary, our executive officers are eligible to receive cash bonuses in the amounts set forth below if we achieve annualized basic funds from operations of at least $1.35 per share for the last six months of 2003 and other performance criteria for that officer are met based on the number of common shares outstanding upon completion of our initial public offering. Based on our projected operating results, we do not believe these bonuses will be earned.

Mr. Klipsch	$50,000
Mr. Farrar	$50,000
Mr. McCoin	$74,000
Mr. Loftus	$52,500
Mr. Barksdale	$40,500
Mr. Batts	$36,000

      (5) In addition to salary and bonus, our executive officers received restricted share awards in the amounts set forth below that vest only if we achieve annualized basic funds from operations of at least $1.35 per share for the last six months of 2003 based on the number of common shares outstanding upon completion of our initial public offering. Based on our projected operating results, we do not believe these restricted share awards will vest.

Mr. Klipsch	4,000
Mr. Farrar	4,000
Mr. McCoin	4,000
Mr. Loftus	2,500
Mr. Barksdale	2,500
Mr. Sweet	2,500
Mr. Batts	2,500

      (6) The exercise price for each stock option is $12.00 per share, our initial public offering price. All options vest at the rate of 20% per year commencing on the closing of the initial public offering, except for options to purchase 42,000 and 20,000 common shares issued to Messrs. Klipsch and Farrar, respectively, which are fully vested.

Executive Officers

      Frederick L. Farrar has served as our President, Chief Operating Officer and Treasurer since our formation in March 2002. Since 2000, he has served as President of Klipsch Lanham Investments. Since 1990, Mr. Farrar has served as Executive Vice President and Chief Financial Officer of Klipsch Lanham Investments and Executive Vice President and Chief Financial Officer of Klipsch Audio, Inc. Mr. Farrar resigned as Chief Financial Officer of Klipsch Audio in May 2002. Mr. Farrar also has served as Chief Financial Officer of HADC since 1990, and our predecessor, Windrose International, LLC since its formation.

      O.B. McCoin has served as our Executive Vice President since our formation in March 2002. From 1997 to August 2002, he served as President and Chief Executive Officer of Windrose International, LLC. Mr. McCoin served as President and Chief Executive Officer of Med Properties Management Group, L.L.C., a subsidiary of Windrose International, since its formation in January 2000 until August 2002. Mr. McCoin has served as President and Chief Executive Officer of HADC since 1990. Prior to that Mr. McCoin has held various positions with HADC since 1977.

      Daniel R. Loftus has served as our Vice President, Secretary and General Counsel since our formation in March 2002. Since 2002, Mr. Loftus has been of counsel to Bone McAllister & Norton, PLLC. Prior to joining us in 2002, Mr. Loftus was an attorney with Wyatt, Tarrant & Combs in Nashville, Tennessee, from late 1997 to March 2002. During 2000, Mr. Loftus also served as Chief Manager of Emmaus Ventures, L.L.C., a venture capital firm.

      C. Douglas Hanson has served as a Vice President and as our Chief Financial Officer since our formation in March 2002. From 1998, Mr. Hanson served as Vice President, Finance and Administration, of Windrose International, in which capacity he was the executive business manager and benefits manager of all three operating subsidiaries of Windrose International. Prior to joining Windrose, Mr. Hanson served as Chief Financial Officer of Central Service Association, a technology company in Tupelo, Mississippi, from 1988 to 1998.

      R. Walker Batts has served as our Vice President, Finance since our formation in March 2002. From its formation in January 2000 until August 2002, Mr. Batts served as Vice President and Treasurer of Med Properties Management Group, L.L.C, a subsidiary of Windrose International. Mr. Batts was a healthcare public finance investment banker with J.C. Bradford & Co. from 1983 to 2000 and Senior Investment Banker and Partner in charge of the firm’s governmental and private not-for-profit healthcare group from 1993 to 2000.

      John W. Sweet has served as our Vice President, Business Development, since January 20, 2003. From November 2001 to 2003, Mr. Sweet was an independent consultant providing corporate finance advisory services to private businesses, including for us. From 1997 to 2001, Mr. Sweet was Senior Vice President, Corporate Finance, for B.C. Ziegler and Company, a publicly traded investment banking and brokerage firm, engaged in providing capital to healthcare companies throughout the United States.

Option Exercises And Option Values as of September 30, 2003

      The following table summarizes the total number of securities underlying stock options, both exercisable and unexercisable, held by our Executive Officers as of September 30, 2003.

			Number of Shares	Value of Unexercised
			Underlying	In-the-Money
			Unexercised Options	Options
			at September 30, 2003	at September 30, 2003

	Shares Acquired		Exercisable/	Exercisable/
Name	On Exercise(#)	Value Realized($)	Unexercisable	Unexercisable(1)

Fred S. Klipsch	—	—	60,200/29,800	$—
Frederick L. Farrar	—	—	33,200/24,800	—
O. B. McCoin	—	—	4,700/10,800	—
Daniel R. Loftus	—	—	3,900/9,600	—
R. Walker Batts	—	—	3,400/7,600	—
John Sweet	—	—	3,400/7,600	—

(1)	In-the-money options are those for which the market price at September 30, 2003 of the underlying common shares exceeded the exercise price of the option. The value of the in-the-money options is the difference between the market price (determined on the basis of the closing price as reported by the NYSE on September 30, 2003) of the common shares ($10.30 per share) and the exercise price of the option multiplied by the number of common shares underlying the option. As of September 30, 2003, no options were in-the-money.

Equity Compensation Plans

      The following table summarizes information with respect to equity compensation plans as of September 30, 2003:

	Number of Securities	Weighted Average	Number of
	to Be Issued Upon	Exercise Price of	Securities
	Exercise of	Outstanding	Remaining
	Outstanding Option,	Options, Warrants	Available for
	Warrant and Rights	and Rights	Future Issuance

Equity compensation plans approved by security holders	254,500	$12.00	521,000
Equity compensation plans not approved by security holders	—	—	—
Total	254,500	$12.00	521,000

Severance Agreements

      We have entered into agreements with Messrs. Klipsch and Farrar that provide them severance benefits if their employment ends under certain circumstances. We believe that the agreements will benefit us by helping to retain these executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of our company. The agreements have an initial term of three years beginning August 15, 2002. The term of the agreements will be extended for an additional year, on each anniversary of August 15, 2002, unless we give prior notice that the term will not be extended.

      Messrs. Klipsch and Farrar will be entitled to receive benefits under the agreements if there is a change in control of our company during the term of the agreements and, within two years after the change in control, we terminate their employment without cause or they resign with good reason. They also will be entitled to benefits under the agreements if we terminate their employment without cause while we are negotiating a transaction that could result in a change in control or if they are terminated without cause and a change in control occurs within nine months of their termination. In that event, Messrs. Klipsch and Farrar are entitled to receive any accrued but unpaid salary and bonuses and a severance benefit. The severance benefit is equal to three times their current salary and three times the highest bonus paid to them during the three prior years. However, because we believe that the initial cash compensation payable to Messrs. Klipsch and Farrar, as described above under “Executive Compensation,” is less than compensation paid to similarly situated executives of other companies similar to us, the severance benefit payable to Mr. Klipsch will not be less than $1,050,000 and the severance benefit payable to Mr. Farrar will not be less than $675,000. The agreements also provide that we will indemnify Messrs. Klipsch and Farrar from any excise tax liability that they may incur under Internal Revenue Code section 4999 in the event of a change in control.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

      The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our Board of Trustees, without a vote of our shareholders. Any change to any of these policies by our Board of Trustees, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our Board of Trustees believes that it is advisable to do so in our and our shareholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

      We are a self-managed REIT that invests principally in specialty medical properties.

      We conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our policy is to acquire assets primarily for current income generation. In general, our investment objectives are:

•	to increase our value through increases in the cash flows and values of our properties;

•	to achieve long-term capital appreciation, and preserve and protect the value of our interest in our properties; and

•	to provide regular cash distributions to our shareholders, a portion of which may constitute a nontaxable return of capital because it will exceed our current and accumulated earnings and profits, as well as to provide growth in distributions over time.

      There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Investments in Mortgages

      Although we have no current intention of doing so, we may in the future seek to acquire loans secured by properties.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

      Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors or with medical services providers. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to maintain our REIT status. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

      We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Dispositions

      Although we have no current plans to dispose of properties within our portfolio, we will consider doing so, subject to the REIT prohibited transaction tax rules, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Financing Policies

      Our Board of Trustees will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties, and our company as a whole, to generate cash flow to cover expected debt service.

      We may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing properties or development of new properties. We may also incur indebtedness for other purposes when, in the opinion of our Board of Trustees, it is advisable to do so. In addition, we may need to borrow to meet the taxable income distribution requirements under the Internal Revenue Code if we do not have sufficient cash available to meet those distribution requirements.

Lending Policies

      We do not have a policy limiting our ability to make loans to other persons or entities. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We and our operating partnership may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

Equity Capital Policies

      Subject to applicable law and the requirements for listed companies on the New York Stock Exchange, our Board of Trustees has the authority, without further shareholder approval, to issue additional authorized common shares and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common shares in connection with acquisitions. We also may issue units of partnership interest in our operating partnership in connection with acquisitions of property.

      Our Board of Trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common shares or otherwise might be in their best interests. Additionally, preferred shares could have dividend, voting, liquidation and other rights and preferences that are senior to those of our common shares.

      We may, under certain circumstances, purchase common shares in the open market or in private transactions with our shareholders, if those purchases are approved by our Board of Trustees. Our Board of Trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for maintaining our REIT status.

      We have instituted a dividend reinvestment plan, or DRIP, which allows our shareholders to acquire additional common shares by automatically reinvesting their cash dividends. Shares can be acquired pursuant to the plan at a 3% discount (subject to adjustment) to the then prevailing market price, without payment of brokerage commissions or service charges. Shareholders who do not participate in the plan will continue to receive cash dividends as declared. Dividends reinvested under the plan will be applied to the purchase of common shares at a 3% discount (subject to adjustment) to the average market value.

Conflict of Interest Policy

      We have adopted policies to reduce potential conflicts of interest. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts.

      We have adopted a policy that, without the approval of a majority of the disinterested trustees, we will not:

•	acquire from or sell to any of our trustees, officers or employees, or any entity in which any of our trustees, officers or employees has an interest of more than 5%, any assets or other property;

•	make any loan to or borrow from any of our trustees, officers or employees, or any entity in which any of our trustees, officers or employees has an interest of more than 5%; or

•	engage in any other transaction with any of our trustees, officers or employees, or any entity in which any of our trustees, officers or employees has an interest of more than 5%.

      Our Declaration of Trust provides that in defining or interpreting the powers and duties of the trustees, reference may be made by the trustees to the Maryland General Corporate Law, or MGCL. The MGCL provides that a contract or other transaction between a corporation and any of that corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

Reporting Policies

      We intend to make available to our shareholders certified annual financial statements and annual reports. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Acquisition of Assets from Windrose International, LLC

      Simultaneously with the closing of our initial public offering, Windrose International, LLC contributed certain of its assets, including all of the capital stock of HADC and the ownership interests in Med Properties Asset Group which owns the managing member Class B limited liability company interest in Brierbrook, together with certain liabilities, to our operating partnership in exchange for an aggregate of 218,750 units of partnership interest in our operating partnership having a value of approximately $2.6 million based on the initial public offering price for our common shares. The amount of Windrose International liabilities we assumed exceeded the book value of the assets contributed by Windrose International by approximately $668,000. Messrs. Klipsch, Farrar, Lanham and McCoin, who are officers and/or trustees of our company, Mr. Barksdale and members of Mr. Klipsch’s family, owned all of the interests in Windrose International. Our operating partnership issued 208,750 of the units of partnership interest directly to the members of Windrose International and issued 10,000 of the units directly to Windrose International which distributed those units to certain of our executive officers. The terms of purchase of the Windrose International assets were determined by our executive officers, including Messrs. Klipsch, Farrar and McCoin, who are also owners of Windrose International. Our executive officers analyzed the historical and projected cash flows of Windrose International’s Development and Project Management Businesses in determining the terms of such purchase. However, the terms were not negotiated on an arm’s length basis.

      Pursuant to the contribution agreement under which our operating partnership acquired the stock of HADC and the assets and liabilities of certain other subsidiaries of Windrose International, our operating partnership agreed not to assign, distribute, or otherwise dispose of the assets contributed to it pursuant to that agreement in a taxable transaction until the earlier of five years after the contribution or the date on which the contributors no longer own in the aggregate at least 25% of the units of partnership interest issued to them in the contribution. In addition, our operating partnership has agreed to maintain outstanding recourse indebtedness in a principal amount at least equal to the aggregate negative capital account balances of the contributors as of the date of the contribution. This obligation to maintain indebtedness will survive until the earlier of five years following the contribution or the date on which a contributor has redeemed or otherwise disposed of all of its partnership units. Our operating partnership has agreed to indemnify the contributors against any and all federal and state income tax liability incurred by the contributors as a result of its breach of its obligation not to dispose of the contributed assets or to maintain indebtedness. Finally, we have provided to each contributor the opportunity to agree to reimburse our company for a portion of the debt that we are required to maintain outstanding up to its initial negative capital account balance.

Overhead Sharing and Other Agreements with Klipsch Audio, Inc.

      We have entered into an Overhead Sharing Agreement with Klipsch Audio, Inc., pursuant to which Klipsch Audio provides us office space and certain office support staff services in return for monthly payments of $17,500. The term of the agreement is for one year and renews automatically for an additional year unless either party provides 90 days prior notice of termination prior to the expiration of the then current term. We also pay to subsidiaries of Klipsch Audio $3,671 per month for the lease of office space where our accounting functions are performed and $1,500 per month for human resource and employee search services. Mr. Klipsch is a director, executive officer and principal owner of Klipsch Audio, Inc. Mr. Farrar is also a minority shareholder of Klipsch Audio, Inc.

Purchase of Interests in Brierbrook Partners, LLC

      Prior to our initial public offering, four of our executive officers, Messrs. Klipsch, McCoin, Batts and Hanson and one of our trustees, Mr. Lanham, owned 20.0%, 6.7%, 3.3%, 1.3% and 13.3% of the issued and outstanding Class A limited liability company interests in Brierbrook Partners, LLC, respectively. In connection with the formation transactions and the initial public offering, we acquired these interests in

Brierbrook for an aggregate of 72,582 units of partnership interest in our operating partnership, having a value of $871,000 based on the initial public offering price for our common shares as follows:

Mr. Klipsch	32,500 units valued at $390,000
Mr. McCoin	10,834 units valued at $130,000
Mr. Batts	5,416 units valued at $65,000
Mr. Hanson	2,166 units valued at $26,000
Mr. Lanham	21,666 units valued at $260,000

      The terms of purchase of the Class A limited liability company interests were determined by our executive officers, including Messrs. Klipsch and McCoin who were also owners of Class A limited liability company interests and Mr. Farrar, who did not own Class A limited liability company interests in Brierbrook. As a result, the terms were not negotiated on an arm’s length basis. The valuation was based on capitalization of expected lease revenue from the Urology Center of the South property and was generally consistent with valuations for the other initial properties acquired from unaffiliated third parties in connection with our initial public offering.

Repayment of Loans

      In connection with the contribution of assets and liabilities from Windrose International to our operating partnership in connection with our initial public offering, our operating partnership repaid non-amortizing demand notes payable as follows:

•	$1,250 note payable to Mr. Barksdale;
•	$5,350 note payable to Mr. Farrar;
•	$28,530 note payable to Mr. Klipsch; and
•	$125,000 note payable to Mr. Lanham and $28,530 note payable to Athena Development, an affiliate of Mr. Lanham.

      These notes were incurred to obtain cash for working capital purposes. The notes payable to Messrs. Barksdale, Farrar and Klipsch and the affiliate of Mr. Lanham bore interest at a fixed rate of 9.0% per annum and the note payable to Mr. Lanham bore interest at variable rates based on the prime rate published in The Wall Street Journal. These notes were repaid upon completion of our initial public offering with net proceeds of the offering. In addition, we used a portion of the proceeds from the offering to repay a non-amortizing demand note to Klipsch Audio, Inc., in the principal amount of $300,000 and bearing interest at variable rates based on the prime rate published in The Wall Street Journal. The proceeds of this note were used to pay earnest money deposits on our initial properties. Mr. Klipsch is a director, executive officer and principal owner of Klipsch Audio, Inc.

      We repaid a line of credit from Mr. Klipsch in the amount of $400,000. Borrowings under this line of credit were used to pay expenses incurred in connection with the offering and the formation transactions, including earnest money deposits on the initial properties.

Note Receivable

      In connection with the contribution of assets by Windrose International to our operating partnership in connection with our initial public offering, we acquired all of the outstanding capital stock of HADC, which became a wholly-owned subsidiary of our operating partnership. HADC held a demand note from Alliance Design Group, LLC, an affiliate of Windrose International, in the principal amount of $200,000 and bearing interest at a fixed rate of 9.5% per annum. The note was repaid by Alliance Design Group to HADC in 2003.

Certain Legal Proceedings

      Pyle Manufacturing, LLC, a wholly owned subsidiary of Klipsch Audio, Inc. and a manufacturer of car audio loudspeakers, filed a petition under Chapter 7 of the federal bankruptcy laws in October 2000. Mr. Klipsch was the managing member and Mr. Farrar was the Chief Financial Officer — Executive Vice President of Pyle Manufacturing. A final bankruptcy order has not been entered but the unsecured creditors have claims of approximately $1.8 million against substantially insufficient assets. Mr. Klipsch had originally personally guaranteed approximately $0.6 million of indebtedness of Pyle Manufacturing.

PRINCIPAL SHAREHOLDERS

      We summarize below the beneficial ownership of our common shares as of September 30, 2003, by (a) each trustee, (b) each executive officer and (c) all trustees and executive officers as a group. Unless otherwise indicated in the accompanying footnotes, all of the common shares listed below are owned directly, and the indicated person has sole voting and investment power.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)		Percent of Class(1)

Fred S. Klipsch	208,614	(2)(3)	2.5%
Bain J. Farris	4,000	(4)(5)	*
Bruce M. Jacobson	5,600	(4)(5)	*
Charles E. Lanham	53,461	(2)(4)(5)(6)	*
David L. Maraman	4,000	(4)(5)	*
Norman Zahler	4,000	(4)(5)	*
Frederick L. Farrar	44,829	(2)(3)(7)	*
O.B. McCoin	71,303	(2)(3)(8)	1.0%
C. Douglas Hanson	8,067	(2)(3)	*
R. Walker Batts	11,317	(2)(3)	*
Daniel R. Loftus	7,400	(2)(3)	*
John Sweet	3,400	(3)	*
All trustees and executive officers as a group (13 persons)	425,991		5.3%

*	Represents less than 1.0% of the number of issued and outstanding common shares.

(1)	Assumes that all units of partnership interest in our operating partnership held by such person or group of persons are redeemed for common shares but does not include any common shares issuable upon exercise of options granted to such person or group of persons. The total number of common shares outstanding used in calculating the percentage assumes that none of the units of partnership interest, options or warrants held by other persons are redeemed for common shares or exercised for common shares.

(2)	Includes 143,414; 36,086; 7,079; 64,903; 4,667; 7,917; 2,500 units of partnership interest owned by Messrs. Klipsch; Lanham; Farrar; McCoin; Hanson; Batts; and Loftus, respectively. The units are redeemable, at the option of the holder, for cash, or at our option, on a one-for-one basis, for our common shares.

(3)	Includes 60,200, 33,200, 4,700, 3,400, 3,400, 3,900 and 3,400 common shares issuable upon exercise of currently exercisable options granted to Messrs. Klipsch, Farrar, McCoin, Hanson, Batts, Loftus and Sweet, respectively. Does not include 4,800, 3,600, 3,600, 3,600 and 3,600 common shares issuable upon exercise of options granted to Messrs. McCoin, Hanson, Batts, Loftus and Sweet, respectively, which vest ratably over three years beginning on August 21, 2004. Does not include 6,000, 4,000, 4,000, 6,000 and 4,000 common shares issuable upon exercise of options granted to Messrs. McCoin, Hanson, Batts, Loftus and Sweet, respectively, which vest ratably over four years beginning on August 5, 2004. Does not include 20,600 and 15,600 common shares which are issuable upon exercise of options granted to Messrs. Klipsch and Farrar, respectively, which vest on August 21, 2004, 3,600 common shares issuable upon exercise of options granted to each of Mr. Klipsch and Mr. Farrar which vest on August 21, 2005 and August 21, 2006, respectively; and 2,000 common shares issuable upon exercise of options granted to each of Mr. Klipsch and Mr. Farrar which vest on August 21, 2007.

(4)	Includes 2,000 common shares issuable upon exercise of options granted to each non-employee trustee that vested on the date of our initial public offering.

(5)	Includes 2,000 common shares issuable upon exercise of options granted to each non-employee trustee at the time of our 2003 annual meeting.

(6)	Includes 1,250 common shares indirectly owned through a family limited partnership of which Mr. Lanham has control but only a 0.5% economic interest and 2,000 common shares in a foundation owned by the Lanham family of which Mr. Lanham exercises control, but has no economic interest.

(7)	Includes 1,100 common shares indirectly owned through a qualified plan and 250 shares owned by Mr. Farrar’s wife, of which Mr. Farrar disclaims beneficial ownership.

(8)	Includes 1,700 common shares owned by Mr. McCoin’s children.

      The following table sets forth information for persons known by us to be beneficial owners of more than 5% of our common shares.

	Number of
	Common Shares
Name of Beneficial Owner	Beneficially Owner Owned	Percent of Class

Stichting Pensioenfonds ABP(1)	716,400	12.6%
Oude Lindestraat 70, Postbus 2889
6401 DL Heerlen, The Netherlands
Franklin Resources, Inc.(2)	548,460	9.6%
One Franklin Parkway
San Mateo, California 94403

(1)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on July 30, 2003.

(2)	Based on information contained in a Schedule 13G/ A filed with the Securities and Exchange Commission on February 12, 2003.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

      The following summary of the terms of our shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to our Declaration of Trust and Bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

      Our Declaration of Trust provides that we may issue up to 100,000,000 common shares of beneficial interest, $0.01 par value per share, and 20,000,000 preferred shares of beneficial interest, $0.01 par value per share. As of September 30, 2003, we had 5,691,710 common shares issued and outstanding and no preferred shares issued and outstanding. As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state (the “Maryland REIT Law”), our Declaration of Trust contains a provision permitting our Board of Trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

      Our Declaration of Trust provides that none of our shareholders is personally liable for any of our debts or obligations solely as a result of his status as a shareholder.

Voting Rights of Common Shares

      Subject to the provisions of our Declaration of Trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as may be provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election and the holders of the remaining shares are not able to elect any trustees.

Dividends, Liquidation and Other Rights

      All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares are entitled to receive dividends when authorized by our Board of Trustees and declared by us out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares that may be issued in the future and to the provisions of our Declaration of Trust regarding restrictions on transfer of our shares.

      Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our Declaration of Trust, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares

      Our Declaration of Trust authorizes our Board of Trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each class or series, the Board of Trustees is required by the Maryland REIT Law and our Declaration of Trust to set for each such class or series, subject to the provisions of our Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our Board of Trustees could authorize the issuance of preferred shares with priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions which could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the date hereof, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

Power to Issue Additional Common Shares and Preferred Shares

      We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their best interest.

Restrictions on Ownership and Transfer

      For us to qualify as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

      Because our Board of Trustees believes it is at present essential for us to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, contains restrictions on the number of our shares of beneficial interest that a person may own. Our Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the “Aggregate Share Ownership Limit”) in value of our outstanding shares of beneficial interest. In addition, the Declaration of Trust prohibits any person from acquiring or holding, directly or indirectly, common shares in excess of 9.9% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding common shares (the “Common Share Ownership Limit”).

      Our Board of Trustees, in its sole discretion, may exempt a proposed transferee from the Aggregate Share Ownership Limit and the Common Share Ownership Limit (an “Excepted Holder”). However, the Board of Trustees may not grant such an exemption to any person if such exemption would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the Board of Trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of our company (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of our Board of Trustees that it will not violate the two aforementioned restrictions. The person must also agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the Trust (as defined below). Our Board of Trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees, in its sole discretion, in order to determine or ensure our status as a REIT. Our Board of Trustees has granted an exemption from the Common Share Ownership Limit and the Aggregate Share Ownership Limit to Stichting Pensioen fonds ABP, which permits such Excepted Holder to own up to the greater of (i) 1,000,000 common shares or (ii) 15% of our common shares.

      Our Declaration of Trust further prohibits (a) any person from beneficially or constructively owning our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to the Trust, is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Trustees determines that it is no longer in our best interests to continue to qualify as a REIT.

      If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the above transfer or ownership limitations (a “Prohibited Owner”), then that number of shares of beneficial interest the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the “Trust”) for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violative transfer. Shares of beneficial interest held in the Trust shall be issued and outstanding shares of beneficial interest. The Prohibited Owner shall not benefit economically from ownership of any shares of beneficial interest held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in the Trust. The trustee of the Trust (the “Trustee”) shall have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of beneficial interest have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of beneficial interest held in the Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote.

      Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the Trust, the Trustee shall sell the shares of beneficial interest held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

      In addition, shares of beneficial interest held in the Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Trustee has sold the shares of beneficial interest held in the Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

      All certificates evidencing our shares of beneficial interest will bear a legend referring to the restrictions described above.

      Every owner of more than 5% (or such lower percentages as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including common shares, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

      These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

Other Matters

      The transfer agent and registrar for our common shares is Continental Stock Transfer and Trust Company, New York, New York.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION

OF TRUST AND BYLAWS

      The following description of certain provisions of Maryland law and of our Declaration of Trust and Bylaws is only a summary. For a complete description, we refer you to Maryland law, our Declaration of Trust and our Bylaws which are exhibits to the registration statement of which this prospectus is a part.

Classification of our Board of Trustees

      Our Bylaws provide that the number of our trustees may be established by our Board of Trustees. We currently have seven trustees. The Board of Trustees may increase or decrease the number of trustees by a vote a majority of the members of our Board of Trustees, provided that the number of trustees shall never be less than the number required by Maryland law and that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. Any vacancy, including a vacancy created by an increase in the number of trustees, will be filled at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, or, if no trustees remain, by our shareholders.

      Pursuant to our Declaration of Trust, our Board of Trustees is divided into three classes of trustees. Trustees of each class are elected to serve for a three-year term and until their successors are duly elected and qualify, and each year one class of trustees will be elected by the shareholders. The initial terms of the Class I, Class II and Class III trustees were established to expire in 2003, 2004 and 2005, respectively, and when their respective successors are duly elected and qualify. At our annual shareholders meeting on May 7, 2003, our Class I Trustees, Messrs. Farris and Jacobson were re-elected for an additional term of three years. Any trustee elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies. We believe that classification of our Board of Trustees helps to assure the continuity and stability of our business strategies and policies as determined by our trustees. Holders of common shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

      The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our Board of Trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control in us or another transaction that might involve a premium price for holders of common shares that might be in the best interest of our shareholders.

Removal of Trustees

      Our Declaration of Trust provides that a trustee may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our Bylaws authorizing our Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

      Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

      A person is not an interested shareholder if our Board of Trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our Board of Trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our Board of Trustees.

      After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our Board of Trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

      These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

      The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder.

      The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

      Maryland law provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or by trustees who are employees of the real estate investment trust are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the real estate investment trust may present the question at any shareholders’ meeting.

      If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our Declaration of Trust or Bylaws.

      Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Merger; Amendment of Declaration of Trust

      Under the Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s Declaration of Trust. Our Declaration of Trust provides for approval by the holders of a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the Declaration of Trust, including the removal of trustees, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by our trustees. As permitted by the Maryland REIT law, our Declaration of Trust contains a provision permitting our trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Limitation of Liability and Indemnification

      Our Declaration of Trust limits the liability of our trustees and officers to the maximum extent permitted by Maryland law, which permits the limitation of liability for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

      Our Declaration of Trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our Bylaws require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us.

      Maryland law and our Declaration of Trust permit us, and our Bylaws obligate us, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

      However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Our Bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

      Our Declaration of Trust and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or our predecessors.

Term and Termination

      Our Declaration of Trust provides for us to have a perpetual existence. Pursuant to our Declaration of Trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire Board of Trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Advance Notice of Trustee Nominations and New Business

      Our Bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our Board of Trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our Board of Trustees; or

•	by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

      With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our Board of Trustees may be made only:

•	pursuant to our notice of the meeting;

•	by our Board of Trustees; or

•	provided that our Board of Trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our Bylaws.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws

      The business combination provisions and, if the applicable provision in our Bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our Declaration of Trust on classification of our Board of Trustees, the removal of trustees and the restrictions on the transfer of shares of beneficial interest and the advance notice provisions of our Bylaws could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or otherwise be in their best interest.

PARTNERSHIP AGREEMENT

Management

      Windrose Medical Properties, L.P., our operating partnership, has been organized as a Virginia limited partnership. Pursuant to the partnership agreement, as the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to cause the partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the partnership’s line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights requires the consent of limited partners holding more than 50% of the operating partnership units held by such partners.

      The affirmative vote of at least 50% of the limited partnership units (other than those held by the general partner or any subsidiary), is required for a sale of all or substantially all of the assets of the partnership, or to approve a merger or consolidation of the partnership. As of September 30, 2003, we owned a 94.0% interest and our limited partners collectively owned a 6.0% interest in the partnership.

Transferability of Interests

      We may not voluntarily withdraw from the partnership or transfer or assign our interest in the partnership unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction, or unless our successor contributes substantially all of its assets to the partnership in return for a general partnership interest in the partnership. With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent we may withhold in our sole discretion. We may not consent to any transfer that would cause the partnership to be treated as a corporation for federal income tax purposes.

Capital Contribution

      We will contribute to the partnership substantially all the net proceeds of the offering in exchange for additional partnership interests. The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, the partnership may borrow such funds from a financial institution or other lender or we may lend such funds to the partnership. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of beneficial interest as additional capital to the partnership. We are authorized to cause the partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the partnership’s and our best interests. If we contribute additional capital to the partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the partnership, we will revalue the property of the partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation. The partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the partnership, including the partnership interests we own as general partner.

Redemption Rights

      Pursuant to the partnership agreement, the limited partners have redemption rights, which enable them to cause the partnership to redeem their units of partnership interests in exchange for cash or, at our option, common shares on a one-for-one basis. Notwithstanding the foregoing, a limited partner shall not be entitled to exercise its redemption rights to the extent that the issuance of common shares to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common shares in excess of the ownership limitation as per our Declaration of Trust;

•	result in our shares of beneficial interest being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code; or

•	cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the Securities Act.

      In addition,

•	each limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, all of the partnership units held by such limited partner;

•	each limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the ownership limitation; and

•	each limited partner may not exercise the redemption right more than two times annually.

      As of September 30, 2003, the aggregate number of common shares issuable upon exercise of the redemption rights was approximately 384,836. The number of common shares issuable upon exercise of the redemption rights will be adjusted to account for share splits, mergers, consolidations or similar pro rata share transactions.

      The partnership agreement requires that the partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

      In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership pays all of our administrative costs and expenses and these expenses will be treated as expenses of the partnership. Our expenses generally include:

•	all expenses relating to our continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of its business on behalf of the partnership.

      The company expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties that are owned by us directly.

Distributions

      The partnership agreement provides that the partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the partnership’s property in connection with the liquidation of the partnership) on a quarterly (or, at our election, more frequent) basis, in amounts determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the partnership.

      Upon liquidation of the partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances. If we have a negative balance in our capital account following a liquidation of the partnership, we will be obligated to contribute cash to the partnership equal to the negative balance in our capital account.

Allocations

      Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder. The partnership uses the “traditional method” under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with this offering for which the fair market value at the time of contribution differs from the adjusted tax basis at the time of contribution.

Term

      The partnership will continue until December 31, 2075, or until sooner dissolved upon:

•	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership);

•	the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax Matters

      Pursuant to the partnership agreement, we are the tax matters partner of the partnership and, as such, have authority to handle tax audits and to make tax elections under the Code on behalf of the partnership.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

      This section summarizes the material federal income tax issues that you, as a shareholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our common shares. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “Taxation of Tax-Exempt Shareholders” beginning on page 118), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “Taxation of Non-U.S. Shareholders” beginning on page 119).

      The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

      We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our common shares and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

      We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 2002. We believe that, commencing with such short taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

      In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT for our short taxable year ended December 31, 2002, and our organization and current proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2003 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. Our independent accountants monitor compliance with these qualification tests on a quarterly basis. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify” beginning on page 115.

      If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to shareholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification — Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test and the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test; multiplied by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary, that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition; and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

      Pursuant to recently issued Treasury regulations, an election no longer need be made in order to defer the built-in gain associated with the assets of a C corporation pursuant to the rules described above.

Requirements for Qualification

      A REIT is a corporation, trust or association that meets each of the following requirements:

1. It is managed by one or more trustees or directors;

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5. At least 100 persons are beneficial owners of its shares or ownership certificates;

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year;

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status; and

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

      We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

      We have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Declaration of Trust restricts the ownership and transfer of our shares of beneficial interest so that we should continue to satisfy these requirements. The provisions of our Declaration of Trust restricting the ownership and transfer of the common shares are described in “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer” beginning on page 95.

      A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

      An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

      A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. For this purpose, a “health care facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under title XVIII of the Social Security Act with respect to such facility. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We have formed two taxable REIT subsidiaries: HADC, which is engaged in the business of designing, developing and managing healthcare properties, and Windrose SPE Mount Vernon Properties, Inc., which is the managing member of the limited liability company that owns the Mount Vernon Medical Center. See “Other Tax Consequences — Taxable REIT Subsidiaries” beginning on page 124.

Income Tests

      We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

      Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

      Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

      First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

      More generally, the rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. Since the rent that we will receive will not be based on the lessees’ income or sales, our rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other healthcare properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

      Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”) other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee directly. In addition, our Declaration of Trust prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a taxable REIT subsidiary. Furthermore, we have represented that, with respect to other healthcare properties that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a taxable REIT subsidiary at some future date.

      As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. As an exception to the related party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated), (2) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and (3) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

      Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each property, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

      Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We do not perform any services other than customary ones for our lessees, other than services provided through independent contractors or taxable REIT subsidiaries. Furthermore, we have represented that, with respect to other healthcare properties that we acquire in the future, we will not perform noncustomary services for the lessees of the property to the extent that the provision of such services would jeopardize our REIT status.

      If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying taxable REIT subsidiaries, or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

      In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that amounts described in clause (2) do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

      Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

      Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”

      Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

      Foreclosure property includes any qualified health care property acquired by a REIT as the result of the termination of a lease of such property (other than a termination by reason of a default, or the imminence of a default, on the lease). A “qualified health care property” means any real property, including interests in real property, and any personal property incident to such real property, which is a health care facility or is necessary or incidental to the use of a health care facility. For this purpose, a health care facility means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which, immediately before the termination, expiration, default, or breach of the lease secured by such facility, was operated by a provider of such services which was eligible for participation in the Medicare program under title XVIII of the Social Security Act with respect to such facility.

      However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified health care property which becomes foreclosure property because it is acquired by a REIT as the result of the termination of a lease of such property, at the end of the second taxable year following the taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified health care property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the qualified health care property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

      Hedging Transactions. From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we or our operating partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75.0% gross income test. To the extent that we or our operating partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

      Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

      We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test and the amount by which 90% of our gross income exceeds the amount of qualifying income under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

Asset Tests

      To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

      First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

      Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

      Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

      Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

      Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a corporation of which we own no equity interest or of a partnership if we own at least a 20% profits interest in the partnership).

      We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non- qualifying assets.

      If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements

      Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

      We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

      We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,

      We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

      It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

      Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

      We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We have complied, and intend to continue to comply, with these requirements.

Failure to Qualify

      If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

      The term “U.S. shareholder” means a holder of our common shares that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

      If a partnership or an entity treated as a partnership for federal income tax purposes holds our common shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your own tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

      As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of current or accumulated earnings and profits that we do not designate as capital gain dividends or long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the new 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most U.S. noncorporate shareholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

      A U.S. shareholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held its common shares. We generally will designate our capital gain dividends as either 15%, 20%, or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

      A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of such common shares. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in his or her common shares as long-term capital gain, or short-term capital gain if the shares of common shares have been held for one year or less, assuming the common shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

      Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the common shares will not be treated as “passive activity” income and, therefore, shareholders generally will not be able to apply any “passive activity” losses, such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Shares

      In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the common shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses

      The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. The maximum tax rate on long-term capital gains applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year occurring after May 6, 2003 through December 31, 2008. A 20% rate applies to sales and exchanges of capital assets occurring before May 6, 2003 and after December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 15%, 20%, or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

      We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

      A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders. See “Taxation of Non-U.S. Shareholders” beginning on page 119.

Taxation of Tax-Exempt Shareholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust; and

•	either

•	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

•	a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

      The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the common shares, including any reporting requirements.

      A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

      A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of those common shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

      We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

      For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against our tax liability for the amount we withhold.

      A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a sale of our common shares as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares of beneficial interest. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our common shares at all times during a specified testing period will not incur tax under FIRPTA on a disposition of common shares if the shares are “regularly traded” on an established securities market. Because our common shares are regularly traded on an established securities market, a non-U.S. shareholder should not incur tax under FIRPTA with respect to gain on a sale of our common shares unless it owns, actually or constructively, more than 5% of the common shares. If the gain on the sale of the common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

•	the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

OTHER TAX CONSEQUENCES

Tax Aspects of Our Investments in Our Operating Partnership

      The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

      Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

      A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90.0% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90.0% passive income exception”).

      Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership will qualify for the private placement exclusion.

      We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification — Income Tests” beginning on page 109 and “ —Requirements for Qualification — Asset Tests” beginning on page 113. In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification — Distribution Requirements” beginning on page 114. Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

      Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

      Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

      Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

      Under our operating partnership’s partnership agreement, depreciation or amortization deductions of the operating partnership generally will be allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

      Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the operating partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the operating partnership;

•	increased by our allocable share of the operating partnership’s income and our allocable share of indebtedness of the operating partnership; and

•	reduced, but not below zero, by our allocable share of the operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the operating partnership.

      If the allocation of our distributive share of the operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the operating partnership’s distributions, or any decrease in our share of the indebtedness of the operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

      Depreciation Deductions Available to Our Operating Partnership. To the extent that the operating partnership acquires its properties in exchange for cash, its initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by the operating partnership. The operating partnership generally will depreciate such property for federal income tax purposes under the modified accelerated cost recovery system of depreciation (“MACRS”). Under MACRS, the operating partnership generally will depreciate furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the operating partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Recently enacted tax legislation provides a first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of certain “qualified property” placed in service after May 5, 2003, which includes property with a recovery period of less than 20 years, such as furnishings and equipment. A first-year “bonus” depreciation deduction is also available for qualified leasehold improvement property placed in service by January 1, 2007. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. Under MACRS, the operating partnership generally will depreciate buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. The operating partnership’s initial basis in properties acquired in exchange for units in the operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the operating partnership. Although the law is not entirely clear, the operating partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The operating partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

      Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

      Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification — Income Tests” beginning on page 109. We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Taxable REIT Subsidiaries

      As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A taxable REIT subsidiary may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. For this purpose, a “health care facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under title XVIII of the Social Security Act with respect to such facility.

      We and our corporate subsidiary must elect for the subsidiary to be treated as a taxable REIT subsidiary. A corporation of which a qualifying taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other non-taxable REIT subsidiary taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      Rent that we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

      We have made taxable REIT subsidiary elections with respect to HADC, which is engaged in the business of designing, developing, and managing healthcare properties, and Windrose SPE Mount Vernon Properties, Inc., which is the managing member of the limited liability company that owns the Mount Vernon Medical Center. We believe that all transactions between us and HADC, Windrose SPE Mount Vernon Properties, Inc., and any other taxable REIT subsidiary that we form or acquire have been and will be conducted on an arm’s-length basis.

State and Local Taxes

      We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common shares.

UNDERWRITING

      Citigroup Global Markets Inc., Ferris, Baker Watts, Incorporated and Stifel, Nicolaus & Company, Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of common shares set forth opposite the underwriter’s name.

Number of
Underwriter	Common Shares

Citigroup Global Markets Inc.
Ferris, Baker Watts, Incorporated
Stifel, Nicolaus & Company, Incorporated

Total	4,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the common shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common shares (other than those covered by the over-allotment option described below) if they purchase any of the common shares.

      The underwriters propose to offer some of the common shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the common shares to dealers at the public offering price less a concession not to exceed $          per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $          per share on sales to other dealers. If all of the common shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 600,000 additional common shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common shares approximately proportionate to that underwriter’s initial purchase commitment.

      We and our trustees and certain officers have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any of our common shares or any securities convertible into or exchangeable for our common shares, except under limited circumstances. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

      The common shares are listed on the New York Stock Exchange under the symbol “WRS.”

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common shares.

	No Exercise	Full Exercise

Per share	$	$
Total	$	$

      In connection with this offering, Citigroup, on behalf of the underwriters, may purchase and sell common shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common shares in excess of the number of common shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of common shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or to make stabilizing purchases.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of our common shares. They may also cause the price of our common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      We estimate that our total expenses of this offering will be approximately $600,000.

      The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

      We have entered into an agreement with Citigroup whereby Citigroup will serve as sole book-runner in conjunction with our next offering of equity or equity-linked securities, pending satisfaction of certain conditions. This agreement may be terminated by either party prior to its expiration on December 31, 2004.

      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. The representatives will allocate common shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common shares may be sold by the underwriters to securities dealers who resell common shares to online brokerage account holders.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

EXPERTS

      The consolidated balance sheets of Windrose Medical Properties Trust and Subsidiaries as of December 31, 2002 and 2001, the related consolidated statements of operations for the period January 1, 2002 through August 15, 2002, the period August 16, 2002 through December 31, 2002, and for each of the years in the three-year period ended December 31, 2002 and the consolidated statements of cash flows and shareholders’ equity (deficit) for each of the years in the three-year period ended December 31, 2002, the financial statement schedule III and the Combined Statement of Revenues in Excess of Certain Expenses of the Acquisition Properties for the year ended December 31, 2002, have been included herein in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP dated November 14, 2003 on the Combined Statement of Revenues in Excess of Certain Expenses of the

Acquisition Properties, includes a paragraph that states that the combined statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 2, and is not intended to be a complete presentation of the revenues and expenses of the Acquisition Properties.

      The statement of revenues over certain operating expenses of the properties acquired (the “MPA Properties”) by Windrose Medical Properties L.P. with Windrose Medical Properties Trust from Medical Properties of America LLC for the year ended December 31, 2002 appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

      Certain legal matters will be passed upon for us by Hunton & Williams LLP. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common shares offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to our common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s Web site http://www.sec.gov.

      We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports and proxy statements and will make available to our shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Windrose Medical Properties Trust:
Pro Forma Condensed Consolidated Financial Statements (Unaudited)	F-2
Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2003 (Unaudited)	F-3
Pro Forma Condensed Consolidated Statement Of Operations For The Nine Months Ended September 30, 2003 (Unaudited)	F-4
Pro Forma Condensed Consolidated Statement Of Operations For The Year Ended December 31, 2002 (Unaudited)	F-5
Notes To Pro Forma Condensed Consolidated Financial Statements	F-6
Historical Financial Statements:
Independent Auditors’ Report	F-9
Consolidated Balance Sheets As Of December 31, 2002 and 2001	F-10
Consolidated Statements Of Operations For The Years Ended December 31, 2002, 2001, 2000	F-11
Consolidated Statements Of Cash Flows For The Years Ended December 31, 2002, 2001 and 2000	F-12
Consolidated Statements Of Changes In Shareholders’ Equity (Deficit) For The Years Ended December 31, 2002, 2001, 2000	F-13
Notes To Consolidated Financial Statements	F-14
Condensed Consolidated Balance Sheets As Of September 30, 2003 (Unaudited) And December 31, 2002	F-28
Condensed Consolidated Statements Of Operations For The Nine Months Ended September 30, 2003 And 2002 (Unaudited)	F-29
Condensed Consolidated Statements Of Cash Flows For The Nine Months Ended September 30, 2003 And 2002 (Unaudited)	F-30
Condensed Consolidated Statement of Changes in Shareholders’ Equity For The Nine Months Ended September 30, 2003 (Unaudited)	F-31
Notes To Condensed Consolidated Financial Statements (Unaudited)	F-32
Statement Of Revenues Over Certain Expenses (MPA Acquisition):
Independent Auditors’ Report	F-39
Statement Of Revenues Over Certain Operating Expenses For The Year Ended December 31, 2002	F-40
Notes To Statement Of Revenues Over Certain Operating Expenses	F-41
Combined Statement of Revenues In Excess Of Certain Operating Expenses (Acquisition Properties):
Independent Auditors’ Report	F-43
Combined Statements of Revenues In Excess Of Certain Operating Expenses For The Nine Months Ended September 30, 2003 (Unaudited) and For The Year Ended December 31, 2002	F-44
Notes To Combined Statements Of Revenues In Excess Of Certain Expenses	F-45

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

      The unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 is presented as if the acquisition of the five Acquisition Properties and this offering occurred on September 30, 2003. The unaudited pro forma condensed statements of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 are presented as if the Company’s initial public offering, this offering and the acquisition of all its properties (including the Initial Properties, subsequent acquisitions, and the Acquisition Properties) all occurred on January 1, 2002.

      The unaudited pro forma condensed consolidated financial statements of the Company should be read in conjunction with the Company’s consolidated historical financial statements including the notes thereto, included elsewhere in the prospectus. The unaudited pro forma condensed consolidated financial statements do not purport to represent the Company’s financial position as of September 30, 2003, or the results of operations for the nine months ended September 30, 2003 or for the year ended December 31, 2002 that would have actually occurred had the acquisitions and the offerings been completed on September 30, 2003 or January 1, 2002 or to project the Company’s financial position or results of operations as of any future date or for any future period.

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2003
(Unaudited)

		Proforma
	Historical	Adjustments		Pro Forma

	(In thousands, except per share amounts)
ASSETS
Net Real Estate Investments	$140,548	$70,260	(A)	$210,808
Cash and Cash Equivalents	1,368	48,670	(C)	1,368
		(27,875	)(A)
		(20,795	)(B)
Other Assets	6,598	—		6,598

Total Assets	$148,514	$70,260		$218,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Secured Debt	84,344	21,590	(B)	105,934
Accounts Payables and Other Liabilities	3,766	—		3,766

Total Liabilities	88,110	21,590		109,700
Minority Interest	3,716	314	(C)	4,030
SHAREHOLDERS’ EQUITY
Common Stock ($.01 par value)	57	40	(C)	97
Additional Paid In Capital	58,010	48,316	(C)	106,326
Distributions in Excess of Net Income	(1,379)	—		(1,379)

Total Shareholders’ Equity	56,688	48,356		105,044

Total Liabilities and Shareholders’ Equity	$148,514	$70,260		$218,774

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
(Unaudited)

		Pro Forma		Acquisition	Pro Forma
		Adjustments		Properties	Adjustments
		Subsequent		Historical	Acquisition
	Historical	Acquisitions		(G)	Properties		Pro Forma

	(In thousands, except per share data)
RENTAL OPERATIONS:
Revenues
Rental Income	$9,374	$3,875	(F)	$6,309	$17	(M)	$19,575
Operating expenses:
Rental Operations	1,655	1,187	(F)	1,777	—		4,619
Depreciation and amortization	2,225	1,034	(H)	—	1,526	(H)	4,785

Total operating expenses	3,880	2,221		1,777	1,526		9,404

Income from rental operations	5,494	1,654		4,532	(1,509)		10,171

SERVICE OPERATIONS (HADC):
Total income (loss) from service operations	(614)	—		—	—		(614)

GENERAL AND ADMINISTRATIVE EXPENSES:
Corporate and rental operations	2,085	—		—	—		2,085

Operating income (loss)	2,795	1,654		4,532	(1,509)		7,472
OTHER INCOME (EXPENSE):
Interest income (expense), net	(2,087)	(1,365	)(I)	—	(1,497	)(J)	(4,949)
Gain (loss) on interest rate swap	35	—		—	—		35
Other Income (expense)	—	—		—	—		—

Total other income (expense)	(2,052)	(1,365)		—	(1,497)		(4,914)
Income (loss) before income taxes	743	289		4,532	(3,006)		2,558
Income tax benefit (expense)	109	—		—	—		109

Income (loss) before minority interest	852	289		4,532	(3,006)		2,667
Minority interest in income (loss) of common unit holders and other subsidiaries	(54)	(10	)(K)	—	(55	)(K)	(119)

Net income (loss) available for common shareholders	$798	$279		$4,532	$(3,061)		$2,548

Net income (loss) per common share:
Basic and diluted	$0.14						$0.26
Weighted average number of common shares outstanding	5,692						9,692
Weighted average number of common and dilutive potential common shares	6,053						10,053

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002
(Unaudited)

Pro Forma	Pro Forma	Pro Forma
Adjustments	Adjustments	Acquisition	Adjustments
Initial	Subsequent	Properties	Acquisition
Historical	Properties	Acquisitions	Historical(G)	Properties	Pro Forma

(in thousands, except per share data)
RENTAL OPERATIONS:
Revenues
Rental Income	$2,274	$3,357	(E)	$10,244	(F)	$8,360	$22	(M)	$24,257
Operating expenses:
Rental Operations	163	297	(E)	3,159	(F)	2,461	—	6,080
Depreciation and amortization	481	735	(H)	2,676	(H)	—	2,040	(H)	5,932

Total operating expenses	644	1,032	5,835	2,461	2,040	12,012

Income from rental operations	1,630	2,325	4,409	5,899	(2,018)	12,245

SERVICE OPERATIONS (HADC):
Total income (loss) from service operations	(1,638)	—	—	—	—	(1,638)

GENERAL AND ADMINISTRATIVE EXPENSES:
Corporate and rental operations	851	—	—	—	—	851

Operating income (loss)	(859)	2,325	4,409	5,899	(2,018)	9,756
OTHER INCOME (EXPENSE):
Interest income (expense), net	(173)	(362	)(N)	(3,519	)(I)	—	(2,270	)(J)	(6,324)
Gain (loss) on interest rate swap	(232)	—	—	—	—	(232)
Other Income (expense)	(80)	—	—	—	—	(80)

Total other income (expense)	(485)	(362)	(3,519)	—	(2,270)	(6,636)
Income (loss) before income taxes	(1,344)	1,963	890	5,899	(4,288)	3,120
Income tax benefit (expense)	381	—	—	—	—	381

Income (loss) before minority interest	(963)	1,963	890	5,899	(4,288)	3,501
Minority interest in income (loss) of common unit holders and other subsidiaries	(9)	(70	)(K)	(32	)(K)	—	(58	)(K)	(169)

Net income (loss) available for common shareholders	$(972)	$1,893	$858	$5,899	$(4,346)	$3,332

Net income (loss) per common share:
Basic and diluted	$—	(L)	$.34
Weighted average number of common shares outstanding	5,692	9,692
Weighted average number of common and dilutive potential common shares	6,054	10,054

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
($ In Thousands, Except Per Share Amounts)

(A)	Represents the purchase price of the probable acquisitions of Methodist Medical Office Building, Coral Springs Surgical Center, Elm Street Professional Plaza, Trinity West Medical Plaza and Cooper Voorhees Medical Mall (all recorded at purchase price including estimated closing costs and other fair value adjustments):

Methodist Medical Office Building	$9,531
Coral Springs Surgical Center	7,759
Elm Street Professional Plaza	13,551
Trinity West Medical Plaza	7,422
Cooper Voorhees Medical Mall	31,997

Total Real Estate Investments (Including land of $5,252 And Acquired Lease Intangibles of $2,877)	$70,260

Cash paid to property owners	$27,875
Debt assumed at fair value (Methodist Medical Office Building)	5,623
Debt assumed at fair value (Elm Street Professional Plaza)	10,026
Debt assumed (variable-rate debt) (Cooper Voorhees Medical Mall)	23,250
Debt assumed at fair value (Coral Springs Surgical Center)	3,486

Total Real Estate Investments (Including land of $5,252 And Acquired Lease Intangibles of $2,877)	$70,260

(B)	Represents the assumption of debt related to the Acquisition Properties and the pay-down on the line of credit from proceeds from the offering as follows:

Debt assumed at fair value (Methodist Medical Office Building)	$5,623
Debt assumed at fair value (Elm Street Professional Plaza)	10,026
Debt assumed (variable-rate debt) (Cooper Voorhees Medical Mall)	23,250
Debt assumed at fair value (Coral Springs Surgical Center)	3,486
Pay-down line of credit	(20,795)

$21,590

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)
($ In Thousands, Except Per Share Amounts)

(C)	Represents the sale of 4,000,000 common shares in the offering at an assumed price of $13.00 per share:

Proceeds from the offering	$52,000
Estimated costs associated with the offering	(3,330)

Net Proceeds	48,670

Par value of common shares to be issued with offering	$40
Additional paid-in capital from the net proceeds of the offering	48,316
Reallocation of minority interest (see note D)	314

$48,670

Use of Proceeds:
Purchase of properties	$27,875
Pay-down line of credit	20,795

$48,670

(D)	Represents the reallocation to minority interest based upon the offering and change in ownership percentage that Windrose Medical Properties Trust has in the Operating Partnership as a result of the offering.

(E)	Represents the historical property operations from January 1, 2002 to August 15, 2002 for the “Initial Properties” acquired with the proceeds of our Initial Public Offering on August 15, 2002.

(F)	Represents the historical revenues (adjusted for amortization of acquired lease intangibles related to above and below market leases) and certain operating expenses on properties acquired from MPA on May 16, 2003 and the Rush Copley acquisition on August 12, 2003. Historical revenues and certain operating expenses exclude amounts which would not be comparable to the proposed future operations of the properties such as interest expense and depreciation. The following table presents the historical financial information for MPA and Rush Copley for the periods indicated.

		Rental
	Rental	Operating
	Income	Expenses

For the year ended December 31, 2002:
MPA	$9,349	$2,955
Rush Copley (Unaudited)	895	204

Totals	$10,244	$3,159

For the nine months ended September 30, 2003 (Unaudited):
MPA (January 1, 2003 to May 15, 2003)	$3,327	$1,061
Rush Copley (January 1, 2003 to August 11, 2003)	548	126

Totals	$3,875	$1,187

(G)	Represents the historical revenues and certain operating expenses on the five Acquisition Properties to be acquired with a portion of the proceeds from the offering.

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)
($ In Thousands, Except Per Share Amounts)

(H)	Reflects pro forma depreciation and amortization based on the depreciable basis of the Company’s acquisition cost, assuming asset lives of 40 years for the buildings and the life of the lease for the acquired lease intangibles which range from 1 month to 224 months.

(I)	Interest expense has been adjusted to reflect additional interest expense related to the assumption of debt of $38,000 (face value) and borrowing on the line of credit of $25,000 related to the MPA and Rush Copley acquisitions. A fair value adjustment of $4,264 was recorded as the interest rate on the debt assumed was above current market rates at the acquisition dates. The fixed rate mortgage debt assumed bears interest at fixed rates ranging from 7.50% to 8.88%. The line of credit bears interest at LIBOR plus 2.0% to 2.5% depending on the Company’s leverage ratio. The adjustment to interest expense for the nine months ended September 30, 2003 consists of the period January 1, 2003 to May 15, 2003 for MPA and January 1, 2003 to August 11, 2003 for Rush Copley.

(J)	Interest expense has been adjusted to reflect additional interest expense related to the assumption of debt of $41,817 (face value) related to the Acquisition Properties. A fair value adjustment of $568 was recorded as the interest rate on the debt assumed was above current market rates at the date of acquisitions. The various pieces of debt assumed bear interest at fixed rates ranging from 6.74% to 7.70% and at variable rates of 30 day LIBOR plus 200 to 305 basis points (depending on debt service coverage ratio). In addition, interest expense has been reduced from the assumed pay-down of the line of credit.

(K)	Reflects the additional minority interest expense resulting from the increased operating income based on the minority ownership of the operating partnership of 3.58%.

(L)	Net income per common share is not applicable on a historical basis for the year ended December 31, 2002 as the Company’s initial public offering was not completed until August 15, 2002. Net income per common share on a basic and diluted basis for the period August 16, 2002 through December 31, 2002 was $.01 as reported in the Company’s annual report on From 10-K for the year ended December 31, 2002.

(M)	Adjustment to rental income to reflect the amortization of acquired lease intangibles related to above and below market leases on the five Acquisition Properties to be acquired with a portion of the proceeds of the offering which are amortized to rental income over the life of the leases.

(N)	Interest expense has been adjusted to reflect the additional interest expense for the debt assumed from Partell Medical Center and Park Medical Center (Initial Properties) of $8,900 (face value). A fair value adjustment of $782 was recorded as the interest rate on the debt assumed was above current market rates at the date of acquisitions. Interest rates are 7.62% and 7.97%, respectively.

INDEPENDENT AUDITORS’ REPORT

The Board of Trustees and Shareholders

Windrose Medical Properties Trust:

      We have audited the accompanying consolidated balance sheets of Windrose Medical Properties Trust and Subsidiaries (see Note 1) as of December 31, 2002 and 2001, the related consolidated statements of operations for the period January 1, 2002 through August 15, 2002, the period August 16, 2002 through December 31, 2002 and for each of the years in the three-year period ended December 31, 2002, and the consolidated statements of cash flows and shareholders’ equity (deficit) for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the consolidated financial statements we have also audited the financial statement schedule III. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and the financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Windrose Medical Properties Trust and Subsidiaries as of December 31, 2002 and 2001, the results of their operations for the period January 1, 2002 through August 15, 2002, the period August 16, 2002 through December 31, 2002 and for each of the years in the three-year period ended December 31, 2002, and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule III, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

Indianapolis, Indiana
February 18, 2003

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31

	2002	2001

		(Predecessor)
ASSETS
Real Estate Investments:
Land	$8,455,937	$—
Buildings	52,630,420	—

	61,086,357	—
Accumulated Depreciation	(407,018)	—

Net Real Estate Investments	60,679,339	—
Cash and Cash Equivalents	8,237,588	115,290
Receivables on Construction and Consulting Contracts	730,900	837,304
Straight-line Rent Receivable	294,026	—
Due from Affiliate	—	219,000
Revenue Earned in Excess of Billings	1,268,785	209,017
Deferred Leasing Commissions, Net of Accumulated Amortization of $74,238	2,885,385	—
Deferred Financing Fees, Net of Accumulated Amortization of $27,783	282,060	—
Other Assets	886,804	154,658

Total Assets	$75,264,887	$1,535,269

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Secured Debt	9,664,113	—
Lines of Credit	—	498,133
Notes Payable to Owners	—	188,660
Billings in Excess of Revenues Earned	404,268	444,423
Accounts Payable and Accrued Expenses	1,039,314	472,803
Consulting and Construction Payables	1,357,243	83,548
Dividends Payable to Shareholders	739,923	—
Tenant Security Deposits and prepaid rent	175,281	—
Deferred Tax Liability	—	227,000
Accumulated Loss on Interest Rate Swap	680,125	—

Total Liabilities	14,060,267	1,914,567
Minority Interest	3,827,456	—
SHAREHOLDERS’ EQUITY (DEFICIT):
Common Stock ($.01 par value); 100,000,000 Shares Authorized, 5,691,710 Issued and Outstanding at December 31, 2002 and No Shares Issued and Outstanding at December 31, 2001	56,917	—
Additional Paid In Capital	58,016,910	—
Distributions in Excess of Net Income	(696,663)
Members’ Deficit	—	(379,298)

Total Shareholders’ Equity (Deficit)	57,377,164	(379,298)

Total Liabilities and Shareholders’ Equity (Deficit)	$75,264,887	$1,535,269

See accompanying Notes to Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED

DECEMBER 21, 2002, 2001, 2000

	January 1, 2002	August 16, 2002	Years Ended December 31,
	Through	Through
	August 15, 2002	December 31, 2002	2002	2001	2000
	(Predecessor)	(Company)	(Combined)	(Predecessor)	(Predecessor)

RENTAL OPERATIONS
Revenues:
Rental income	$—	$2,274,130	$2,274,130	$—	$—

Operating expenses:
Rental expenses	—	163,351	163,351	—	—
Interest expense	—	124,363	124,363	—	—
Depreciation and amortization	—	481,256	481,256	—	—

Total operating expenses	—	768,970	768,970	—	—

Income from rental operations	—	1,505,160	1,505,160	—	—

SERVICE OPERATIONS (HADC)
Revenues:
Development and project management fees	4,145,468	7,559,007	11,704,475	4,568,284	4,458,305
Cost of sales and project costs	3,541,826	7,535,403	11,077,229	1,782,881	1,858,399

Total income from service operations	603,642	23,604	627,246	2,785,403	2,599,906

General and administrative expenses	1,692,670	1,423,098	3,115,768	2,475,510	2,451,795

Operating income (loss)	(1,089,028)	105,666	(983,362)	309,893	148,111
OTHER INCOME (EXPENSE)
Interest income (expense)	(22,169)	(27,091)	(49,260)	(22,115)	(29,660)
Loss on interest rate swap	—	(231,818)	(231,818)	—	—
Other expense	(30,404)	(49,635)	(80,039)	(18,148)	(30,514)

Net income (loss) before taxes and minority interest	(1,141,601)	(202,878)	(1,344,479)	269,630	87,937

Income tax (expense) benefit	126,000	255,141	381,141	(321,000)	(41,000)

Net income (loss) before minority interest	(1,015,601)	52,263	(963,338)	(51,370)	46,937

Minority interest in income of common unit holders and other subsidiaries	—	(9,003)	(9,003)	—	—

Net income (loss) available for common shareholders	$(1,015,601)	$43,260	$(972,341)	$(51,370)	$46,937

Net income (loss) per common share:
Basic and diluted		$0.01

Weighted average number of common shares outstanding		5,691,710

Weighted average number of common and dilutive potential common shares		6,054,043

See accompanying Notes to Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2002	2001	2000

Cash flows from operating activities:
Net income (loss)	$(972,341)	$(51,370)	$46,937
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	481,256	46,082	44,354
Amortization of deferred financing fees	27,783	—	—
Loss on interest rate swap	231,818	—	—
Minority interest	9,003	—	—
Deferred income taxes	(380,389)	327,000	34,000
Changes in operating assets and liabilities:
Construction payables, net	1,380,099	(287,697)	359,847
Revenues earned in excess of billings	(1,059,768)	(141,881)	(60,571)
Straight-line rent receivable	(294,026)	—	—
Due from affiliate	219,000	(19,000)	(24,125)
Billings in excess of revenues earned	(40,155)	(307,420)	5,684
Other accrued revenues and expenses, net	75,618	353,861	6,650

Net cash provided by (used in) operating activities	(322,102)	(80,425)	412,776
Cash flows from investing activities:
Acquisition of real estate investments	(51,460,997)	—	—
Purchase of furnitures and fixtures	(140,840)	(14,236)	(31,040)

Net Cash Used in Investing Activities	(51,601,837)	(14,236)	(31,040)
Cash flows from financing activities:
Proceeds from issuance of debt	—	125,000	—
Payments on Indebtedness	(4,018)	—	—
Net payments on notes payable to owners	(188,660)	—	(1,250)
Net proceeds (payments) on line of credit	(498,133)	199,899	39,893
Debt issuance costs	(309,843)	—	—
Contributions from (distributions to) owners	(86,503)	(333,600)	(273,023)
Proceeds from issuance of common shares, net	61,133,394	—	—

Net cash provided by (used in) financing activities	60,046,237	(8,701)	(234,380)
Net increase (decrease) in cash and cash equivalents	8,122,298	(103,362)	147,356
Cash and cash equivalents at beginning of the year	115,290	218,652	71,296

Cash and cash equivalents at end of the year	8,237,588	$115,290	$218,652

Supplemental Disclosures:
Interest paid	$226,884	$35,565	$33,549

Income taxes paid	$—	$9,810	$—

Issuance of partnership units for real estate investments	$1,723,000	$—	$—

Net liabilities (including secured debt) assumed in acquisition of real estate investments	$10,861,000	$—	$—

See accompanying Notes to Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, 2000

	Common Stock			Distributions		Total
			Additional Paid-In	in Excess of	Members’	Shareholders’
	Shares	Amount	Capital	Net Income	Equity (Deficit)	Equity (Deficit)

Balances at December 31, 1999	—	$—	$—	$—	$231,758	$231,758

Net Income	—	—	—	—	46,937	46,937
Distributions to owners	—	—	—	—	(273,023)	(273,023)

Balances at December 31, 2000	—	$—	$—	$—	$5,672	$5,672

Net Loss	—	—	—	—	$(51,370)	(51,370)
Distributions to owners	—	—	—	—	(333,600)	(333,600)

Balances at December 31, 2001	—	$—	$—	$—	$(379,298)	$(379,298)

Net Loss	—	—	—	—	(1,015,601)	(1,015,601)
Distributions to owners	—	—	—	—	(86,503)	(86,503)

Balances at August 15, 2002	—	$—	$—	$—	$(1,481,402)	$(1,481,402)

Issuance of Common Stock, Net of Underwriting Discount	5,691,710	$56,917	$62,779,429	—	—	62,836,346
Offering Costs	—	—	(1,702,952)	—	—	(1,702,952)
Adjustment Required to Reflect Predecessor Basis	—	—	(3,059,567)	—	1,481,402	(1,578,165)
Net Income	—	—	—	43,260	—	43,260
Dividends Declared	—	—	—	(739,923)	—	(739,923)

Balances at December 31, 2002	5,691,710	$56,917	$58,016,910	$(696,663)	$—	$57,377,164

See accompanying Notes to Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Initial Public Offering

      Windrose Medical Properties Trust (the “Company”) was organized in the state of Maryland in March, 2002 as a real estate investment trust. The Company intends to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code. The Company was formed to invest in specialty medical properties and to capitalize on the experience and expertise of its management team in selectively acquiring, planning, developing and managing medical facilities. On August 15, 2002, the Company’s Registration Statement on Form S-11 was declared effective. The Company had no operations prior to August 16, 2002.

      The Company received net proceeds of $61.1 million after underwriters’ discounts and expenses from its August 22, 2002 initial public offering of 5,691,710 common shares at a price of $12 per share (the “Initial Offering”). The Company contributed all of the net proceeds of the Initial Offering to Windrose Medical Properties, L.P. (the “Operating Partnership”) for the sole general partnership interest of approximately 94.0%. The Operating Partnership utilized approximately $47.4 million of the proceeds from the Initial Offering and the issuance of limited partnership interests to complete the purchases of four outpatient treatment centers in Las Vegas, Nevada operated by Sierra Health Services on August 23, 2002, and the Urology Center of the South near Memphis, Tennessee on August 22, 2002. On November 8, 2002, the Company purchased Partell Medical Center (“Partell”) in Las Vegas, Nevada for $7.2 million, including $5 million of assumed debt. The Company acquired Park Medical Center (“Park”) in Charlotte, North Carolina on December 1, 2002, for $5.65 million, including $3.89 million of assumed debt.

      The Company also conducts service operations through Hospital Affiliates Development Corporation (HADC), a wholly-owned taxable REIT subsidiary of the Operating Partnership. The net assets and operations of the service operations acquired in connection with the Initial Offering were designated as the predecessor (the Predecessor) for accounting purposes. The Company maintained carry-over basis for the accounting of the purchase of these net assets. Accordingly, the results of operations for the year ended December 31, 2002 comprise those of the combined entities of the Company from August 16, 2002 through December 31, 2002 and the Predecessor from January 1, 2002 to August 15, 2002. All periods prior to August 16, 2002 include only the operations of the Predecessor.

2. Summary of Significant Accounting Policies Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its majority-owned or controlled subsidiaries. The equity interests in these majority-owned or controlled subsidiaries not owned by the Company are reflected as minority interests in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Real Estate Investments

      Real estate investments to be held and used are stated at the lower of cost less accumulated depreciation or fair value if impairment is identified. Real estate investments to be disposed of are reported at the lower of their carrying amount or fair value less cost of sale. Buildings are depreciated using the straight-line method over their estimated life not to exceed 40 years.

      All direct and indirect costs, including interest and real estate taxes clearly associated with the development, construction or expansion of real estate investments are capitalized as a cost of the property. All external costs associated with the acquisition of real estate investments are capitalized as a cost of the property.

      Upon the acquisition of rental property, the Company evaluates all in-place tenant lease agreements to determine if the leases are at, below or above market rates. If a lease is determined to be above or

WINDROSE MEDICAL PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

below market, a corresponding asset or liability is recorded and amortized into income over the life of the lease. At the time of acquisition, a deferred lease commission asset is also recorded and amortized over the lease’s remaining life.

      The Company evaluates its real estate investments to be held and used upon occurrence of significant changes in the operations, but not less than annually, to assess whether any impairment indications are present that affect the recovery of the recorded value. If any real estate investment is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value.

Cash Equivalents

      Highly liquid investments with maturity of three months or less when purchased are classified as cash equivalents.

Allowance for Doubtful Accounts

      The Company reviews each account receivable for collectibility and provides an allowance for doubtful accounts as specific accounts receivable are deemed uncollectible.

Deferred Costs

      Costs incurred in connection with obtaining financing are amortized to interest expense on the straight-line method over the term of the related loan. Costs associated with the leasing of real estate investments are amortized over the term of the related lease. Unamortized costs are charged to expense upon the early termination of the lease or upon early payment of the financing.

Revenues

Rental Operations

      Rental income from leases with scheduled rental increases during their terms is recognized on a straight-line basis.

Service Operations

      Contract revenues are recognized using the percentage of completion method based on the efforts expended, whereby the percentage complete is based on hours incurred in relation to total estimated hours to be incurred. Costs associated with obtaining contracts are expensed as incurred. The Company does not combine contracts for purposes of recognizing revenue and, generally, does not segment contracts.

      Customers are billed based on the terms included in the contracts, which are generally upon delivery of certain products or information, or achievement of certain milestones defined in the contracts. When billed, such amounts are recorded as accounts receivable. Revenue earned in excess of billings represents revenue related to services completed but not billed, and billings in excess of revenue earned represent billings in advance of services performed.

      Contract costs include labor costs and those indirect costs related to contract performance, such as indirect labor and supplies. Losses on contracts are recognized in the period such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

      Leasing commissions are recorded as income at the time the services are provided unless future contingencies exist, in which case the income is recorded when the contingency is resolved.

WINDROSE MEDICAL PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Income Per Common Share

      Basic net income per common share is computed by dividing net income available for common shares by the weighted average number of common shares outstanding for the period. Diluted net income per share is computed by dividing the sum of net income available for common shares and minority interest in earnings of unitholders, by the sum of the weighted average number of common shares and units outstanding and dilutive potential common shares for the period.

      There was no adjustment to either the weighted average shares outstanding or the reported amounts of income for the effects of outstanding stock options in computing diluted earnings per share because the unexercised stock options were anti-dilutive.

      The 362,333 outstanding limited partners’ units in the Operating Partnership included in the diluted earnings per share calculation have no effect on the earnings per share amounts since the minority interests’ share of income would also be added back to the net income.

Federal Income Taxes

      The Company elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code commencing with its short taxable year ended December 31, 2002. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its taxable income to its shareholders. Management intends to continue to adhere to these requirements and to maintain the Company’s REIT status. As a REIT, the Company is entitled to a tax deduction for some or all of the dividends it pays to shareholders. Accordingly, the Company generally will not be subject to federal income taxes as long as it distributes an amount equal to or in excess of its taxable income currently distributed to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes and may not be able to qualify as a REIT for four subsequent taxable years.

      REIT qualification reduces, but does not eliminate, the amount of state and local taxes paid by the Company. In addition, the Company’s financial statements include the operations of a taxable REIT subsidiary that is not entitled to a dividends paid deduction and is subject to corporate federal, state, and local income taxes. As a REIT, the Company may also be subject to certain federal excise taxes if it engages in certain types of transactions.

      The following table reconciles the Company’s net income to its taxable income before the dividends paid deduction for the period August 16, 2002 through December 31, 2002:

For the Period
August 16, 2002
Through
December 31, 2002

Net income	$43,260
Book/tax differences	347,587

Adjusted taxable income subject to 90% dividend requirement	$390,847

WINDROSE MEDICAL PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s dividends paid deduction is summarized below:

For the Period
August 16, 2002
Through
December 31, 2002

Dividends declared	$739,923
Less: Return of capital	(349,076)

Total dividends paid deduction attributable to adjusted taxable income	$390,847

      A summary of the tax characterization of the dividends paid per common share for the period August 16, 2002 through December 31, 2002 follows:

2002

Total dividends declared per share	$.13

Ordinary income	52.82%
Return of capital	47.18%

100.00%

      Income taxes for the taxable REIT subsidiary are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      The Company assesses the realizability of deferred tax assets and considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

WINDROSE MEDICAL PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Based Compensation

      The Company applies the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock option plan. Accordingly, no compensation expense is reflected in net income as all options granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. If compensation cost for the Company’s fixed stock option plan had been determined consistent with SFAS Statement No. 123, the Company’s net income and net income per share for the period from August 16, 2002 through December 31, 2002 would have been reduced to the pro forma amounts indicated below:

For the period August 16, 2002
through December 31, 2002

Net income as reported	$43,260
Deduct: Total stock based compensation expense determined under fair value method for all awards	(164,032)

Pro forma net loss	(120,772)

Basic and diluted net income (loss) per share
As reported	$.01
Pro forma	$(.02)

      The fair values of the options were determined using the Black-Scholes option-pricing model with the following assumptions:

For the period August 16, 2002
through December 31, 2002

Dividend yield	8.00%
Volatility	42.47%
Risk-free interest rate of options granted on 8/16/2002 with expected life of five years	3.25%
Risk-free interest rate of options granted on 8/16/2002 with expected life of seven years	3.82%
Risk-free interest rate of options granted on 12/19/2002	3.65%
Expected life of options with one year vesting period	5 years
Expected life of options with four year vesting period	7 years
Weighted-average fair value per share of options granted	$2.33

Derivative Financial Instruments

      The Company complies with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137 and No. 138. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair market value. Gains or losses resulting from changes in the value of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company will use derivative financial instruments such as interest rate swaps to mitigate its interest rate risk. SFAS 133 requires that the changes in fair value of derivatives that qualify as cash flow hedges be recognized in other comprehensive income while the ineffective portion of the derivative’s change in fair market value be recognized immediately in earnings.

WINDROSE MEDICAL PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments

      The fair values of the Company’s financial instruments are generally calculated as the present value of estimated future cash flows using a discount rate commensurate with the risks involved. The fair value approximates the carrying value for all financial instruments including indebtedness, which is discussed in Footnote 7 to the Consolidated Financial Statements.

Use of Estimates

      The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

3. Derivative Instruments

      The Company has one interest rate swap contract that does not meet the criteria of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) to qualify for hedge accounting. SFAS 133 requires that unrealized gains and losses on derivatives not qualifying as hedge accounting be recognized currently in earnings. The interest rate swap was acquired in connection with the acquisition of the Urology Center of the South and the debt related to the swap was retired at the time of the acquisition. The assumed accumulated loss on the interest rate swap on the acquisition date was $448,307 and during the period from August 16, 2002 through December 31, 2002, the Company recognized a loss of $231,818 from this interest rate swap contract.

4. Related Parties and Other Transactions

      In the normal course of business and, in management’s opinion, at terms comparable to those available from unrelated third parties, the Company has engaged in transactions with certain affiliates from time to time.

      The Company pays an overhead sharing fee to a company in which certain executive officers of the Company have an ownership interest. This fee of $17,500 per month is to cover fixed overhead costs such as rent, certain office support staff services, and other fixed expenses. The Company reimburses other direct expenses as incurred.

      In December 2002, Alliance Design Group, LLC, (“ADG”) an affiliate of Windrose International LLC, which prior to the Initial Offering was the owner of the Predecessor, repaid in full a demand note held with the Company, which bore interest at a rate of 9.5% per annum. Certain executive officers of the Company are owners of Windrose International LLC.

WINDROSE MEDICAL PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5. Accounts Receivable, Revenue Earned in Excess of Billings and Billings in Excess of Revenues Earned

      At December 31, 2002, the estimated period to complete contracts in process ranges from one month to three years, and the Company expects to collect substantially all related accounts receivable and revenue earned in excess of billings within this time period. The following summarizes contracts in process at:

	December 31,

	2002	2001

Costs incurred on uncompleted contracts	$9,540,530	$2,859,126
Estimated earnings	1,606,525	2,763,032

	11,147,055	5,622,158
Less billings to date	10,282,538	5,857,564

	$864,517	$(235,406)

      Contracts in progress at December 31, 2002 and 2001 are included in the balance sheets under the following captions:

	December 31,

	2002	2001

Revenue earned in excess of billings	$1,268,785	$209,017
Billings in excess of revenue earned	(404,268)	(444,423)

	$864,517	$(235,406)

6. Concentration of Credit Risk

      Five of the Company’s seven properties are located in Las Vegas, Nevada. As a result, localized adverse events or conditions, such as economic recession or overbuilding in the local real estate market, could have a significant adverse effect on the operations of these properties, and ultimately on the amounts available for distribution to shareholders.

      Sierra Health Services, Inc. is the lease guarantor for four of the Company’s seven properties. These four properties have a cost basis of approximately $39.3 million at December 31, 2002 and the leases generate approximately $4.1 million of yearly revenue. Established in 1984, Sierra is a publicly held, diversified, managed care holding company based in Las Vegas, Nevada, with operations primarily in managed care, health insurance, and workers’ compensation insurance.

      Financial information as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 of Sierra Health Services, Inc. and subsidiaries as filed with the Securities and Exchange Commission on Form 10-K may be found at the SEC’s website www.sec.gov.

7. Long Term Debt

      On September 30, 2002, the Company entered into a $25 million secured credit facility which will be available for working capital and acquisition purposes. This two-year facility is secured by first mortgages on the Company’s four outpatient treatment centers in Las Vegas, Nevada, as well as the Urology Center of the South in Memphis, Tennessee. The credit facility has rates of LIBOR plus 1.75-2.00% depending on the leverage ratio. The line of credit contains covenants that require, among other things, the maintenance of certain financial ratios. At December 31, 2002, there were no amounts outstanding on the line of credit.

WINDROSE MEDICAL PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2001, there were short-term borrowings of $498,133 under an available line of credit of $500,000. Interest accrued at a rate of prime plus 1% (5.75% at December 31, 2001) and was payable monthly. The line of credit was paid off with proceeds from the Initial Offering in August, 2002.

      Notes payable to owners of $63,660 at December 31, 2001 was evidenced by individual promissory notes with interest accruing at a rate of 9% per annum with interest due quarterly. An additional note payable to owner issued in 2001 of $125,000, bore interest at the bank’s prime rate (4.75% at December 31, 2001). All notes payable to owners were paid off with proceeds from the Initial Offering in August, 2002.

      In connection with the acquisitions of Partell and Park, the following debt was assumed by the Company:

Outstanding at
December 31, 2002

Fixed rate secured debt, including unamortized balance of debt premium, monthly payments of $35,726, including interest at 7.62%, maturity date of September 30, 2011	$5,467,642
Fixed rate secured debt, including unamortized balance of debt premium, monthly payments of $26,666, including interest at 7.97%, maturity date of February 28, 2010	$4,196,471

Total	$9,664,113

      The fair value assigned to the fixed-rate debt at the acquisition date of Partell based on an estimated market interest rate of 6.1% was $5,476,302, and the resultant debt premium of $482,832 is being amortized to interest expense over the remaining term of the debt. At December 31, 2002 the unamortized balance of the debt premium was $478,189.

      The fair value assigned to the fixed-rate debt at the acquisition date of Park based on an estimated market interest rate of 6.5% was $4,200,166, and the resultant debt premium of $302,987 is being amortized to interest expense over the remaining term of the debt. At December 31, 2002 the unamortized balance of the debt premium was $299,292.

      At December 31, 2002, scheduled amortization and maturities of indebtedness for the next five years and thereafter follows:

2003	$92,364
2004	99,811
2005	107,860
2006	116,558
2007	125,957
Thereafter	8,344,082

Total	$8,886,632

8. Income Taxes

      Income taxes are provided for the tax effects of transactions reported by the Operating Partnership’s wholly-owned subsidiary, HADC, which is a taxable REIT subsidiary of the Company.

WINDROSE MEDICAL PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the provision for income taxes are as follows for the years ended December 31, 2002, 2001 and 2000:

	December 31,

	2002	2001	2000

Current:
Federal	—	(5,250)	$6,125
State	—	(750)	875

	—	(6,000)	7,000

Deferred:
Federal	(333,498)	286,125	29,750
State	(47,643)	40,875	4,250

	(381,141)	327,000	34,000

Net tax expense (benefit)	$(381,141)	$321,000	$41,000

      Differences in income taxes at the statutory rate and the Company’s actual provision for 2002 result from the Company’s dividends paid deductions as a REIT. Differences in income taxes at the statutory rate and actual provision for 2001 and 2000 relate primarily to a wholly-owned limited liability subsidiary of the Predecessor, which was not subject to tax.

      The net deferred tax asset (liability) at December 31, 2002 and 2001 consists of the following components:

	December 31,

	2002	2001

Deferred tax asset	$326,167	$—
Deferred tax liability	(172,778)	(227,000)

Net deferred tax asset (liability)	$153,389	$(227,000)

      The deferred tax asset primarily consists of a net operating loss carry forward. The deferred tax liability at December 31, 2002 is the result of the cash to accrual adjustment, which is being phased in over four years, as HADC was a cash basis tax payor until January 1, 2002. The deferred tax liability for 2001 consists of cash to accrual adjustments.

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes that it is more likely than not that these deferred tax assets will be realized.

      At December 31, 2002, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $778,000 which are available to offset future federal and state taxable income, if any, through 2022.

9. Stock Based Compensation

      The Company has established a stock plan for the purpose of attracting and retaining executive officers, employees, trustees and other persons and entities that provide services to us. The stock plan authorizes the issuance of options to purchase common shares and the grant of stock awards, performance

WINDROSE MEDICAL PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shares, stock appreciation rights and incentive awards. The Company’s officers and employees and those of its operating partnership and other subsidiaries are eligible to participate in the stock plan. The Company’s trustees and other persons and entities that provide services to us are also eligible to participate in the stock plan.

      Up to 800,000 common shares are available for issuance under the stock plan. On August 15, 2002, options for an aggregate of 128,000 common shares were granted to the Company’s executive officers and non-employee trustees. On December 19, 2002, an additional 11,500 options were granted to senior management of the Company.

      All options vest at the rate of 20% per year commencing on the date of grant except for options to purchase 42,000 and 20,000 common shares issued to Messrs. Klipsch and Farrar, respectively, which vest at the rate of 50% commencing on August 16, 2002 and 50% on August 16, 2003. There are a total of 139,500 options outstanding at December 31, 2002 with a weighted average exercise price of $12.

10. Retirement Plan

      The Company has a 40l(k) retirement plan. New employees must be employed for six consecutive months before becoming eligible for semiannual enrollment. The Company contributes a matching contribution equal to 50% of employee contributions. The maximum amount of matching contributions paid by the Company is 3% of the employee’s salary which vests 20% per year. Total contributions for the period August 16, 2002 through December 31, 2002 amounted to $10,881.

11. Leasing

      The following table displays the Company’s portfolio of in-service leases, which contain escalation provisions and provisions requiring tenants to pay pro rata share of operating expenses. The leases typically include renewal options and all are classified and accounted for as operating leases.

      At December 31, 2002, future minimum rentals to be received during the next five years under existing non-cancelable leases, excluding tenants current pro rata share of operating expenses, are as follows ($ in thousands):

2003	$6,277
2004	6,218
2005	6,017
2006	5,633
2007	5,616
Thereafter	58,116

Total	$87,877

12. Segment Reporting

      The Company is engaged in two operating segments; the ownership and rental of specialty medical facilities (Rental Operations), and the providing of various real estate services such as third party facility planning, project management, medical equipment planning and implementation services and related activities (“Service Operations”). The Company’s Service Operations are conducted through its taxable REIT subsidiary, HADC. The Company’s reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise.

WINDROSE MEDICAL PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Non segment assets to reconcile to total assets consist of corporate assets including cash, deferred financing costs and other assets.

      The Company assesses and measures segment operating results based on industry performance measures referred to as Funds From Operations (“FFO”). The National Association of Real Estate Investment Trusts defines FFO as net income or loss, excluding gains or losses from sales of depreciated operating property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. FFO is not a measure of operating results or cash flows from operating activities as measured by generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity. Interest expense and other non-property specific revenues and expenses are not allocated to individual segments in determining the Company’s performance measure.

      The revenues and FFO for each of the reportable segments for the three-years ended December 31, 2002 and the assets for each of the reportable segments as of December 31, 2002 and December 31, 2001, are summarized as follows:

	Years Ended December 31

	2002	2001	2000
	(Combined)	(Predecessor)	(Predecessor)

REVENUES
Rental Operations	$2,274,130	—	—
Service Operations	$11,704,475	4,568,284	4,458,305

Consolidated Revenue	$13,978,605	4,568,284	4,458,305

WINDROSE MEDICAL PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	January 1, 2002	August 16, 2002		Years Ended
	Through	Through		December 31,
	August 15, 2002	December 31, 2002	2002	2001	2000
	(Predecessor)	(Company)	(Combined)	(Predecessor)	(Predecessor)

FUNDS FROM OPERATIONS
Rental Operations	$—	$1,986,416	$1,986,416	$—	$—
Service Operations (HADC)	603,642	23,604	627,246	2,785,403	2,599,906

Total Segment FFO	603,642	2,010,020	2,613,662	2,785,403	2,599,906
Non Segment FFO:
Interest	(22,169)	(27,091)	(49,260)	(22,115)	(29,660)
General and administrative expense	(1,692,670)	(1,423,098)	(3,115,768)	(2,475,510)	(2,451,795)
Other expenses	(30,404)	(49,635)	(80,039)	(18,148)	(30,514)
Interest Rate Swap	—	(231,818)	(231,818)	—	—
Income Tax (Expense) Benefit	126,000	255,141	381,141	(321,000)	(41,000)
Minority interest in Net Income	—	(9,003)	(9,003)	—	—

Consolidated FFO	(1,015,601)	524,516	(491,085)	(51,370)	46,937
Depreciation and amortization:	—	(481,256)	(481,256)	—	—

Net Income (Loss) Available for Common Shareholders	$(1,015,601)	$43,260	(972,341)	(51,370)	46,937

	December 31,	December 31,
	2002	2001

		(Predecessor)
ASSETS
Rental Operations	$64,486,193	$—
Service Operations	2,229,152	1,397,521

Total Segment Assets	66,715,345	1,397,521
Non-Segment Assets	8,549,542	137,748

Consolidated Assets	$75,264,887	$1,535,269

13. Commitments and Contingencies

      The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect the Company’s consolidated financial statements or results of operations.

WINDROSE MEDICAL PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14. Subsequent Events

Medical Properties of America Acquisition

      The Company entered into an agreement to acquire the real estate assets of Medical Properties of America and its affiliates (“MPA”) pursuant to an Agreement and Plan of Purchase dated as of January 31, 2003 and amended February 17, 2003, by and among the Company and MPA. MPA is a privately held real estate investment company headquartered in Nashville, TN that acquires, owns, and manages strategically located healthcare real estate. Included in the portfolio of properties to be acquired are twelve multi-tenant medical office buildings located in Florida, Georgia, Tennessee and Texas. Subject to change upon closing, the amended purchase price of this asset acquisition is $67,630,000. The portfolio will be purchased by a combination of assumed debt of approximately $38 million and cash of $30 million, allowing the Company to complete the transaction without changes to its capital structure.

SCHEDULE III

WINDROSE MEDICAL PROPERTIES TRUST

REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2002

							Gross Book Value
							12/31/02
						Cost
				Initial Cost		Capitalized	Land/
	Geographical					Subsequent to	Land			Accumulated
Development	Location	Building Type	Encumbrance	Land	Buildings	Acquisition(1)	Imp	Bldgs/TI	Total	Depreciation

	(In Thousands)
Urology Center of the South (1325 Wolf Park Drive)	Germantown, TN	Medical Office/Ambulatory Surgery Center	(1)	2,640	7,625	—	2,640	7,625	10,265	66
2300-2316 Charleston Sierra	Las Vegas, NV	Medical Office	(1)	1,834	11,110	—	1,834	11,110	12,944	102
4475 S. Eastern Sierra	Las Vegas, NV	Medical Office	(1)	1,747	12,147	—	1,747	12,147	13,894	112
888 S. Rancho Sierra	Las Vegas, NV	Medical Office	(1)	343	10,207	—	343	10,207	10,550	94
Partell Medical Center (2870 S. Maryland Pkwy)	Las Vegas, NV	Medical Office	4,989	1,332	6,318	—	1,333	6,318	7,651	22
Park Medical Center (10512 Park Road)	Charlotte, NC	Medical Office	3,897	559	5,223	—	559	5,223	5,782	11

Totals			$8,886	$8,456	$52,630		$8,456	$52,630	$61,086	$407

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year	Year	Depreciable
Development	Constructed	Acquired	Life

	(In Thousands)
Urology Center of the South (1325 Wolf Park Drive)	2002	2002	40
2300-2316 Charleston Sierra	1985/ 1982	2002	40
4475 S. Eastern Sierra	1998	2002	40
888 S. Rancho Sierra	1982	2002	40
Partell Medical Center (2870 S. Maryland Pkwy)	1991	2002	40
Park Medical Center (10512 Park Road)	1988	2002	40
Totals

(1)	On September 30, 2002, the Company entered into a $25 million secured credit facility with Huntington National Bank based in Columbus, Ohio which will be available for working capital and acquisition purposes. This two-year facility is secured by first mortgages on the Company’s four outpatient treatment centers in Las Vegas, Nevada, as well as the Urology Center of the South in Memphis, Tennessee.

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2003 (UNAUDITED) AND DECEMBER 31, 2002

	September 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
REAL ESTATE INVESTMENTS:
Land	$15,895,136	$8,455,937
Buildings	118,311,423	52,630,420
Lease Intangibles	9,087,135	2,959,623

	143,293,694	64,045,980
Accumulated Depreciation	(2,028,981)	(407,018)
Accumulated Lease Intangible Amortization	(716,626)	(74,238)

NET REAL ESTATE INVESTMENTS	140,548,087	63,564,724
Cash and Cash Equivalents	1,367,922	8,237,588
Receivables on Construction and Consulting Contracts	439,503	730,900
Receivables from Tenants	546,436	133,995
Straight-line Rent Receivable	1,019,318	294,026
Revenue Earned in Excess of Billings	3,417	1,268,785
Deferred Financing Fees, Net of Accumulated Amortization of $128,160 and $27,783	563,432	282,060
Escrow Deposits & Other Assets	4,025,783	752,809

TOTAL ASSETS	$148,513,898	$75,264,887

LIABILITIES AND SHAREHOLDERS’ EQUITY
Secured Debt	84,343,545	9,664,113
Billings in Excess of Revenues Earned	164,843	404,268
Accounts Payable and Accrued Expenses	2,210,010	1,039,314
Consulting and Construction Payables	122,903	1,357,243
Dividends Payable to Shareholders	—	739,923
Tenant Security Deposits and Prepaid rent	622,616	175,281
Accumulated Loss on Interest Rate Swap	645,323	680,125

TOTAL LIABILITIES	88,109,240	14,060,267
Minority Interest	3,716,350	3,827,456
SHAREHOLDERS’ EQUITY
Common Stock ($.01 par value); 100,000,000 Shares Authorized, 5,691,710 Issued and Outstanding	56,917	56,917
Additional Paid In Capital	58,009,994	58,016,910
Distributions in Excess of Net Income	(1,378,603)	(696,663)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	56,688,308	57,377,164

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$148,513,898	$75,264,887

See accompanying Notes to Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
(Unaudited)

	Nine Months Ended		August 16, 2002	January 1, 2002
	September 30		Through	Through
			September 30,	August 15,
	2003	2002	2002	2002
	(Company)	(Combined)	(Company)	(Predecessor)

RENTAL OPERATIONS:
Revenues
Rental Revenues	$8,552,952	$599,644	$599,644	$—
Recoveries from tenants	820,896	25,848	25,848	—

Total revenues	9,373,848	625,492	625,492	—
Operating expenses:
Property taxes	423,846	6,953	6,953	—
Property operating expenses	1,231,167	15,047	15,047	—
Depreciation and amortization	2,224,774	120,774	120,774	—

Total operating expenses	3,879,787	142,774	142,774	—

Income from rental operations	5,494,061	482,718	482,718	—

SERVICE OPERATIONS (HADC):
Revenues:
Development and project management fees	3,211,922	6,466,811	2,321,343	4,145,468
Expenses:
Cost of sales and project costs	2,782,922	5,546,552	2,004,726	3,541,826
General and administrative expenses	1,042,989	1,289,313	363,746	925,567

Total income (loss) from service operations	(613,989)	(369,054)	(47,129)	(321,925)

GENERAL AND ADMINISTRATIVE EXPENSES:
Corporate and rental operations	2,084,951	1,104,974	310,917	794,057

Operating income (loss)	2,795,121	(991,310)	124,672	(1,115,982)
OTHER INCOME (EXPENSE):
Interest income (expense), net	(2,087,223)	(22,875)	(706)	(22,169)
Gain (loss) on interest rate swap	34,802	(207,310)	(207,310)	—
Other Income (expense)	—	(34,445)	(30,995)	(3,450)

Total other income (expense)	(2,052,421)	(264,630)	(239,011)	(25,619)
Income (loss) before income taxes	742,700	(1,255,940)	(114,339)	(1,141,601)
Income tax (expense) benefit	109,069	143,000	17,000	126,000

Income (loss) before minority interest	851,769	(1,112,940)	(97,339)	(1,015,601)
Minority interest in income (loss) of common unit holders and other subsidiaries	(53,863)	4,555	4,555	—

Net income (loss) available for common shareholders	$797,906	$(1,108,385)	$(92,784)	$(1,015,601)

Net income (loss) per common share:
Basic and diluted	$0.14		$(0.02)
Weighted average number of common shares outstanding	5,691,710		5,691,710
Weighted average number of common and dilutive potential common shares	6,052,907		6,054,031

See accompanying Notes to Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
(UNAUDITED)

	Nine Months Ended

	September 30, 2003	September 30, 2002

CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS)	$797,906	$(1,108,385)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Depreciation and amortization	2,224,774	120,774
Rental income associated with above/below market leases	42,438	—
Deferred income taxes	(109,069)	(145,839)
Gain (loss) on interest rate swap	(34,802)	207,310
Amortization of deferred financing fees	100,377	—
Amortization of fair value of debt adjustment	(277,995)	—
Minority interest in earnings	53,863	(4,555)
Increase (decrease) in cash due to changes in:
Construction payables, net	(942,943)	364,042
Straight-line rent receivable	(725,292)	(99,014)
Receivables from tenants	(487,600)	—
Revenue earned in excess of billings	1,265,368	32,208
Due from affiliate	—	105,000
Billings in excess of revenues earned	(239,425)	(117,613)
Accounts payable and accrued expenses	676,065	369,175
Other accrued revenues and expenses	(1,043,681)	(209,008)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,299,984	(485,905)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(340,944)	(65,734)
Deposits on potential acquisitions	(220,296)	—
Acquisition of real estate investments	(36,970,731)	(47,357,158)
Other deferred leasing costs	(13,470)	—
Other deferred costs and other assets	(99,545)	—
Acquisition of Minority Interest	(26,700)	—

NET CASH USED IN INVESTING ACTIVITIES	(37,671,686)	(47,422,892)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Indebtedness	(3,291,239)	(498,133)
Draws on line of credit, net	22,693,924	1,500,000
Net Payments on Notes Payable to Owners	—	(188,660)
Proceeds from mortgage debt	13,000,000	—
Cash distributions to shareholders	(2,219,769)	—
Cash distributions to minority interest	(140,981)	—
Distributions to owners	—	(86,503)
Deferred Financing Costs	(539,899)	(110,000)
Offering Costs Paid	—	(972,946)
Proceeds from issuance of Common Shares, net underwriting discount	—	62,836,346

NET CASH PROVIDED BY FINANCING ACTIVITIES	29,502,036	62,480,104

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,869,666)	14,571,307
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	8,237,588	115,290

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,367,922	$14,686,597

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	1,852,476	58,179

Income taxes paid	—	9,228

Net liabilities (including secured debt) assumed in acquisition of real estate investments	43,471,708	—

Offering costs included in accounts payable	—	730,006

Issuance of partnership units for real estate investments	—	1,684,000

See accompanying Notes to Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
(Unaudited)

	Common Stock		Additional	Distributions	Total
			Paid-In	in Excess of	Shareholders’
	Shares	Amount	Capital	Net Income	Equity

BALANCES AT DECEMBER 31, 2002	5,691,710	$56,917	$58,016,910	$(696,663)	$57,377,164
Net Income	—	—	—	797,906	797,906
Reallocation of Minority Interest	—	—	(6,916)	—	(6,916)
Dividends Distributed	—	—	—	(1,479,846)	(1,479,846)

BALANCES AT SEPTEMBER 30, 2003	5,691,710	$56,917	$58,009,994	$(1,378,603)	$56,688,308

See accompanying Notes to Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Financial Statements

      The interim condensed consolidated financial statements included herein have been prepared by Windrose Medical Properties Trust (the “Company”) without audit except for the balance sheet as of December 31, 2002. The statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

2.	Organization and Initial Public Offering

      The Company was organized in the state of Maryland in March, 2002 as a real estate investment trust. The Company is taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code. The Company was formed to invest in specialty medical properties and to capitalize on the experience and expertise of its management team in selectively acquiring, planning, developing and managing medical facilities. On August 15, 2002, the Company’s Registration Statement on Form S-11 was declared effective. The Company had no operations prior to August 16, 2002.

      The Company received net proceeds of $61.1 million after underwriters’ discounts and expenses from its August, 2002 initial public offering of 5,691,710 common shares at a price of $12 per share (the “Initial Offering”). The Company contributed all of the net proceeds of the Initial Offering to Windrose Medical Properties, L.P. (the “Operating Partnership”) for the sole general partnership interest of approximately 94.0%. The Operating Partnership utilized approximately $47.4 million of the proceeds from the Initial Offering and the issuance of limited partnership interests to complete the purchases of four outpatient treatment centers in Las Vegas, Nevada on August 23, 2002, and the Urology Center of the South near Memphis, Tennessee on August 22, 2002. On November 8, 2002, the Company purchased Partell Medical Center (“Partell”) in Las Vegas, Nevada for $7.2 million, including $5 million of assumed debt. The Company acquired Park Medical Center (“Park”) in Charlotte, North Carolina on December 1, 2002, for $5.65 million, including $3.89 million of assumed debt. On May 16, 2003, the Company acquired 9 medical properties, including 2 properties with multiple-buildings (a total of 12 buildings) (the “MPA Properties”) from Medical Properties of America for $68.1 million, including approximately $38 million of assumed debt from multiple lenders. The Company paid the $30 million balance of the purchase price with a combination of available cash and borrowings under a $25 million secured credit facility. On August 12, 2003, the Company purchased a medical building on the Rush Copley Medical Center campus (“Rush Copley”) for $6.5 million by placing a $4 million debt facility that is secured by a first mortgage on the property with the balance of the purchase coming from a draw on the line of credit facility.

      The Company also conducts service operations through Hospital Affiliates Development Corporation (“HADC”), a wholly-owned taxable REIT subsidiary of the Operating Partnership. The net assets and operations of the service operations acquired in connection with the Initial Offering were designated as the predecessor (“the Predecessor”) for accounting purposes. The Company maintained carry-over basis for the accounting of the purchase of these assets. Accordingly, all periods prior to August 16, 2002 include only the operations of the Predecessor.

3.	Net Income Per Common Share

      Basic net income per common share is computed by dividing net income available for common shares by the weighted average number of common shares outstanding for the period. Diluted net income per

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

share is computed by dividing the sum of net income available for common shares and minority interest in income of common unit holders, by the sum of the weighted average number of common shares and units outstanding and dilutive potential common shares for the period.

      There was no adjustment to either the weighted average shares outstanding or the reported amounts of income for the effects of outstanding stock options and warrants in computing diluted earnings per share because the unexercised stock options and warrants were anti-dilutive.

      The 359,833 outstanding limited partners’ units in the Operating Partnership as of September 30, 2003 included in the diluted earnings per share calculation have no effect on the earnings per share amounts since the minority interests’ share of income would also be added back to net income.

4.	Stock Based Compensation

      The Company applies the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock option plan. Accordingly, no compensation expense is reflected in net income as all options granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. If compensation cost for the Company’s fixed stock option plan had been determined consistent with SFAS Statement No. 123, the Company’s net income and net income per share for the three months and nine months ended September 30, 2003 and the period August 16, 2002 through September 30, 2002 would have been reduced to the pro forma amounts indicated below:

	For the Three Months	For the Nine Months	August 16, 2002
	Ended	Ended	Through
	September 30, 2003	September 30, 2003	September 30, 2002

Net income as reported	554,914	797,906	(92,794)
Deduct: Total stock based compensation expense determined under fair value method for all awards	(95,559)	(175,567)	(54,677)
Pro forma net income	459,355	622,339	(147,471)
Basic and diluted net income per share
As reported	.10	.14	(.02)
Pro forma	.08	.11	(.03)

5.	Real Estate Investments

      The Company allocates the purchase price of properties to net tangible and identified intangible assets acquired based on their fair value.

      Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the non-cancelable term of the lease. The capitalized above-market and below-market lease values (presented in the accompanying balance sheet as lease intangibles) are amortized to rental income over the remaining non-cancelable terms of the respective leases.

      The aggregate value of other intangible assets required is measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. The company utilizes independent appraisals or management’s estimates to determine the respective property values. Management’s estimates of value are made using methods similar to those

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

used by independent appraisers. Factors considered by management in their analysis include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from one to forty-one months. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

      The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

6.	Derivative Instruments

      The Company has one interest rate swap contract that does not meet the criteria of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) to qualify for hedge accounting. SFAS 133 requires that unrealized gains and losses on derivatives not qualifying as hedge accounting be recognized currently in earnings. The interest rate swap was acquired in connection with the acquisition of the Urology Center of the South and the debt related to the swap was retired at the time of the acquisition. The assumed accumulated loss on the interest rate swap on the acquisition date was $448,307 and during the period from July 1, 2003 through September 30, 2003, the Company recognized a gain of $127,356 from this interest rate swap contract.

7.	Related Parties and Other Transactions

      In the normal course of business and, in management’s opinion, at terms comparable to those available from unrelated third parties, the Company has engaged in transactions with certain affiliates from time to time.

      The Company pays an overhead sharing fee to a company in which certain executive officers of the Company have an ownership interest. This fee of $17,500 per month is to cover fixed overhead costs such as rent, certain office support staff services, and other fixed expenses. The Company reimburses other direct expenses as incurred.

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Leasing

      The following table displays the Company’s portfolio of in-service leases, which contain escalation provisions and provisions requiring tenants to pay pro rata share of operating expenses. The leases typically include renewal options and all are classified and accounted for as operating leases.

      At September 30, 2003, future minimum rentals to be received during the next five years (and thereafter) under existing non-cancelable leases, excluding tenants’ current pro rata share of operating expenses, are as follows:

10/1/2003-12/31/2003	$3,775,446
2004	13,670,057
2005	11,100,251
2006	9,417,534
2007	8,767,867
2008	8,323,421
Thereafter	62,503,695

9.	Concentration of Credit Risk

      Five of the Company’s seventeen properties are located in Las Vegas, Nevada. As a result, localized adverse events or conditions, such as economic recession or overbuilding in the local real estate market, could have a significant adverse effect on the operations of these properties, and ultimately on the amounts available for distribution to shareholders.

      Sierra Health Services, Inc. is the lease guarantor for four of the Company’s seventeen properties. These four properties have a net cost basis of approximately $38.1 million at September 30, 2003 and the leases generate approximately $4.1 million of yearly revenue. Established in 1984, Sierra is a publicly held holding company based in Las Vegas, Nevada, with operations primarily in managed care, health insurance and workers’ compensation insurance.

10.	Long Term Debt

      On September 30, 2002, the Company entered into a $25 million secured credit facility with Huntington National Bank based in Columbus, Ohio which is available for working capital and acquisition purposes. This two-year facility was originally secured by first mortgages on the Company’s four outpatient treatment centers in Las Vegas, Nevada, as well as the Urology Center of the South in Memphis, Tennessee. During May 2003, the Las Vegas, Nevada property at 4475 S. Eastern was withdrawn from the equity pool. The credit facility bears interest at variable rates of LIBOR plus 1.75-2.00% depending on the Company’s leverage ratio. This line of credit contains covenants that require, among other things, the maintenance of certain financial ratios. At September 30, 2003, the amount outstanding on the line of credit was $22,693,924.

      On August 12, 2003, the Company took out a $4 million variable rate loan on the Rush Copley property in Aurora, Illinois. The mortgage has a variable interest rate of LIBOR + 1.6%, monthly payments are interest-only, and the maturity date of August 12, 2006. The outstanding balance of this mortgage at September 30, 2003 was $4,000,000.

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a summary of the outstanding mortgage debt, excluding the line of credit, as of September 30, 2003:

Fixed rate secured debt, including unamortized balance of debt premium, payments of $35,726, including interest 7.62%, maturity date of September 30, 2011 (Partell)	$5,402,246
Fixed rate secured debt, including unamortized balance of premium, monthly payments of $26,666 including interest 7.97%, maturity date of February 28, 2010 (Park)	4,130,883
Fixed rate secured debt, including unamortized balance of debt premium, payments of $114,461 including interest 8.24%, maturity date of July 1, 2010 (Mt. Vernon)	16,782,515
Fixed rate secured debt, including unamortized balance of premium, monthly payments of $51,143, including interest 7.52%, maturity date of February 1, 2011 (Stone Oak)	7,802,318
Fixed rate secured debt, including unamortized balance of premium, monthly payments of $23,074, including interest 7.50%, maturity date of March 1, 2011 (Tomball)	3,532,145
Fixed rate secured debt, including unamortized balance of premium, monthly payments of $19,009, including interest 7.57%, maturity date of February 1, 2011 (Pearland)	2,892,245
Fixed rate secured debt, including unamortized balance of premium, monthly payments of $10,447, including interest 8.88%, maturity date of August 1, 2009 (Winn Way)	1,462,685
Fixed rate secured debt, including unamortized balance of premium, monthly payments of $46,429, including interest 8.39%, maturity date of December 1, 2009 (Gateway)	6,677,071
Variable rate secured debt, monthly payments are interest based on interest of LIBOR + 1.6%, Maturity date of August 2006 (Rush-Copley)	4,000,000
Fixed rate secured debt, monthly payments of $48,314, including interest 5.00%, maturity date of April 1, 2008 (4475 Sierra)	8,967,513

Total	61,649,621

      Included in the amounts shown as outstanding, are debt premiums added to the principal amounts outstanding and amortized over the life of the loans. The current unamortized total of debt premium on all loans as of September 30, 2003 is $4,772,587. The total unpaid principal as of September 30, 2003 (excluding the line of credit) is $56,877,034.

      The fair value assigned to the fixed-rate debt at the acquisition date of Partell based on an estimated market interest rate of 6.1% was $5,476,302, and the resultant debt premium of $482,832 is being amortized to interest expense over the remaining term of the debt. At September 30, 2003 the unamortized balance of the debt premium was $453,090.

      The fair value assigned to the fixed-rate debt at the acquisition date of Park based on an estimated market interest rate of 6.5% was $4,200,166, and the resultant debt premium of $302,987 is being amortized to interest expense over the remaining term of the debt. At September 30, 2003 the unamortized balance of the debt premium was $262,342.

      The fair value assigned to the fixed-rate debt at the acquisition date of the MPA properties based on an estimated market interest rate of 6.0% was $42,454,087, and the resultant debt premium of $4,264,288 is being amortized to interest expense over the remaining term of the debt. At September 30, 2003 the unamortized balance of the debt premium was $4,057,155.

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On August 7, 2003, the Company paid off the principal balance of the variable rate debt for the 310 25th Avenue property in the amount of $3,065,165 funded from a draw on the line of credit.

      At September 30, 2003, scheduled amortization and maturities of indebtedness for the next five years and thereafter follows:

10/1/2003-12/31/2003	297,870
2004	23,926,439
2005	1,283,562
2006	5,330,344
2007	1,380,801
2008	9,606,922
Thereafter	42,517,607

11.     Segment Reporting

      The Company is engaged in two operating segments; the ownership and rental of specialty medical facilities (Rental Operations), and the providing of various real estate services such as third party facility planning, project management, medical equipment planning and implementation services and related activities (“Service Operations”). The Company’s reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise.

      Non-segment assets to reconcile to total assets consist of corporate assets, including, cash, deferred financing costs and other assets.

      The Company assesses and measures segment operating results based on industry performance measures referred to as Funds From Operations (“FFO”). The National Association of Real Estate Investment Trusts defines FFO as net income or loss, excluding gains or losses from sales of depreciated operating property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. FFO is not a measure of operating results or cash flows from operating activities as measured by generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity. The revenues and FFO for each of the reportable segments for the three months ended September 30, 2003 and September 30, 2002, and the assets for each of the reportable segments as of September 30, 2003 and December 31, 2002, are summarized as follows:

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

REVENUES
Rental Operations
Rental Income	$4,368,071	$625,492	$9,373,850	$625,492
Service Operations:
Development and Project Management Fees	387,176	4,358,794	3,211,922	6,466,811

Consolidated Revenue	$4,755,247	$4,984,286	$12,585,772	$7,092,303

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

FUNDS FROM OPERATION
Rental Operations	3,462,013	603,492	7,718,835	603,492
Service Operations	(67,746)	(712,302)	(613,989)	(369,054)

Total Segment FFO	3,394,267	(108,810)	7,104,846	234,438
Non Segment FFO:
Interest Income (Expense), net	(1,167,895)	(9,365)	(2,087,223)	(22,875)
General and Administrative Expenses	(688,155)	(468,708)	(2,084,951)	(1,104,974)
Other Expenses	—	(86,045)	—	(34,445)
Interest Rate Swap	127,356	(207,310)	34,802	(207,310)
Income Tax Benefit	—	219,000	109,069	143,000
Minority Interest in Net Income	(36,406)	4,555	(53,863)	4,555
Minority Interest Share of Depreciation and Amortization	(63,420)	(7,094)	(131,277)	(7,094)

Consolidated FFO	1,565,747	(663,777)	2,891,403	(994,705)
Depreciation and Amortization	(1,074,253)	(120,774)	(2,224,774)	(120,774)
Minority Interest Share of Depreciation and Amortization	63,420	7,094	131,277	7,094

Net Income Available for Common Shareholders	554,914	(777,457)	797,906	(1,108,385)

	September 30, 2003	December 31, 2002

Assets
Rental Operations	144,864,407	64,486,193
Service Operations	908,989	2,229,152
Total Segment Assets	145,773,396	66,715,345
Non-Segment Assets	2,740,502	8,549,542

Consolidated Assets	148,513,898	75,264,887

12.     Other Matters

      Reclassifications: Certain 2002 balances have been reclassified to conform to 2003 presentation.

13.     Subsequent Events

      On October 1, 2003 the Company entered into a $4 million variable rate line of credit with Union Planters Bank, secured by the first mortgage on the 310 25th Avenue medical office building located in Nashville, Tennessee. The mortgage has a variable interest rate of prime and a maturity date of October 1, 2004.

      On October 15, 2003 the Company entered into a $10 million secured mezzanine credit facility with Huntington National Bank. The mezzanine facility is secured by the guarantee of the Company and by a pledge of its interest in the single purpose entity owning an individual property. The Company intends to draw down on this facility for self-developed construction projects and acquisitions. The line is available for draws over a 24-month period with each draw having a two-year term. The interest on the facility ranges from 10-11% per annum.

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Windrose Medical Properties Trust

      We have audited the accompanying statement of revenues over certain operating expenses of the properties acquired (the “MPA Properties”) by Windrose Medical Properties L.P. with Windrose Medical Properties Trust from Medical Properties of America LLC for the year ended December 31, 2002. This statement is the responsibility of Windrose Medical Properties Trust management. Our responsibility is to express an opinion on this statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of MPA Properties revenues and expenses.

      In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses of MPA Properties (as described in Note 2) for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

May 23, 2003

Nashville, Tennessee

MPA Properties

STATEMENT OF REVENUES OVER CERTAIN OPERATING EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2002

Revenues:
Base rent	$8,006,995
Tenant reimbursements	1,441,010

Total revenues	9,448,005
Property operating expenses	2,403,260
General and administrative expenses	551,530

Revenues over certain operating expenses	$6,493,215

See accompanying notes.

MPA PROPERTIES

NOTES TO STATEMENT OF REVENUES OVER CERTAIN OPERATING EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2002

1.     Description of Real Estate Property Acquired

      On May 16, 2003, Windrose Medical Properties, L.P., a Virginia limited partnership (“Windrose”) with Windrose Medical Properties Trust, a Maryland REIT, as its sole general partner, acquired certain properties (the “MPA Properties”) from Medical Properties of America LLC (“MPA”). The purchase included all MPA properties except for HealthSouth Diagnostic Center of Norfolk. The purchase price for the properties was approximately $68 million, consisting of approximately $30 million in cash and the assumption of approximately $38 million of MPA’s debt. As part of the closing transaction on May 16, 2003, MPA agreed to temporarily retain approximately $3.0 million of the debt that had been collateralized by MPA’s Nashville headquarters building. Windrose expects to close the remaining portion of the transaction related to the retained debt in the future.

2.     Basis of Accounting

      MPA Properties is not a legal entity, but rather certain real estate properties acquired by Windrose on May 16, 2003. The accompanying statement of revenues over certain operating expenses of MPA Properties is presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statement excludes certain historical expenses that are not comparable to the proposed future operations of the properties such as certain ancillary income, amortization, depreciation, interest, management fees and corporate expenses. Therefore, this statement is not comparable to the statement of operations of MPA Properties after its acquisition by Windrose.

3.     Significant Accounting Policies

Rental Revenues

      Rental income related to noncancelable operating leases is recognized as earned over the life of the lease agreements. Certain leases contain specified lease rate increases over the term of the lease. Rental income under those leases are recognized on a straight-line basis.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.     Description of Leasing Arrangements

      The properties are generally leased pursuant to noncancelable, fixed-term operating leases with expiration dates through 2011.

      Some leases and financial arrangements provide for fixed rent renewal terms of five years, or multiples thereof, in addition to market rent renewal terms. Some leases generally require the lessee to pay minimum rent, additional rent based upon increases in the Consumer Price Index or other agreed upon increases (as defined in the lease agreements), and all taxes (including property tax), insurance, maintenance and other operating costs associated with the leased property.

      MPA Properties includes a lease for office space to an entity owned by the former Chief Executive Officer of Medical Properties of America LLC. The lease is based on commercially reasonable terms and the terms are consistent with the terms of non-related parties. The lease terms were not modified as a

MPA PROPERTIES

NOTES TO STATEMENT OF REVENUES OVER CERTAIN OPERATING EXPENSES — (Continued)

result of the acquisition by Windrose. Total lease revenue related to this tenant was approximately $92,000 for the year ended December 31, 2002.

5.     Future Minimum Rental Commitments

      Future minimum lease receipts for the years ended December 31 are as follows:

2003	$7,741,770
2004	6,606,741
2005	4,438,862
2006	3,258,136
2007	2,497,017
Thereafter	7,917,606

$32,460,132

INDEPENDENT AUDITORS’ REPORT

The Board of Trustees

Windrose Medical Properties Trust:

      We have audited the accompanying combined statement of revenues in excess of certain expenses (the Combined Statement) of the Acquisition Properties described in note 1 for the year ended December 31, 2002. This Combined Statement is the responsibility of management. Our responsibility is to express an opinion on this Combined Statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Combined Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying Combined Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in Form S-11 as described in Note 2. This presentation is not intended to be a complete presentation of the combined revenues and expenses of the Acquisition Properties.

      In our opinion, the Combined Statement referred to above presents fairly, in all material respects, the combined revenues in excess of certain expenses, as described in Note 2 of the Acquisition Properties for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Indianapolis, Indiana
November 14, 2003

WINDROSE MEDICAL PROPERTIES TRUST

ACQUISITION PROPERTIES

COMBINED STATEMENTS OF REVENUES IN EXCESS OF CERTAIN EXPENSES

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED)
AND FOR THE YEAR ENDED DECEMBER 31, 2002

	For the nine	For the year
	months ended	ended
	September 30,	December 31,
	2003	2002

	(unaudited)
Revenues:
Rental income, including recoveries from tenants	$6,308,702	8,360,261
Certain expenses:
Property taxes	601,119	785,969
Property operating	1,175,870	1,675,340

	1,776,989	2,461,309

Revenues in excess of certain expenses	$4,531,714	5,898,952

See accompanying notes to the combined statements of revenues in excess of certain expenses.

WINDROSE MEDICAL PROPERTIES TRUST

ACQUISITION PROPERTIES

NOTES TO COMBINED STATEMENTS OF REVENUES IN EXCESS OF CERTAIN EXPENSES

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED)
AND FOR THE YEAR ENDED DECEMBER 31, 2002

(1)	Operating Properties

      The Combined Statements of Revenues in Excess of Certain Expenses (the Combined Statements) for the year ended December 31, 2002 and the nine months ended September 30, 2003 relates to the operations of the following properties (“Acquisition Properties”):

Property	Metropolitan Area

Methodist Medical Office Building	Sacramento, CA
Coral Springs Surgical Center	Coral Springs, FL
Elm Street Professional Plaza	Reno, NV
Cooper Voorhees Medical Mall	Voorhees, NJ
Trinity West Medical Plaza	Lewisville, TX

(2)	Basis of Presentation

      The accompanying Combined Statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and accordingly, is not representative of the actual results of operations of the Acquisition Properties for the year ended December 31, 2002 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Acquisition Properties:

•	Depreciation and amortization

•	Interest expense

•	Other costs not directly related to the proposed future operations of the Properties

      The Acquisition Properties have total secured debt outstanding as of December 31, 2002 of approximately $38.5 million. While this debt will be assumed in connection with the acquisition of the Acquisition Properties, interest expense related to these secured borrowings has been excluded from the Combined Statements as historical interest expense will not be comparable to future operations due to fair value adjustments that will be made to the debt assumed at the date of acquisition. The various pieces of fixed-rate debt assumed bear interest at fixed rates ranging from 6.74% to 7.15%.

(3)	Summary of Significant Accounting Policies

(a) Revenue Recognition

      Rental income from leases with scheduled rental increase during their terms is recognized for financial reporting purposes on a straight-line basis.

      Rental income for leases that provide for annual rent increases based upon a Consumer Price Index (CPI) factor, is recognized as earned based on the terms of the individual leases.

(b) Use of Estimates

      Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting period to prepare the statement of

WINDROSE MEDICAL PROPERTIES TRUST

ACQUISITION PROPERTIES — (Continued)

revenues in excess of certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Unaudited Interim Combined Statement

      The Combined Statement of Revenues in Excess of Certain Expenses for the nine months ended September 30, 2003 is unaudited. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Combined Statement for the interim period have been included. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year for the Acquisition Properties.

(4)	Rental Income

      Space is leased to tenants under various operating leases with terms ranging from two months to twelve years. The leases generally provide for minimum rent and reimbursement of real estate taxes, common area maintenance and certain other operating expenses.

      Future minimum rentals to be received under noncancelable operating leases in effect at December 31, 2002 are as follows:

2003	$6,962,303
2004	7,358,566
2005	7,377,722
2006	6,742,018
2007	5,141,524

$33,582,133

(5)	Property Management Fees

      Property management expense has been included in the Combined Statements as the existing property management arrangements on the Acquisition Properties will continue after completion of the acquisitions. The property management arrangements call for contractual monthly payments for each property ranging from $1,761 to $3,500 per month or 5% of cash receipts.

(6)	Ground Leases

      The Methodist Medical Office Building has a ground lease with a term of 99 years that commenced on November 2, 2001. A one-time ground lease payment of $100 was made on the commencement date of the lease. No future lease payments are required.

      The Trinity West Medical Plaza has a ground lease with a term of 50 years that commenced on July 1, 1995 with two renewal options of 25 years each. The base annual rent is adjusted every five years. Annual rent through July 2005 is $16,500 per year at which time the rent is adjusted to no more than 120% of the annual rent in effect or $19,800.

WINDROSE MEDICAL PROPERTIES TRUST

ACQUISITION PROPERTIES — (Continued)

(7)	Combining Information

      Following is a summary of each property to be acquired for the nine months ended September 30, 2003 (unaudited) and for the year ended December 31, 2002:

	For the nine months ended September 30, 2003 (unaudited)

				Cooper	Trinity
	Methodist	Coral Springs	Elm Street	Voorhees	West
	Medical Office	Surgical	Professional	Medical	Medical
	Building	Center	Plaza	Mall	Plaza	Total

Revenues:
Rental income, including recoveries from tenants	$755,140	700,780	1,410,888	2,694,719	747,175	6,308,702
Certain expenses:
Property taxes	57,073	81,429	84,692	320,630	57,294	601,119
Property operating	211,343	105,384	379,916	285,526	193,701	1,175,870

	268,416	186,813	464,608	606,156	250,995	1,776,989

Revenues in excess of certain expenses	$486,724	513,967	946,280	2,088,563	496,180	4,531,714

	For the year ended December 31, 2002

				Cooper	Trinity
	Methodist	Coral Springs	Elm Street	Voorhees	West
	Medical Office	Surgical	Professional	Medical	Medical
	Building	Center	Plaza	Mall	Plaza	Total

Revenues:
Rental income, including recoveries from tenants	$1,029,007	877,192	1,726,557	3,742,683	984,822	8,360,261
Certain expenses:
Property taxes	76,097	108,572	111,747	410,126	79,427	785,969
Property operating	270,378	161,104	467,425	538,139	238,294	1,675,340

	346,475	269,676	579,172	948,265	317,721	2,461,309

Revenues in excess of certain expenses	$682,532	607,516	1,147,385	2,794,418	667,101	5,898,952

4,000,000 Shares

Windrose Medical Properties Trust

Common Shares

PROSPECTUS
, 2003

Citigroup

Ferris, Baker Watts

Incorporated

Stifel, Nicolaus & Company

Incorporated

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expense payable by the Registrant in connection with the issuance and distribution of common shares being registered. All amounts except the SEC registration fee are estimates.

Amount To Be Paid

SEC registration fee	$4,835
Legal fees and expenses	$250,000
Accounting fees and expenses	$150,000
Printing and mailing fees	$125,000
Miscellaneous	$70,165

Total	$600,000

Item 32.	Sales to Special Parties.

      There are none, except to the extent that shares may be acquired pursuant to the exercise of options.

Item 33.	Recent Sales of Unregistered Securities.

      Except for the sale of 1000 shares to Fred S. Klipsch, our chairman and chief executive officer, at a price of $10.00 per share in connection with our formation, there have been no sales of unregistered securities by the registrant in the past three years. These shares were redeemed for the same price as the purchase price immediately prior to the completion of our initial public offering.

Item 34.	Indemnification of Officers and Directors.

      The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is material to the cause of action as established by a final judgment. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

      The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Trustee or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

      The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors, officers, employees and agents of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of officer’s or director’s good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

Item 35.	Treatment of Proceeds from Stock Being Registered.

      Not applicable.

Item 36.	Financial Statements and Exhibits.

      (a) Financial Statements included in the prospectus.

      (b) Exhibits

Exhibit
Number	Exhibit Title

1.01	Form of Underwriting Agreement.*****
3.01	Registrant’s Declaration of Trust.*
3.02	Registrant’s Bylaws.*
4.01	Form of Common Share Certificate.*
4.02	Form of Warrant.**
5.01	Opinion of Venable LLP.****
8.01	Opinion of Hunton & Williams LLP with respect to certain tax matters.****
10.01	Amended and Restated Agreement of Limited Partnership of Windrose Medical Properties, L.P.*
10.02	Windrose Medical Properties Trust 2002 Stock Incentive Plan.*
10.03	Overhead Sharing Agreement between Windrose Medical Properties, L.P. and Klipsch Audio, Inc.*

Exhibit
Number	Exhibit Title

10.04	Contribution Agreement dated May 23, 2002 among Windrose International, LLC, Med Properties Management Group, LLC, Hospital Affiliates Development Corporation, Med Properties Asset Group LLC, Fred S. Klipsch, O.B. McCoin, Robin Barksdale, Charles Lanham, Frederick L. Farrar, Mike Klipsch, Steve Klipsch, Windrose Medical Properties, L.P. and Windrose Medical Properties Trust.*
10.05	Promissory Note dated August 2, 1999 from Park Medical Associates General Partnership to General Electric Capital Corporation.*
10.06	Loan Agreement dated August 2, 1999 between General Electric Capital Corporation and Park Medical Associates General Partnership.*
10.07	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing from Park Medical Associates General Partnership to Charles T. Marshall (Trustee) for the benefit of General Electric Capital Corporation.*
10.08	Form of Change in Control Severance Agreement between Windrose Medical Properties, L.P. and Fred S. Klipsch.*
10.09	Form of Change in Control Severance Agreement between Windrose Medical Properties, L.P. and Frederick L. Farrar.*
10.10	Subordinated Promissory Note dated September 28, 2001 from Windrose International L.L.C. to Fred Klipsch.*
10.11	Subordinated Promissory Note dated May 11, 2002 from Windrose International, L.L.C. to Klipsch Audio, Inc.*
10.12	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Robin P. Barksdale.*
10.13	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Frederick L. Farrar.*
10.14	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Fred S. Klipsch.*
10.15	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Athena Development.*
10.16	Subordinated Promissory Note dated May 11, 2002 from Windrose International L.L.C. to Charles Lanham.*
10.17	Promissory Note payable by Alliance Design Group to Hospital Affiliates Development Corporation.*
10.18	Secured Revolving Credit Agreement, dated September 27, 2002, by and between Windrose Medical Properties, L.P. and The Huntington National Bank.*
10.19	Credit Note, dated September 27, 2002, from Windrose Medical Properties, L.P. to The Huntington National Bank.*
10.20	Purchase and Sale Agreement, dated November 19, 2003, by and between Cooper Holding, LLC and Windrose Medical Properties, L.P.***
21.01	List of Subsidiaries of the Registrant.***
23.01	Consent of KPMG LLP.*****
23.02	Consent of Ernst & Young LLP.****
23.03	Consent of Venable LLP (included in Exhibit 5.01).****
23.04	Consent of Hunton & Williams LLP (included in Exhibit 8.01).****
24.01	Power of Attorney (included on signature page of this registration statement).***

*	Previously filed as an exhibit to the Company’s Registration Statement on Form S-11, as amended, Registration No. 333-89186, and incorporated by reference herein.

**	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3, Registration No. 333-108659, and incorporated by reference herein.

***	Previously filed as an exhibit to this Registration Statement filed on November 20, 2003.

****	Previously filed as an exhibit to Amendment No. 1 to this Registration Statement filed on December 10, 2003.

*****	Filed herewith.

Item 37.	Undertakings.

      The undersigned registrant hereby undertakes as follows:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (6) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to director, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on December 15, 2003.

WINDROSE MEDICAL PROPERTIES TRUST
(Registrant)

By:	/s/ FRED S. KLIPSCH

Name: Fred S. Klipsch
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ FRED S. KLIPSCH Fred S. Klipsch		Chairman, Chief Executive Officer and Trustee (Principal Executive Officer)	December 15, 2003

/s/ C. DOUGLAS HANSON C. Douglas Hanson		Chief Financial Officer (Principal Financial and Accounting Officer)	December 15, 2003

* Bain J. Farris		Trustee	December 15, 2003

* Stephen P. Goldsmith		Trustee	December 15, 2003

* Bruce M. Jacobson		Trustee	December 15, 2003

* Charles E. Lanham		Trustee	December 15, 2003

* David L. Maraman		Trustee	December 15, 2003

* Norman Zahler		Trustee	December 15, 2003

*By:	/s/ C. DOUGLAS HANSON C. Douglas Hanson Power-of-Attorney

INDEX TO EXHIBITS

Exhibit
Number	Exhibit Title

1.01	Form of Underwriting Agreement.*****
3.01	Registrant’s Declaration of Trust.*
3.02	Registrant’s Bylaws.*
4.01	Form of Common Share Certificate.*
4.02	Form of Warrant.**
5.01	Opinion of Venable LLP.****
8.01	Opinion of Hunton & Williams LLP with respect to certain tax matters.****
10.01	Amended and Restated Agreement of Limited Partnership of Windrose Medical Properties, L.P.*
10.02	Windrose Medical Properties Trust 2002 Stock Incentive Plan.*
10.03	Overhead Sharing Agreement between Windrose Medical Properties, L.P. and Klipsch Audio, Inc.*
10.04	Contribution Agreement dated May 23, 2002 among Windrose International, LLC, Med Properties Management Group, LLC, Hospital Affiliates Development Corporation, Med Properties Asset Group LLC, Fred S. Klipsch, O.B. McCoin, Robin Barksdale, Charles Lanham, Frederick L. Farrar, Mike Klipsch, Steve Klipsch, Windrose Medical Properties, L.P. and Windrose Medical Properties Trust.*
10.05	Promissory Note dated August 2, 1999 from Park Medical Associates General Partnership to General Electric Capital Corporation.*
10.06	Loan Agreement dated August 2, 1999 between General Electric Capital Corporation and Park Medical Associates General Partnership.*
10.07	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing from Park Medical Associates General Partnership to Charles T. Marshall (Trustee) for the benefit of General Electric Capital Corporation.*
10.08	Form of Change in Control Severance Agreement between Windrose Medical Properties, L.P. and Fred S. Klipsch.*
10.09	Form of Change in Control Severance Agreement between Windrose Medical Properties, L.P. and Frederick L. Farrar.*
10.10	Subordinated Promissory Note dated September 28, 2001 from Windrose International L.L.C. to Fred Klipsch.*
10.11	Subordinated Promissory Note dated May 11, 2002 from Windrose International, L.L.C. to Klipsch Audio, Inc.*
10.12	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Robin P. Barksdale.*
10.13	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Frederick L. Farrar.*
10.14	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Fred S. Klipsch.*
10.15	Promissory Note dated May 1, 1999 from Hospital Affiliates Development Corporation to Athena Development.*
10.16	Subordinated Promissory Note dated May 11, 2002 from Windrose International L.L.C. to Charles Lanham.*
10.17	Promissory Note payable by Alliance Design Group to Hospital Affiliates Development Corporation.*
10.18	Secured Revolving Credit Agreement, dated September 27, 2002, by and between Windrose Medical Properties, L.P. and The Huntington National Bank.*
10.19	Credit Note, dated September 27, 2002, from Windrose Medical Properties, L.P. to The Huntington National Bank.*

Exhibit
Number	Exhibit Title

10.20	Purchase and Sale Agreement, dated November 19, 2003, by and between Cooper Holding, LLC and Windrose Medical Properties, L.P.***
21.01	List of Subsidiaries of the Registrant.***
23.01	Consent of KPMG LLP.*****
23.02	Consent of Ernst & Young LLP.****
23.03	Consent of Venable LLP (included in Exhibit 5.01).****
23.04	Consent of Hunton & Williams LLP (included in Exhibit 8.01).****
24.01	Power of Attorney (included on signature page of this registration statement).***

*	Previously filed as an exhibit to the Company’s Registration Statement on Form S-11, as amended, Registration No. 333-89186, and incorporated by reference herein.

**	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3, Registration No. 333-108659, and incorporated by reference herein.

***	Previously filed as an exhibit to this Registration Statement filed on November 20, 2003.

****	Previously filed as an exhibit to Amendment No. 1 to this Registration Statement filed on December 10, 2003.

*****	Filed herewith.